EXHIBIT 2.2

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

SR BANCORP, INC.,

SOMERSET SAVINGS BANK, SLA

AND

REGAL BANCORP, INC. AND

REGAL BANK

JULY 25, 2022

TABLE OF CONTENTS

ARTICLE I CERTAIN DEFINITIONS		1
1.1.	Certain Definitions	1
ARTICLE II THE MERGER		11
2.1.	Merger	11
2.2.	Effective Time	11
2.3.	Articles of Incorporation and Bylaws	12
2.4.	Directors and Officers of Surviving Corporation	12
2.5.	Additional Directors of SR Bancorp and Somerset Bank	12
2.6.	Effects of the Merger	12
2.7.	Tax Consequences	12
2.8.	Possible Alternative Structures	13
2.9.	The Conversion	13
2.10.	Additional Actions	13
ARTICLE III CONVERSION OF SHARES		14
3.1.	Conversion of Regal Bancorp Common Stock; Merger Consideration	14
3.2.	Election Procedures	14
3.3.	Procedures for Exchange of Regal Bancorp Common Stock	18
3.4.	Reservation of Shares	21
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF REGAL BANCORP AND REGAL BANK		21
4.1.	Organization	21
4.2.	Capitalization	23
4.3.	Authority; No Violation	24
4.4.	Consents	24
4.5.	Financial Statements and Regulatory Reports	25
4.6.	Taxes	26
4.7.	No Material Adverse Effect	27
4.8.	Material Contracts; Leases; Defaults	27
4.9.	Ownership of Property; Insurance Coverage	30
4.10.	Legal Proceedings	31
4.11.	Compliance With Applicable Law	31
4.12.	Employee Benefit Plans	33
4.13.	Brokers, Finders and Financial Advisors	36
4.14.	Environmental Matters	36
4.15.	Loan Portfolio and Investment Securities	37
4.16.	Related Party Transactions	39
4.17.	Schedule of Termination Benefits	39
4.18.	Deposits	40
4.19.	Antitakeover Provisions Inapplicable; Required Vote of Stockholders	40
4.20.	Registration Obligations	40
4.21.	Derivative Transactions	40
4.22.	Fairness Opinion	40
4.23.	Trust Accounts	41
4.24.	Securities Documents	41
4.25.	Intellectual Property	41

(i)

4.26.	Labor Matters	41
4.27.	Regal Bancorp Information Supplied	42
4.28.	No Other Representations or Warranties	42
ARTICLE V REPRESENTATIONS AND WARRANTIES OF SR BANCORP AND SOMERSET SAVINGS		42
5.1.	Organization	43
5.2.	Capitalization	44
5.3.	Authority; No Violation	44
5.4.	Consents	45
5.5.	Financial Statements and Regulatory Reports	46
5.6.	Taxes	47
5.7.	No Material Adverse Effect	48
5.8.	Ownership of Property; Insurance Coverage	48
5.9.	Legal Proceedings	49
5.10.	Compliance With Applicable Law	49
5.11.	Employee Benefit Plans	51
5.12.	Environmental Matters	52
5.13.	Loan Portfolio and Investment Securities	53
5.14.	Deposits	54
5.15.	Related Party Transaction	54
5.16.	Antitakeover Provisions	55
5.17.	Trust Accounts	55
5.18.	SR Bancorp Common Stock	55
5.19.	Intellectual Property	55
5.20.	Labor	55
5.21.	Somerset Bank Information Supplied	56
5.22.	No Other Representations or Warranties	56
ARTICLE VI COVENANTS OF REGAL BANCORP AND REGAL BANK		56
6.1.	Conduct of Business	56
6.2.	Current Information	60
6.3.	Access to Properties and Records	61
6.4.	Financial and Other Statements	62
6.5.	Maintenance of Insurance	62
6.6.	Disclosure Supplements	63
6.7.	Consents and Approvals of Third Parties	63
6.8.	All Reasonable Efforts	63
6.9.	Failure to Fulfill Conditions	63
6.10.	Acquisition Proposals	63
6.11.	Additional Agreements	66
6.12.	Stockholder Litigation	66
6.13.	Control	67
ARTICLE VII COVENANTS OF SR BANCORP AND SOMERSET SAVINGS		67
7.1.	Conduct of Business	67
7.2.	Current Information	67
7.3.	Regulatory Applications	68
7.4.	Disclosure Supplements	68

(ii)

7.5.	Consents and Approvals of Third Parties	68
7.6.	All Reasonable Efforts	68
7.7.	Failure to Fulfill Conditions	68
7.8.	Employee Benefits	69
7.9.	Directors and Officers Indemnification and Insurance	71
7.10.	Stock Listing	73
7.11.	Maintenance of Insurance	73
7.12.	Access to Properties and Records	73
ARTICLE VIII REGULATORY AND OTHER MATTERS		74
8.1.	Regal Bancorp Stockholders Meeting	74
8.2.	Proxy Statement-Prospectus	74
8.3.	The Conversion	76
8.4.	Regulatory Approvals	78
8.5.	Treatment of Regal Bancorp Subordinated Notes	78
ARTICLE IX CLOSING CONDITIONS		79
9.1.	Conditions to Each Party’s Obligations under this Agreement	79
9.2.	Conditions to the Obligations of SR Bancorp and Somerset Bank under this Agreement	80
9.3.	Conditions to the Obligations of Regal Bancorp and Regal Bank under this Agreement	81
ARTICLE X THE CLOSING		83
10.1.	Time and Place	83
10.2.	Deliveries at the Pre-Closing and the Closing	83
ARTICLE XI TERMINATION, AMENDMENT AND WAIVER		83
11.1.	Termination	83
11.2.	Effect of Termination	84
11.3.	Amendment, Extension and Waiver	85
ARTICLE XII MISCELLANEOUS		86
12.1.	Expenses	86
12.2.	Confidentiality	86
12.3.	Public Announcements	86
12.4.	Survival	86
12.5.	Notices	87
12.6.	Parties in Interest	88
12.7.	Complete Agreement	88
12.8.	Counterparts	88
12.9.	Severability	89
12.10.	Governing Law	89
12.11.	Interpretation	89
12.12.	Specific Performance	90
12.13.	Confidential Supervisory Information	90

Exhibit A	Form of Voting Agreement
Exhibit B	Bank Merger Agreement

(iii)

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), is dated as of July 25, 2022, by and among Somerset Savings Bank, SLA, a New Jersey-chartered mutual savings association (“Somerset Bank”), SR Bancorp, Inc., a Maryland corporation that will become the holding company for Somerset Bank upon completion of the transactions contemplated by this Agreement (“SR Bancorp”), Regal Bancorp, Inc., a New Jersey corporation (“Regal Bancorp”), and its wholly owned subsidiary, Regal Bank, a New Jersey state bank (Somerset Bank and SR Bancorp, on the one hand, and Regal Bancorp and Regal Bank, on the other hand, are hereinafter referred to individually as a “Party” and collectively as the “Parties”).

WHEREAS, the Board of Directors of each of the Parties has approved this Agreement and determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of the respective Parties; and

WHEREAS, in connection with the transactions described in this Agreement, Somerset Bank will convert from the mutual form of organization to the capital stock form of organization, and in connection with such Conversion, SR Bancorp will conduct a subscription offering of its common stock, and if necessary, a community and/or syndicated community offering; and

WHEREAS, as a condition to the willingness of Somerset Bank and SR Bancorp to enter into this Agreement, each of the directors and executive officers of Regal Bancorp have entered into a Voting Agreement, substantially in the form of Exhibit A hereto, dated as of the date hereof, with Somerset Bank (the “Voting Agreements”), pursuant to which each such director and executive officer has agreed, among other things, to vote all shares of common stock of Regal Bancorp owned by such person or entity in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in the Voting Agreements; and

WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1. Certain Definitions.

As used in this Agreement, the following terms have the following meanings (unless the context otherwise requires, both here and throughout this Agreement, references to Articles and Sections refer to Articles and Sections of this Agreement).

“Acquisition Proposal” shall have the meaning set forth in Section 6.10.1.

“Affiliate” means, with respect to any Person, any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

“Agreement” means this agreement, and any amendment or supplement hereto.

“Appraised Value Range” means the range of the estimated consolidated pro forma market value of SR Bancorp upon consummation of the Conversion and the Merger, as determined by the Independent Valuation.

“BHCA” shall mean the Bank Holding Company Act of 1956, as amended.

“Bank Merger” shall have the meaning set forth in Section 2.1.

“Bank Merger Agreement” shall mean the merger agreement between Somerset Bank and Regal Bank, the form of which is attached as Exhibit B to this Agreement.

“Bank Regulator” shall mean any federal or state banking regulator, including but not limited to the FDIC, the NJDOBI, and the FRB, which regulates Somerset Bank or Regal Bank, or any of their respective holding companies or subsidiaries, as the case may be.

“BOLI” shall have the meaning set forth in Section 4.12.13.

“Burdensome Condition” shall have the meaning set forth in Section 8.4.

“Cash Consideration” shall have the meaning set forth in Section 3.1.2.

“Cash Election” shall have the meaning set forth in Section 3.2.2.

“Cash Election Shares” shall have the meaning set forth in Section 3.2.1.

“Certificate” shall mean certificates or book entry shares evidencing shares of Regal Bancorp Common Stock.

“Charter Conversion” shall have the meaning set forth in Section 2.9.

“Claim” shall have the meaning set forth in Section 7.9.2.

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall mean the confidentiality agreement referred to in Section 12.1.

“Continuing Employees” shall have the meaning set forth in Section 7.8.3.

“Conversion” shall mean the conversion from mutual to stock form of Somerset Bank, pursuant to the Plan of Conversion adopted by Somerset Bank.

“Conversion Offering” shall mean the offering, in connection with the Conversion, of shares of SR Bancorp Common Stock in a subscription offering and, if necessary, a community offering and/or a syndicated community offering.

“Conversion Price Per Share” shall have the meaning set forth in Section 2.9.

“Conversion Prospectus” shall mean a prospectus issued by SR Bancorp in connection with the Offering that meets all of the requirements of the Securities Act, applicable state securities laws and banking laws and regulations.

“Conversion Registration Statement” shall mean the registration statement, together with all amendments, filed with the SEC under the Securities Act to register shares of SR Bancorp Common Stock to be offered and issued in connection with the Conversion Offering. The Merger Registration Statement and the Conversion Registration Statement may be separate registration statements or may be combined in one registration statement that shall register shares of SR Bancorp Common Stock to be offered and issued in connection with the Conversion Offering and to be offered and issued to holders of Regal Bancorp Common Stock in connection with the Merger.

“Depositor(s)” shall mean a former or current depositor of Somerset Bank that under the Plan of Conversion is given, as indicated by the context, the priority opportunity to purchase SR Bancorp Common Stock in the Conversion Offering or the opportunity to vote on the Plan of Conversion.

“Depositors Meeting” shall have the meaning set forth in Section 8.3.1.

“Derivative Transaction” means any swap transactions, option, warrant, forward purchase or sale transactions, futures transactions, cap transactions, floor transactions, or collar transactions relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events, or conditions or any indexes, or any other similar transactions (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to them.

“Effective Time” shall mean the date and time specified pursuant to Section 2.2 as the effective time of the Merger.

“Election Deadline” shall have the meaning set forth in Section 3.2.3.

“Election Form” shall have the meaning set forth in Section 3.2.2.

“Election Form Record Date” shall have the meaning set forth in Section 3.2.2.

“Enforceability Exceptions” shall have the meaning set forth in Section 4.3.1.

“Environmental Laws” means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, presence, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Laws include without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq; the Clean Air Act, as amended, 42 U.S.C. §7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. §2601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. §11001, et seq; the Safe Drinking Water Act, 42 U.S.C. §300f, et seq; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall have the meaning set for in Section 4.12.3.

“ERISA Affiliate Plan” shall have the meaning set for in Section 4.12.3.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall mean a bank or trust company, or other agent designated by SR Bancorp, and reasonably acceptable to Regal Bancorp, which shall act as agent for SR Bancorp in connection with the exchange procedures for converting Certificates into the Merger Consideration.

“Exchange Fund” shall have the meaning set forth in Section 3.3.1.

“Exchange Ratio” shall have the meaning set forth in Section 3.1.2.

“FDIA” shall mean the Federal Deposit Insurance Act, as amended.

“FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.

“Fee” shall have the meaning set forth in Section 11.2.2(C).

“FHLB” shall mean the Federal Home Loan Bank of New York.

“FRB” shall mean the Board of Governors of the Federal Reserve System or any successor thereto.

“GAAP” shall mean Generally Accepted Accounting Principles, consistently applied and as in effect from time to time in the United States of America.

“Governmental Entity” shall mean any federal or state court, administrative agency or commission or other governmental authority or instrumentality.

“HOLA” shall mean the Home Owners’ Loan Act, as amended.

“Immediate Family Members” of a Person who is an individual shall mean any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of such Person, and any individual Person (other than a tenant or employee) sharing the household of such Person.

“Indemnified Liabilities” shall have the meaning set forth in Section 7.9.2.

“Indemnified Parties” shall have the meaning set forth in Section 7.9.2.

“Independent Valuation” shall mean the appraised pro forma market value of the SR Bancorp Common Stock issued in the Conversion and in the Merger, and any updates, as determined by an independent appraiser.

“Insurance Amount” shall have the meaning set forth in Section 7.9.1.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” means those facts that are known, or should have been known after inquiry reasonable in the circumstances, by (i) in the case of Somerset Bank, the executive officers listed on SOMERSET SAVINGS DISCLOSURE SCHEDULE 1.1, and (ii) as to Regal Bancorp, those executive officers listed on REGAL BANCORP DISCLOSURE SCHEDULE 1.1, and with respect to both Somerset Bank and Regal Bancorp, includes any facts, matters or circumstances set forth in any written notice from any Bank Regulator or any other material written notice received by that Person.

“Liens” shall have the meaning set forth in Section 4.1.3.

“Mailing Date” shall have the meaning set forth in Section 3.2.2.

“Material Adverse Effect” means any fact, development, effect, circumstance, occurrence or change that, individually or in the aggregate, (i) is material and adverse to the financial condition, results of operations or business of such Party and its Subsidiaries taken as a whole, or (ii) does or would materially impair the ability of such Party to perform its obligations under this Agreement or otherwise materially threaten or materially impair the ability of such Party to consummate the transactions contemplated by this Agreement; provided, that a “Material

Adverse Effect” shall not be deemed to include the impact of (i) changes after the date hereof in laws, rules or regulations, or published interpretations thereof by courts or Governmental Entities, affecting financial institutions and their holding companies generally, including Pandemic Measures; (ii) changes, after the date hereof, in GAAP or regulatory accounting requirements applicable to financial institutions and their holding companies generally; (iii) changes after the date of this Agreement in general economic or capital market conditions affecting financial institutions or their market prices generally, including, but not limited to, changes in levels of interest rates generally; (iv) the effects of compliance with this Agreement on the operating performance, business, or financial condition of a Party, including the expenses incurred by a Party in negotiating, documenting, effecting, and consummating the transactions contemplated by this Agreement; (v) the effects of any action or omission required by this Agreement or taken by a Party with the prior written consent of the other Party, or as otherwise expressly permitted or contemplated by this Agreement; (vi) the impact of the public announcement of this Agreement (including the impact of such announcement on relationships with customers or employees, such as the loss of personnel subsequent to the date of this Agreement); (vii) changes, after the date hereof, in national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States; and (viii) natural disasters, pandemics (including the clusters, outbreaks, epidemics or pandemics relating to COVID-19, and the governmental and other responses thereto) or other force majeure events; except, with respect to subclauses (i), (ii), (iii), (vii) and (viii), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such Party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such Party and its Subsidiaries operate.

“Materials of Environmental Concern” shall mean pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other materials regulated under Environmental Laws.

“Merger” shall mean the merger of Regal Bancorp with and into SR Bancorp (or a subsidiary thereof) pursuant to the terms hereof.

“Merger Consideration” shall mean the cash or SR Bancorp Common Stock, or combination thereof, to be paid by SR Bancorp for each share of Regal Bancorp Common Stock, as set forth in Section 3.1.

“Merger Registration Statement” shall mean the registration statement, together with all amendments, filed with the SEC under the Securities Act to register shares of SR Bancorp Common Stock to be offered and issued to holders of Regal Bancorp Common Stock in connection with the Merger. The Merger Registration Statement and the Conversion Registration Statement may be separate registration statements or may be combined in one registration statement that shall register shares of SR Bancorp Common Stock to be offered and sold in connection with the Conversion Offering and to be offered and issued to holders of Regal Bancorp Common Stock in connection with the Merger.

“MGCL” shall mean the Maryland General Corporation Law.

“Mixed Election” shall have the meaning set forth in Section 3.2.2.

“NASDAQ” shall mean the Nasdaq Stock Market, LLC.

“NJBCA” shall mean the New Jersey Business Corporation Act, as amended.

“NJDOBI” shall mean the New Jersey Department of Banking and Insurance.

“Non-Election” shall have the meaning set forth in Section 3.2.2.

“Non-Election Shares” shall have the meaning set forth in Section 3.2.1.

“Notice of Superior Proposal” shall have the meaning set forth in Section 6.10.4.

“Orbach Agreement” shall have the meaning set forth in Section 2.5

“Pandemic Measures” means any quarantine, “shelter in place,” “stay at home,” workface reduction, social distancing, shutdown, closure, sequester or other directive, guideline, ordinance or recommendation promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to the clusters, outbreaks, epidemics or pandemics related to SARS-CoV-2 or the Novel Coronavirus, commonly referred to as “COVID-19.”

“Pension Plan” shall have the meaning set forth in Section 4.12.2.

“Person” shall mean any individual, corporation, partnership, joint venture, association, trust or “group” (as that term is defined under the Exchange Act).

“Personal Data” shall have the meaning set forth in Section 4.11.1.

“Plan of Conversion” shall mean the Plan of Conversion and Reorganization pursuant to which Somerset Bank will convert from the mutual form of organization to the capital stock form of organization.

“Pre-Closing” shall have the meaning set forth in Section 10.1.

“Pre-Closing Date” shall have the meaning set forth in Section 10.1.

“Proxy Statement-Prospectus” means the proxy statement/prospectus, as amended or supplemented, to be delivered to stockholders of Regal Bancorp in connection with the solicitation of their approval of this Agreement and the transactions contemplated hereby and the offering of the SR Bancorp Common Stock to them as Merger Consideration. The Proxy Statement-Prospectus may be combined with the Conversion Prospectus delivered to offerees in the Conversion Offering.

“Regal Bancorp” means Regal Bancorp, Inc., a New Jersey corporation, with its principal offices located at 570 West Mount Pleasant Avenue, Livingston, New Jersey 07039.

“Regal Bancorp Common Stock” shall have the meaning set forth in Section 4.2.1.

“Regal Bancorp Compensation and Benefit Plans” shall have the meaning set forth in Section 4.12.1.

“Regal Bancorp Designees” shall have the meaning set forth in Section 2.5.

“Regal Bancorp Disclosure Schedule” shall mean a written disclosure schedule delivered by Regal Bancorp to SR Bancorp prior to execution of this Agreement setting forth, among other things, facts, circumstances, and events the disclosure of which is required or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of the representations and warranties or covenants, in each case specifically referring to the appropriate section of this Agreement and describing in reasonable detail the matters described therein.

“Regal Bancorp Financial Statements” shall mean (i) the audited consolidated balance sheet (including related notes and schedules, if any) of Regal Bancorp as of December 31, 2021 and 2020 and the consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows (including related notes and schedules, if any) of Regal Bancorp for each of the two years ended December 31, 2021 and 2020 and (ii) the unaudited interim consolidated financial statements of Regal Bancorp as of the end of each calendar quarter following December 31, 2021 and for the periods then ended.

“Regal Bancorp Preferred Stock” shall have the meaning set forth in Section 4.2.1.

“Regal Bancorp Recommendation” shall have the meaning set forth in Section 8.1.

“Regal Bancorp Regulatory Reports” means (i) the Call Reports, including any accompanying schedules, as filed by Regal Bank with the FDIC, for each calendar quarter beginning with the quarter ended March 31, 2021 through the Closing Date, and all other reports and filings submitted by Regal Bank to a Bank Regulator from March 31, 2022 through the Closing Date and permitted to be shared with third parties (or such portions as are permitted to be shared with third parties); and (ii) all Reports filed with the FRB by Regal Bancorp from December 31, 2021 through the Closing Date and permitted to be shared with third parties (or such portions as are permitted to be shared with third parties).

“Regal Bancorp Stockholder Approval” means the approval of this Agreement and the Merger by the affirmative vote or requisite consent of the holders of a majority of the shares of Regal Bancorp Common Stock voting thereon at the Regal Bancorp Stockholders Meeting.

“Regal Bancorp Stockholders Meeting” means the meeting of stockholders of Regal Bancorp to be held to consider and approve this Agreement and the Merger.

“Regal Bancorp Stock Benefit Plan” shall mean the Regal Bancorp 2013 Equity Compensation Plan and any and all amendments thereto.

“Regal Bancorp Subordinated Notes” means the Regal Bancorp’s 7.25% Fixed to Floating Rate Subordinated Notes due July 1, 2027 in an aggregate principal amount of $10,000,000.

“Regal Bancorp Subsequent Determination shall have the meaning set forth in Section 6.10.4.

“Regal Bancorp Subsidiary” means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by Regal Bancorp or Regal Bank, except any corporation the stock of which is held in the ordinary course of the lending activities of Regal Bank.

“Regal Bank” shall mean Regal Bank, a New Jersey-chartered bank, with its principal offices located at 570 West Mount Pleasant Avenue, Livingston, New Jersey 07039, which is a wholly owned subsidiary of Regal Bancorp.

“Regal Bank Preferred Stock” shall have the meaning set forth in Section 4.2.4.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the indoor or outdoor environment of Materials of Environmental Concern, to the extent giving rise to liability under Environmental Laws.

“Regulatory Agreement” shall have the meaning set forth in Section 4.11.5.

“Representative” shall have the meaning set forth in Section 3.2.2.

“Rights” shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments that obligate an entity to issue or dispose of any of its capital stock or other ownership interests or that provide for compensation based on the equity appreciation of its capital stock.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Documents” shall mean all reports, offering circulars, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to the Securities Laws.

“Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Breach” shall have the meaning set forth in Section 4.11.3.

“Shortfall Number” shall have the meaning set forth in Section 3.2.5.

“SR Bancorp” shall mean SR Bancorp, Inc., a Maryland corporation in formation with its principal executive offices located at 220 West Union Avenue, Bound Brook, New Jersey 08805, which was organized in connection with the Conversion.

“SR Bancorp Common Stock” shall mean the common stock, par value $0.01 per share, of SR Bancorp that will be issued in the Conversion Offering and the Merger.

“SR Bancorp Disclosure Schedule” shall mean a written disclosure schedule delivered by SR Bancorp to Regal Bancorp prior to execution of this Agreement setting forth, among other things, facts, circumstances, and events the disclosure of which is required or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of the representations and warranties or covenants, in each case specifically referring to the appropriate section of this Agreement and describing in reasonable detail the matters contained therein.

“Somerset Bank” shall mean Somerset Savings Bank, SLA, a New Jersey chartered savings association, with its principal offices located at 220 West Union Avenue, Bound Brook, New Jersey 08805 and shall include Somerset Bank in either mutual or stock form, and shall include, as appropriate, Somerset Bank as a New Jersey commercial bank following the Charter Conversion.

“Somerset Bank Compensation and Benefit Plans” shall have the meaning set forth in Section 5.11.1.

“Somerset Bank Defined Benefit Plan” shall have the meaning set forth in Section 5.11.3.

“Somerset Bank Financial Statements” shall mean the (i) the audited consolidated statements of financial condition (including related notes and schedules) of Somerset Bank as of June 30, 2021 and 2020 and the consolidated statements of income, changes in equity and cash flows (including related notes and schedules, if any) of Somerset Bank for each of the two years ended June 30, 2021 and 2020, and (ii) the unaudited interim consolidated financial statements of Somerset Bank as of the end of each quarter following June 30, 2021, and for the periods then ended.

“Somerset Bank Regulatory Reports” means the Call Reports of Somerset Bank and accompanying schedules, as filed with the FDIC and NJDOBI, for each calendar quarter beginning with the quarter ended March 31, 2021 through the Closing Date and all other reports and filings submitted by Somerset Bank to a Bank Regulator from March 31, 2022 through the Closing Date and permitted to be shared with third parties (or such portions as are permitted to be shared with third parties).

“Somerset Bank Subsidiary” means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by Somerset Bank or any Affiliate, except any corporation the stock of which is held in the ordinary course of the lending activities of Somerset Bank.

“Stock Consideration” shall have the meaning set forth in Section 3.1.2.

“Stock Conversion Number” shall have the meaning set forth in Section 3.2.1.

“Stock Election” shall have the meaning set forth in Section 3.2.2.

“Stock Election Number” shall have the meaning set forth in Section 3.2.1.

“Stock Election Shares” shall have the meaning set forth in Section 3.2.1.

“Subsidiary” shall have the meaning set forth in Rule 1-02 of Regulation S-X of the SEC.

“Superior Proposal” shall have the meaning set forth in Section 6.10.1.

“Surviving Corporation” shall have the meaning set forth in Section 2.1.

“Termination Date” shall mean August 31, 2023.

Other terms used herein are defined in the preamble or elsewhere in this Agreement.

ARTICLE II

THE MERGER

2.1. Merger.

As promptly as practicable following the satisfaction or waiver of the conditions to each Party’s respective obligations hereunder, and immediately following the consummation of the Conversion and the issuance of shares thereunder, and subject to the terms and conditions of this Agreement, at the Effective Time: (a) Regal Bancorp shall merge with and into SR Bancorp, or a to-be-formed subsidiary of SR Bancorp, with SR Bancorp (or the subsidiary) as the resulting or surviving corporation (the “Surviving Corporation”); and (b) the separate existence of Regal Bancorp shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of Regal Bancorp shall be vested in and assumed by the Surviving Corporation. As part of the Merger, each share of Regal Bancorp Common Stock will be converted into the right to receive the Merger Consideration pursuant to the terms of Article III. Immediately after the Merger and the Charter Conversion, Regal Bank shall merge with and into Somerset Bank, with Somerset Bank as the resulting institution under the name “Somerset Regal Bank” (the “Bank Merger”), which name shall be effective at the time of the consummation of the Bank Merger, pursuant to the terms of the Bank Merger Agreement.

2.2. Effective Time.

The Merger shall be effected by the filing of a certificate of merger with the New Jersey Department of Treasury in accordance with the NJBCA, and the filing of articles of merger with the Maryland Department of Assessments and Taxation in accordance with the MGCL, on the day of the closing (the “Closing Date”) following the satisfaction, or if permissible, waiver of the conditions provided for in Article X (the “Closing”). The “Effective Time” means the date and time upon which the certificate of merger is filed with the New Jersey Department of Treasury and the articles of merger are filed with the Maryland Department of Assessments and Taxation or at such later date or time as the Parties agree and specify in the certificate of merger and articles of merger. The Closing of the Merger shall immediately follow the closing of the Conversion Offering and completion of the Conversion.

2.3. Articles of Incorporation and Bylaws.

The Articles of Incorporation and Bylaws of SR Bancorp (or any subsidiary into which Regal Bancorp is merged) as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and Bylaws of the Surviving Corporation until thereafter amended as provided therein and by applicable law. A copy of the Articles of Incorporation and Bylaws of SR Bancorp, substantially to be in effect on the Closing Date, are included in SR BANCORP DISCLOSURE SCHEDULE 2.3.

2.4. Directors and Officers of Surviving Corporation.

Except as provided in Section 2.5, the directors of SR Bancorp immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation. Except as provided in Section 2.5, the officers of SR Bancorp immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

2.5. Additional Directors of SR Bancorp and Somerset Bank.

Each of the directors of SR Bancorp and Somerset Bank immediately prior to the Effective Time shall continue as directors of SR Bancorp and Somerset Bank immediately after the Effective Time. Effective as of the Effective Time, SR Bancorp and Somerset Bank shall (i) increase the size of their Board of Directors by three members, and (ii) appoint David M. Orbach, and two other persons from the Regal Bancorp board to be selected by SR Bancorp in consultation with Regal Bancorp (the “Regal Bancorp Designees”), to the Board of Directors of SR Bancorp and Somerset Bank, with one former Regal Bancorp director being appointed to each of the three terms of directors comprising the SR Bancorp and Somerset Bank Boards. Additionally, effective as of the Effective Time, David M. Orbach shall serve as an employee of Somerset Bank and as the Executive Chairman of the Board of Directors of SR Bancorp and Executive Vice Chairman of Somerset Bank, with such duties and on such terms as set forth in SR BANCORP DISCLOSURE SCHEDULE 2.5, pursuant to an employment agreement between David M. Orbach and each of SR Bancorp and Somerset Bank to be executed concurrently with the execution and delivery of this Agreement and to be effective as of the Effective Time (the “Orbach Agreement”).

2.6. Effects of the Merger.

At and after the Effective Time, the Merger shall have the effects as set forth in the NJBCA and MGCL.

2.7. Tax Consequences.

It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Closing, each Party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

2.8. Possible Alternative Structures.

Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, Somerset Bank or SR Bancorp shall be entitled to revise the structure of the Merger, the Bank Merger or the Conversion, provided that (i) there are no adverse federal or state income tax consequences to Regal Bancorp stockholders as a result of the modification; (ii) the consideration to be paid to the holders of Regal Bancorp Common Stock under this Agreement is not thereby changed in kind or value or reduced in amount as a result of such change in structure and, in the case of revision to the structure of the Conversion, the pro forma capitalization of SR Bancorp shall not be materially different than that contemplated by the Conversion Prospectus; provided however, a change in the Independent Valuation shall not be deemed to be a change in the consideration to be paid to the holders of Regal Bancorp Common Stock; and (iii) such modification will not materially delay or jeopardize receipt of any required regulatory approvals or other consents and approvals relating to the consummation of the Merger. Each of SR Bancorp, Somerset Bank, Regal Bancorp and Regal Bank agrees to appropriately amend this Agreement and any related documents to reflect any such revised structure.

2.9. The Conversion.

Contemporaneous with the adoption of this Agreement, the Board of Directors of Somerset Bank is adopting a Plan of Conversion for Somerset Bank to convert to the capital stock form of organization. SR Bancorp is being organized to act as the holding company for Somerset Bank, and to offer for sale shares of common stock to Depositors in the Conversion, based on the Independent Valuation. The price per share of the shares of SR Bancorp Common Stock to be issued in the Conversion is referred to as the “Conversion Price Per Share,” which is expected to be $10.00. The shares of SR Bancorp Common Stock to be issued in connection with the Merger will be from authorized but unissued shares of SR Bancorp Common Stock, which shares shall be issued immediately following completion of the Conversion. In addition, it is contemplated that Somerset Bank will convert its charter to that of a New Jersey commercial bank, to be effective immediately upon the completion of the Conversion (the “Charter Conversion”).

2.10. Additional Actions.

If, at any time after the Effective Time, SR Bancorp shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in SR Bancorp or Somerset Bank its right, title or interest in, to or under any of the rights, properties or assets of Regal Bancorp or Regal Bank, or (ii) otherwise carry out the purposes of this Agreement, Regal Bancorp and Regal Bank each shall be deemed to have granted to SR Bancorp an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in SR Bancorp its right, title or interest in, to or under any of the rights, properties or assets of Regal Bancorp or Regal Bank, or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of SR Bancorp are authorized in the name of Regal Bancorp or Regal Bank or otherwise to take any and all such action.

ARTICLE III

CONVERSION OF SHARES

3.1. Conversion of Regal Bancorp Common Stock; Merger Consideration.

At the Effective Time, by virtue of the Merger and without any action on the part of SR Bancorp, Regal Bancorp or the holders of any of the shares of Regal Bancorp Common Stock, the Merger shall be effected in accordance with the following terms:

3.1.1. All shares of Regal Bancorp Common Stock held in the treasury of Regal Bancorp and each share of Regal Bancorp Common Stock owned by SR Bancorp, Somerset Bank, any Somerset Bank Subsidiary or Regal Bancorp Subsidiary immediately prior to the Effective Time (other than shares held in a fiduciary capacity or in connection with debts previously contracted) shall, at the Effective Time, cease to exist, and the Certificates for such shares shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.

3.1.2. Each outstanding share of Regal Bancorp Common Stock outstanding immediately prior to the Effective Time (except for shares of Regal Bancorp Common Stock cancelled or retired pursuant to Section 3.1.1) shall become and be converted into, as provided in and subject to the limitations set forth in this Agreement, the right to receive at the election of the holder thereof as provided in Section 3.2 either (A) 1.93 shares of SR Bancorp Common Stock (the “Exchange Ratio,” and such shares, the “Stock Consideration”), or (B) $19.30 in cash (the “Cash Consideration”).

3.1.3. In the event SR Bancorp changes the Conversion Price Per Share prior to the Effective Time from $10.00, the Exchange Ratio shall be proportionately and appropriately adjusted.

3.1.4. After the Effective Time, shares of Regal Bancorp Common Stock shall be no longer outstanding and shall be canceled automatically and shall cease to exist, and shall thereafter by operation of this Section 3.1 be converted into the right to receive the Merger Consideration.

3.1.5. Each share of SR Bancorp Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.

3.2. Election Procedures.

3.2.1. Holders of Regal Bancorp Common Stock may elect to receive shares of SR Bancorp Common Stock or cash, or a combination thereof (in all cases without interest) in exchange for their shares of Regal Bancorp Common Stock in accordance with the following procedures, provided that, in the aggregate, and subject to the provisions of

Section 3.2.6, 80% of the total number of shares of Regal Bancorp Common Stock issued and outstanding at the Effective Time shall be converted into the Stock Consideration (the “Stock Conversion Number”) and the remaining outstanding shares of Regal Bancorp Common Stock shall be converted into the Cash Consideration; provided; however, if the number of shares to be issued by SR Bancorp in the Conversion exceeds the amount representing the midpoint of the offering range in the Conversion Offering based on the Independent Valuation, then the Stock Conversion Number shall be increased to 90%. Shares of Regal Bancorp Common Stock as to which a Cash Election (including, pursuant to a Mixed Election) has been made are referred to herein as “Cash Election Shares.” Shares of Regal Bancorp Common Stock as to which a Stock Election has been made (including, pursuant to a Mixed Election) are referred to herein as “Stock Election Shares.” Shares of Regal Bancorp Common Stock as to which no election has been made (or as to which an Election Form is not returned properly completed) are referred to herein as “Non-Election Shares.” The aggregate number of shares of Regal Bancorp Common Stock with respect to which a Stock Election has been made is referred to herein as the “Stock Election Number.”

3.2.2. An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent), in such form as Regal Bancorp and SR Bancorp shall mutually agree (the “Election Form”), shall be mailed no more than 40 business days and no less than 20 business days prior to the anticipated Effective Time or on such earlier date as Regal Bancorp and SR Bancorp shall mutually agree (the “Mailing Date”) to each holder of record of Regal Bancorp Common Stock as of five (5) business days prior to the Mailing Date (the “Election Form Record Date”). The Exchange Agent shall make available an additional Election Form to all Persons who become record holders of Regal Bancorp Common Stock between the Election Form Record Date and the Election Deadline. Each Election Form shall permit such holder, subject to the allocation and election procedures set forth in this Section 3.2, (i) to elect to receive the Cash Consideration for all of the shares of Regal Bancorp Common Stock held by such holder (a “Cash Election”), in accordance with Section 3.1.2, (ii) to elect to receive the Stock Consideration for all of such shares (a “Stock Election”), in accordance with Section 3.1.2, (iii) to elect to receive the Stock Consideration for a portion of such holder’s Regal Bancorp Common Stock and the Cash Consideration for the remaining portion of such holder’s Regal Bancorp Common Stock (a “Mixed Election”), or (iv) to indicate that such record holder has no preference as to the receipt of cash or SR Bancorp Common Stock for such shares (a “Non-Election”). A holder of record of shares of Regal Bancorp Common Stock who holds such shares as nominee, trustee or in another representative capacity (a “Representative”) may submit multiple Election Forms, provided that each such Election Form covers all the shares of Regal Bancorp Common Stock held by such Representative for a particular beneficial owner. Any shares of Regal Bancorp Common Stock with respect to which the holder thereof shall not, as of the Election Deadline, have made an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed Non-Election Shares.

3.2.3. To be effective, a properly completed Election Form shall be submitted to the Exchange Agent on or before 4:00 p.m., New Jersey time, on the 25th day following the Mailing Date (or such other time and date as SR Bancorp and Regal Bancorp may mutually agree) (the “Election Deadline”); provided, however, that the Election Deadline may not occur on or after the Closing Date. SR Bancorp shall use all reasonable efforts to make available as promptly as possible an Election Form to any holder of record of Regal Bancorp Common Stock who requests such Election Form following the initial mailing of the Election Forms and prior to the Election Deadline. Regal Bancorp shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein. An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of Regal Bancorp Common Stock covered by such Election Form in certificate form, together with duly executed transmittal materials included with the Election Form. If a Regal Bancorp stockholder either (i) does not submit a properly completed Election Form in a timely fashion or (ii) revokes its Election Form prior to the Election Deadline (without later submitting a properly completed Election Form prior to the Election Deadline), the shares of Regal Bancorp Common Stock held by such stockholder shall be designated as Non-Election Shares. Any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such notice of revocation or change is actually received by the Exchange Agent at or prior to the Election Deadline. SR Bancorp shall cause the Certificate or Certificates relating to any revoked Election Form to be promptly returned without charge to the person submitting the Election Form to the Exchange Agent. Subject to the terms of this Agreement and of the Election Form, SR Bancorp shall have reasonable discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Election Forms have been properly completed, signed and submitted or revoked and to disregard immaterial defects in Election Forms. The good faith decision of SR Bancorp or the Exchange Agent in such matters shall be conclusive and binding. Neither SR Bancorp nor the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form submitted to the Exchange Agent.

3.2.4. In the event of the termination of this Agreement after holders of shares of Regal Bancorp Common Stock have deposited their Certificates with the Exchange Agent, SR Bancorp, Somerset Bank and Regal Bancorp shall jointly and promptly instruct the Exchange Agent to return all Certificates to the Persons who deposited the same.

3.2.5. Not more than five (5) business days after the Election Deadline, the Exchange Agent shall calculate the allocation among holders of shares of Regal Bancorp Common Stock of rights to receive Stock Consideration and/or Cash Consideration in the Merger as follows:

(A) If the Stock Election Number equals the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and each holder of Stock Election Shares will be entitled to receive the Stock Consideration.

(B) If the Stock Election Number exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and, subject to Section 3.2.6 hereof, each holder of Stock Election Shares will be entitled to receive the Stock Consideration only with respect to that number of Stock Election Shares held by such holder (rounded to the nearest whole share) equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Cash Consideration.

(C) If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

(1) if the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and, subject to Section 3.2.6 hereof, each holder of Non-Election Shares shall receive the Stock Consideration in respect of that number of Non-Election Shares held by such holder (rounded to the nearest whole share) equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Cash Consideration; or

(2) if the Shortfall Number exceeds the number of Non-Election Shares, then, subject to Section 3.2.6 hereof, all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and each holder of Cash Election Shares shall receive the Stock Consideration in respect of that number of Cash Election Shares held by such holder (rounded to the nearest whole share) equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Consideration.

3.2.6. No Fractional Shares. Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of SR Bancorp Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to SR Bancorp Common Stock shall be payable on or with respect to any fractional share interest, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of SR Bancorp. In lieu of the issuance of any such fractional share, SR Bancorp shall pay to each former holder of Regal Bancorp Common Stock who otherwise would be entitled to receive a fractional share of SR Bancorp Common Stock, an amount in cash determined by multiplying the Conversion Price Per Share by the fraction of a share of SR Bancorp Common Stock, which such holder would otherwise be entitled to receive pursuant to Section 3.1.2. No interest will be paid on the cash that holders of such fractional shares shall be entitled to receive upon such delivery. For purposes of determining any fractional share interest, all shares of Regal Bancorp Common Stock owned by a Regal Bancorp stockholder shall be combined so as to calculate the maximum number of whole shares of SR Bancorp Common Stock issuable to such Regal Bancorp stockholder.

3.3. Procedures for Exchange of Regal Bancorp Common Stock.

3.3.1. SR Bancorp or Somerset Bank to Make Merger Consideration Available. After the Election Deadline and prior to the Effective Time, SR Bancorp or Somerset Bank shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of Regal Bancorp Common Stock, for exchange in accordance with this Section 3.3, an estimated amount of cash sufficient to pay the aggregate amount of cash payable pursuant to this Article III (including the estimated amount of cash to be paid in lieu of fractional shares of SR Bancorp Common Stock) and an estimated number of shares of SR Bancorp Common Stock to satisfy SR Bancorp’s obligation to issue the Stock Consideration (such cash for shares of Regal Bancorp Common Stock, together with any dividends or distributions with respect thereto, and the shares of SR Bancorp Common Stock being hereinafter referred to as the “Exchange Fund”).

3.3.2. Exchange Procedures for Effective Election Forms Submitted by Election Deadline. As soon as practicable after the Effective Time (and in any case no later than five (5) business days thereafter), SR Bancorp shall cause the Exchange Agent to mail the Merger Consideration to holders of Regal Bancorp Common Stock who have submitted effective Election Forms prior to the Election Deadline.

3.3.3. Exchange Procedures in Absence of Effective Election Forms Submitted Prior to Election Deadline. Within five (5) business days after the Effective Time, SR Bancorp shall take all steps necessary to cause the Exchange Agent to mail to each record holder of Regal Bancorp Common Stock immediately prior to the Effective Time who has not surrendered an Election Form representing all of the shares of Regal Bancorp Common Stock owned by such holder pursuant to Section 3.2.3, a form letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and cash in lieu of fractional shares into which the Regal Bancorp Common Stock represented by such Certificates shall have been converted as a result of the Merger. The letter of transmittal (which shall be subject to the reasonable approval of Regal Bancorp) shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent. Promptly, but no more than five (5) business days after proper surrender of a Certificate for exchange and cancellation to the

Exchange Agent, together with a properly completed letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor, as applicable, (i) a statement evidencing shares of SR Bancorp Common stock held in book-entry form, or at SR Bancorp’s sole discretion, a certificate, in either case representing, in the aggregate, that number of shares of SR Bancorp Common Stock (if any) to which such former holder of Regal Bancorp Common Stock shall have become entitled pursuant to the provisions of Section 3.1.2, (ii) a check representing that amount of cash (if any) to which such former holder of Regal Bancorp Common Stock shall have become entitled pursuant to the provisions of Section 3.1.2, and (iii) a check representing the amount of cash (if any) payable in lieu of fractional shares of SR Bancorp Common Stock, which such former holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Section 3.3.3, and the Certificate so surrendered shall forthwith be canceled. Each outstanding Certificate which prior to the Effective Time represented Regal Bancorp Common Stock and that was not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except as otherwise herein provided, until duly surrendered to the Exchange Agent be deemed to evidence ownership (including, without limitation, for purposes of voting and dividends) of the number of shares of SR Bancorp Common Stock and/or the right to receive the amount of Cash Consideration that such Regal Bancorp Common Stock shall have been converted. In the event of a transfer of ownership of Regal Bancorp Common Stock that is not registered in the transfer records of Regal Bancorp, a book-entry statement, or at SR Bancorp’s sole discretion, a certificate representing, in the aggregate, the proper number of shares of Regal Bancorp Common Stock and/or check in the proper amount pursuant to Section 3.1.2 may be issued with respect to such Regal Bancorp Common Stock, as the case may be, to such a transferee if the Certificate formerly representing such shares of Regal Bancorp Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. No interest will be paid or accrued on the cash payable in lieu of fractional shares. Persons who have submitted an effective Election Form as provided in Section 3.2.3 and surrendered Certificates as provided therein shall be treated as if they have properly surrendered Certificates together with the letter of transmittal pursuant to this Section 3.3.

3.3.4. Rights of Certificate Holders after the Effective Time. The holder of a Certificate that prior to the Merger represented issued and outstanding Regal Bancorp Common Stock shall have no rights, after the Effective Time, with respect to such Regal Bancorp Common Stock except to surrender the Certificate in exchange for the Merger Consideration as provided in this Agreement. No dividends or other distributions declared after the Effective Time with respect to SR Bancorp Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 3.3. After the surrender of a Certificate in accordance with this Section 3.3, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of SR Bancorp Common Stock represented by such Certificate.

3.3.5. Surrender by Persons Other than Record Holders. If the Person surrendering a Certificate and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Merger Consideration that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

3.3.6. Closing of Transfer Books. From and after the Effective Time, there shall be no transfers on the stock transfer books of Regal Bancorp of the Regal Bancorp Common Stock that was outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be exchanged for the Merger Consideration and canceled as provided in this Section 3.3.

3.3.7. Return of Exchange Fund. At any time following the twelve (12) month period after the Effective Time, SR Bancorp shall be entitled to require the Exchange Agent to deliver to it any portions of the Exchange Fund that had been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to SR Bancorp (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them, any cash in lieu of fractional shares of SR Bancorp Common Stock to which such holders are entitled pursuant to Section 3.2.6 and any dividends or distributions with respect to shares of SR Bancorp Common Stock to which such holders are entitled pursuant to Section 3.3.4.

3.3.8. No Liability. None of SR Bancorp, Regal Bancorp, any of their respective Affiliates or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or other similar law.

3.3.9. Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by SR Bancorp, the posting by such Person of a bond in such customary amount as SR Bancorp may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration deliverable in respect thereof.

3.3.10. Withholding. SR Bancorp or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of Regal Bancorp Common Stock such amounts as SR Bancorp (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by SR Bancorp or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Regal Bancorp Common Stock in respect of whom such deduction and withholding were made by SR Bancorp or the Exchange Agent.

3.4. Reservation of Shares.

SR Bancorp shall reserve for issuance a sufficient number of shares of the SR Bancorp Common Stock to issue shares of SR Bancorp Common Stock to the Regal Bancorp stockholders in accordance with this Article III.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF REGAL BANCORP AND REGAL

BANK

Regal Bancorp and Regal Bank represent and warrant to SR Bancorp and Somerset Bank that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), except as set forth in the REGAL BANCORP DISCLOSURE SCHEDULE, and except as to any representation or warranty that specifically relates to an earlier date. Regal Bancorp and Regal Bank have made a good faith effort to ensure that the disclosure on each schedule of the REGAL BANCORP DISCLOSURE SCHEDULE corresponds to the section referenced herein. However, for purposes of the REGAL BANCORP DISCLOSURE SCHEDULE, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule. References to the Knowledge of Regal Bancorp shall include the Knowledge of Regal Bank.

4.1. Organization.

4.1.1. Regal Bancorp is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey, and is duly registered as a bank holding company under the BHCA. Regal Bancorp has full corporate power and authority to own, lease and operate its properties and to conduct its business as now conducted and is duly licensed or qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so licensed or qualified and in good standing would not have a Material Adverse Effect on Regal Bancorp.

4.1.2. Regal Bank is a state bank duly organized, validly existing and in good standing under New Jersey law. Regal Bank has the full corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on Regal Bancorp. The deposits of Regal Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Regal Bank is a member in good standing of the FHLB and owns the requisite amount of stock therein.

4.1.3. REGAL BANCORP DISCLOSURE SCHEDULE 4.1.3 lists every Regal Bancorp Subsidiary, and for each Regal Bancorp Subsidiary, its jurisdiction of incorporation. Except as set forth on REGAL BANCORP DISCLOSURE SCHEDULE 4.1.3, Regal Bancorp owns, directly or indirectly, all of the capital stock of each Regal Bancorp Subsidiary, free and clear of any liens, claims, title defects, mortgages, pledges, charges, encumbrances and security interests whatsoever (“Liens”). Each Regal Bancorp Subsidiary (other than Regal Bank) is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and each has all requisite company, partnership or corporate (as applicable) power and authority to own or lease its properties and assets and to carry on its business as now conducted. Other than shares of capital stock of the Regal Bancorp Subsidiaries listed on REGAL BANCORP DISCLOSURE SCHEDULE 4.1.3, Regal Bancorp does not own or control, directly or indirectly, or have the right to acquire directly or indirectly, an equity interest in any corporation, company, association, partnership, joint venture or other entity, except for FHLB stock, permissible equity interests held in the investment portfolios of Regal Bancorp or any Regal Bancorp Subsidiary, equity interests held by any Regal Bancorp Subsidiary in a fiduciary capacity and equity interests held in connection with the lending activities of Regal Bancorp or its Subsidiaries. There are no restrictions on the ability of any Regal Bancorp Subsidiary to pay dividends or distributions except, in the case of a Regal Bancorp Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. There are no contracts, commitments, understandings, or arrangements by which any Regal Bancorp Subsidiary is or may be bound to sell or otherwise transfer any of its equity securities (other than to Regal Bancorp or a wholly owned Subsidiary of Regal Bancorp), and there are no contracts, commitments, understandings, or arrangements relating to Regal Bancorp’s right to vote or to dispose of the securities of any Regal Bancorp Subsidiary.

4.1.4. The respective minute books of Regal Bancorp and each Regal Bancorp Subsidiary accurately record, in all material respects, all material corporate actions of their respective stockholders and boards of directors (including committees).

4.1.5. Prior to the date of this Agreement, Regal Bancorp has made available to Somerset Bank true and correct copies of the certificate of incorporation and bylaws of Regal Bancorp and Regal Bank.

4.2. Capitalization.

4.2.1. The authorized capital stock of Regal Bancorp consists of (i) five million (5,000,000) shares of common stock, no par value per share (“Regal Bancorp Common Stock”) and (ii) one million (1,000,000) shares of preferred stock, no par value (“Regal Bancorp Preferred Stock”). As of the date hereof, there are (i) 3,023,369 shares of Regal Bancorp Common Stock issued and outstanding, (ii) no shares of Regal Bancorp Preferred Stock issued and outstanding, (iii) no shares of Regal Bancorp Common Stock reserved for issuance under the Regal Bancorp Stock Benefit Plan, and (iv) no other shares of capital stock or other voting securities of Regal Bancorp are issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Regal Bancorp Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable and free of preemptive rights. There are no shares of Regal Bancorp Common Stock held by Regal Bancorp as treasury stock.

4.2.2. There are no outstanding equity awards that have been granted under the Regal Bancorp Stock Benefit Plan or otherwise.

4.2.3. Neither Regal Bancorp nor any Regal Bancorp Subsidiary is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of Regal Bancorp Common Stock, or any other security of Regal Bancorp or any securities representing the right to vote, purchase or otherwise receive any shares of Regal Bancorp Common Stock or any other security of Regal Bancorp.

4.2.4. The authorized capital stock of Regal Bank consists of five million (5,000,000) shares of common stock, par value $5.00 per share (“Regal Bank Common Stock”) and one million (1,000,000) shares of preferred stock, $2.00 par value per share (“Regal Bank Preferred Stock”). All the issued and outstanding shares of Regal Bank Common Stock are (i) validly issued, fully paid and nonassessable and free of preemptive rights, and (ii) owned by Regal Bancorp free and clear of any Liens. There are no shares of Regal Bank Preferred Stock issued and outstanding.

4.2.5. To Regal Bancorp’s Knowledge, except as disclosed in Regal Bancorp’s proxy statement dated April 26, 2022, no Person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of Regal Bancorp Common Stock.

4.2.6. Except as set forth in REGAL BANCORP DISCLOSURE SCHEDULE 4.2.6, no bonds, debentures, trust preferred securities or other similar indebtedness of Regal Bancorp or any Regal Bancorp Subsidiary are outstanding.

4.3. Authority; No Violation.

4.3.1. Regal Bancorp and Regal Bank each has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Regal Bancorp and Regal Bank, and the completion by Regal Bancorp and Regal Bank of the transactions contemplated hereby, up to and including the Merger and the Bank Merger, have been duly and validly approved by the Boards of Directors of Regal Bancorp and Regal Bank, respectively, and, except for approval of the stockholders of Regal Bancorp, no other corporate proceedings on the part of Regal Bancorp or Regal Bank are necessary to complete the transactions contemplated hereby, up to and including the Merger. This Agreement has been duly and validly executed and delivered by Regal Bancorp and Regal Bank, and the Bank Merger and Bank Merger Agreement has been duly and validly approved by the Board of Directors of Regal Bank, and by Regal Bancorp in its capacity as sole stockholder of Regal Bank, and subject to approval by the stockholders of Regal Bancorp of the Agreement and receipt of the required approvals of the Bank Regulators described in Section 8.4, constitutes the valid and binding obligations of Regal Bancorp and Regal Bank, enforceable against Regal Bancorp and Regal Bank in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and as to Regal Bank, the conservatorship or receivership provisions of the FDIA, and subject, as to enforceability, to general principles of equity (the “Enforceability Exceptions”).

4.3.2. (A) The execution and delivery of this Agreement by Regal Bancorp and Regal Bank, (B) subject to receipt of the approvals and consents referred to in Sections 4.4 and 8.4 and compliance with any conditions contained therein, and subject to the receipt of the approval of Regal Bancorp’s stockholders, the consummation of the transactions contemplated hereby, and (C) compliance by Regal Bancorp and Regal Bank with any of the terms or provisions hereof: will not (i) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of Regal Bancorp or any Regal Bancorp Subsidiary or the certificate of incorporation and bylaws of Regal Bank; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Regal Bancorp or any Regal Bancorp Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Regal Bancorp or any Regal Bancorp Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which any of them is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on Regal Bancorp and the Regal Bancorp Subsidiaries taken as a whole.

4.4. Consents.

Except for (A) the consents, waivers, approvals, filings and registrations from or with the Bank Regulators referred to in Section 8.4 and compliance with any conditions contained therein, (B) the filing of the Merger Registration Statement and the declaration of effectiveness of the Merger Registration Statement by the SEC, and such proxy solicitation materials and reports, schedules and forms under the Exchange Act as may be required in connection with this

Agreement and the transactions contemplated by this Agreement, (C) the filing of the articles of merger and certificate of merger as referred to in Section 2.2 hereof, (D) such filings with Governmental Entities to satisfy the applicable requirements of the laws of states in which Regal Bancorp and the Regal Bancorp Subsidiaries are qualified or licensed to do business or state securities or “blue sky” laws, and (E) the approval of this Agreement by the requisite vote of the stockholders of Regal Bancorp, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or other third parties are necessary, in connection with (a) the execution and delivery of this Agreement by Regal Bancorp and Regal Bank, and (b) the completion by Regal Bancorp and Regal Bank of the Merger and the Bank Merger. Regal Bancorp and Regal Bank have no reason to believe that (i) any required approvals from a Bank Regulator or other required consents or approvals will not be received, or that (ii) any Government Entity, the consent or approval of which is not required or to which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

4.5. Financial Statements and Regulatory Reports.

4.5.1. Regal Bancorp has previously made available to Somerset Bank the Regal Bancorp Regulatory Reports. The Regal Bancorp Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements, and fairly present in all material respects, the consolidated financial position, results of operations and changes in stockholders’ equity of Regal Bancorp as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

4.5.2. Regal Bancorp has previously made available to Somerset Bank the Regal Bancorp Financial Statements. The Regal Bancorp Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments), the consolidated financial position, results of operations, changes in stockholders’ equity and comprehensive income (loss), and cash flows of Regal Bancorp and the Regal Bancorp Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto.

4.5.3. At the date of each balance sheet included in the Regal Bancorp Financial Statements and Regal Bancorp Regulatory Reports, Regal Bancorp did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Regal Bancorp Financial Statements or Regal Bancorp Regulatory Reports, or in the footnotes thereto, which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for (A) liabilities, obligations and loss contingencies that are not material individually or in the aggregate or that were incurred in the ordinary course of business, consistent with past practice, (B) liabilities incurred for legal, accounting, financial advisory fees, out-of-pocket and other expenses in connection with the transactions contemplated by this Agreement, and (C) liabilities, obligations and loss contingencies that are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

4.5.4. The records, systems, controls, data and information of Regal Bancorp are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Regal Bancorp or its accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 4.5.4. Regal Bancorp has devised and maintained a system of internal accounting controls sufficient to provide reasonable assurance that: (A) all material transactions are executed in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of Regal Bancorp; (B) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP consistently applied; and (C) access to the material properties and assets of Regal Bancorp is permitted only in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of Regal Bancorp. Regal Bancorp has disclosed to Regal Bancorp’s outside auditors and the audit committee of Regal Bancorp’s Board of Directors any fraud, whether or not material, that involves management or other employees who have a significant role in Regal Bancorp’s internal control over financial reporting. These disclosures (if any) were made in writing by management to Regal Bancorp’s auditors and audit committee and a copy has previously been made available to Somerset Bank.

4.5.5. Since January 1, 2019 (i) Regal Bancorp has not, nor to the Knowledge of Regal Bancorp, has any director, officer, employee, auditor, accountant or representative of Regal Bancorp, received any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Regal Bancorp or its internal accounting controls, including any material complaint, allegation, assertion or claim that Regal Bancorp has engaged in illegal accounting or auditing practices, and (ii) no attorney representing Regal Bancorp has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation with respect to Regal Bancorp, or any of its officers, directors, employees or agents to the Board of Directors of Regal Bancorp.

4.6. Taxes.

Regal Bancorp and the Regal Bancorp Subsidiaries are members of the same affiliated group within the meaning of Code Section 1504(a). Regal Bancorp, or the appropriate Regal Bancorp Subsidiary, has duly filed all federal, state and material local tax returns required to be filed by or with respect to Regal Bancorp and each Regal Bancorp Subsidiary on or prior to the Closing Date (all such returns being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all material federal, state and local taxes that (i) have been incurred by Regal Bancorp and any Regal Bancorp Subsidiary; (ii) are due or claimed to be due from Regal Bancorp or any Regal Bancorp Subsidiary by any taxing authority; or (iii) are due pursuant to any written tax sharing agreement, in each case on or prior to the Closing Date, other than taxes or other charges that (x) are not delinquent, (y) are being contested in good faith, or (z) have not yet been fully determined. As of the date of this Agreement, Regal Bancorp has received no written notice of, and to Regal Bancorp’s Knowledge, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of Regal Bancorp or any of its Subsidiaries, and no claim has been made by any authority in a jurisdiction where Regal Bancorp or any of its Subsidiaries do not file tax returns that Regal Bancorp or any such Subsidiary is subject to taxation in that jurisdiction. Regal Bancorp and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. Regal Bancorp and each of its Subsidiaries has withheld and paid all material taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and Regal Bancorp and each of its Subsidiaries, to Regal Bancorp’s Knowledge, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.

4.7. No Material Adverse Effect.

Regal Bancorp and the Regal Bancorp Subsidiaries, taken as a whole, have not suffered any Material Adverse Effect since December 31, 2021, and no event has occurred or circumstance arisen since that date that, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Regal Bancorp and the Regal Bancorp Subsidiaries, taken as a whole.

4.8. Material Contracts; Leases; Defaults.

4.8.1. Except as set forth in REGAL BANCORP DISCLOSURE SCHEDULE 4.8.1, neither Regal Bancorp nor any Regal Bancorp Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract or material arrangement with any past or present officer, director or employee of Regal Bancorp or any Regal Bancorp Subsidiary, except for “at will” arrangements; (ii) any plan, material arrangement or contract providing for bonuses, pensions, options, equity awards, deferred compensation, retirement payments, profit sharing or similar material arrangements for or with any past or present officers, directors or employees of Regal Bancorp or any Regal Bancorp Subsidiary; (iii) any collective bargaining agreement with any labor union relating to employees of Regal Bancorp or any Regal Bancorp Subsidiary; (iv) any agreement that by its terms limits the payment of dividends by Regal Bancorp or any Regal Bancorp Subsidiary; (v) any instrument evidencing or related to material indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Regal Bancorp or any Regal Bancorp Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, bankers’ acceptances, Federal Home Loan Bank advances and “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” or that contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) that would be applicable on or after the Closing Date to SR Bancorp or any SR Bancorp Subsidiary; (vi) any agreement that relates to capital expenditures and involves future payments in excess of $50,000, (vii) any agreement that relates to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of it business, (viii) any other agreement, written or oral, that obligates Regal Bancorp or any Regal Bancorp Subsidiary to pay more than $25,000 annually or to pay more than $50,000 over its remaining term, which is not terminable without cause on 60 days’ or less notice without penalty or payment (other than agreements for commercially available “off-the-shelf” software), (ix) that is a lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee, involving a liability or obligation as obligor in excess of $50,000 on an annual basis; (x) that is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $50,000 per annum; (xi) that provides for indemnification by Regal Bancorp or any of its Subsidiaries of any person or entity, except for contracts in the ordinary course of business providing for customary indemnification and provisions of Regal Bancorp or Regal Bank’s certificate of incorporation of organization, bylaws or employment agreements with executive officers of Regal Bancorp or Regal Bank providing for indemnification; (xii) that, to Regal Bancorp’s Knowledge, would prevent, materially delay or materially impede Regal Bancorp’s ability to consummate the Merger or the other transactions contemplated hereby; (xiii) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by Regal Bancorp or any Regal Bancorp Subsidiary (it being understood that any non-compete or similar provision shall be deemed material); or that is not of the type described in clauses (i) through (xii) above and that involved payments by, or to, Regal Bancorp or any of its Subsidiaries in the year ended December 31, 2021, or that could reasonably be expected to involve such payments during the year ending December 31, 2022, of more than $50,000 (excluding Loans) or the termination of which would require payment by Regal Bancorp or any of its Subsidiaries in excess of $50,000.

4.8.2. Each real estate lease that requires the consent of the lessor or its agent resulting from the Merger or the Bank Merger, is listed in REGAL BANCORP DISCLOSURE SCHEDULE 4.8.2 identifying the section of the lease that contains such requirement. Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, to its Knowledge, neither Regal Bancorp nor any Regal Bancorp Subsidiary is in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

4.8.3. True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 4.8.1 and 4.8.2 have been made available to Somerset Bank on or before the date hereof, are listed on REGAL BANCORP DISCLOSURE SCHEDULE 4.8.1 and 4.8.2 and are in full force and effect on the date hereof, and neither Regal Bancorp nor any Regal Bancorp Subsidiary (nor, to the Knowledge of Regal Bancorp, any other party to any such contract, arrangement or instrument) has materially breached any provision of, or is in default in any respect under any term of, any such contract, arrangement or instrument. No party to any material contract, arrangement or instrument will have the right to terminate any or all of the provisions of any such contract, arrangement or instrument as a result of the execution of, and the consummation of the transactions contemplated by, this Agreement. No plan, contract, employment agreement, termination agreement, or similar agreement or arrangement to which Regal Bancorp or any Regal Bancorp Subsidiary is a party or under which Regal Bancorp or any Regal Bancorp Subsidiary may be liable contains provisions that permit an employee or independent contractor to terminate it without cause and continue to accrue future benefits thereunder. No such agreement, plan, contract, or arrangement (x) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of Regal Bancorp or any Regal Bancorp Subsidiary or upon the occurrence of a subsequent event; or (y) requires Regal Bancorp or any Regal Bancorp Subsidiary to provide a benefit in the form of Regal Bancorp Common Stock or determined by reference to the value of Regal Bancorp Common Stock.

4.8.4. Except as set forth in REGAL BANCORP DISCLOSURE SCHEDULE 4.8.4, since December 31, 2021, through and including the date of this Agreement, neither Regal Bancorp nor Regal Bank has (i) except for (A) normal increases for employees made in the ordinary course of business consistent with past practice, or (B) as required by applicable law or the terms of agreements listed on REGAL BANCORP DISCLOSURE SCHEDULE 4.12.1, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2021 (which amounts have been previously made available to Somerset Bank), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay (except as required under the terms of agreements or as required or permitted under the terms of severance plans or policies listed on REGAL BANCORP DISCLOSURE SCHEDULE 4.12.1, as in effect as of the date hereof), or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice, (ii) granted any options to purchase shares of Regal Bancorp Common Stock, or any right to acquire any shares of its capital stock to any executive officer, director or employee, (iii) established or increased the benefits payable under any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, except to the extent required by law, (iv) made or changed any material election for federal or state income tax purposes, (v) made any material change in the credit policies or procedures of Regal Bancorp or Regal Bank, the effect of which was or is to make any such policy or procedure less restrictive in any material respect, (vi) made any material acquisition or disposition of any assets or properties, or entered into any contract for any such acquisition or disposition other than loans and loan commitments, (vii) entered into any lease of real or personal property requiring annual payments in excess of $50,000, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice, (viii) changed any accounting methods, principles or practices of Regal Bancorp or Regal Bank affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy or (ix) suffered any strike, work stoppage, slow-down, or other labor disturbance.

4.9. Ownership of Property; Insurance Coverage.

4.9.1. Regal Bancorp and each Regal Bancorp Subsidiary has good and, as to real property, marketable title to all material assets and properties owned by Regal Bancorp or each Regal Bancorp Subsidiary in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Regal Bancorp Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material Liens, and except for (i) those items that secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to the FHLB, inter-bank credit facilities, or any transaction by a Regal Bancorp Subsidiary acting in a fiduciary capacity, and (ii) statutory liens for amounts not yet delinquent or that are being contested in good faith. Regal Bancorp and the Regal Bancorp Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by Regal Bancorp and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in all material respects in the notes to the Regal Bancorp Financial Statements.

4.9.2. With respect to all material agreements pursuant to which Regal Bancorp or any Regal Bancorp Subsidiary has purchased securities subject to an agreement to resell, if any, Regal Bancorp or such Regal Bancorp Subsidiary, as the case may be, has a lien or security interest (which to Regal Bancorp’s Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

4.9.3. Regal Bancorp and each Regal Bancorp Subsidiary currently maintain insurance considered by each of them to be reasonable for their respective operations. Neither Regal Bancorp nor any Regal Bancorp Subsidiary has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by Regal Bancorp or any Regal Bancorp Subsidiary under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last three years Regal Bancorp and each Regal Bancorp Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies. REGAL BANCORP DISCLOSURE SCHEDULE 4.9.3 identifies all policies of insurance maintained by Regal Bancorp and each Regal Bancorp Subsidiary.

4.10. Legal Proceedings.

Except as set forth in REGAL BANCORP DISCLOSURE SCHEDULE 4.10, there is no suit, action, investigation or proceeding pending or, to Regal Bancorp’s Knowledge, threatened against or affecting Regal Bancorp or any Regal Bancorp Subsidiary (and to Regal Bancorp’s Knowledge there are no facts or circumstances that reasonably could be expected to be the basis for any such suit, action or proceeding) (1) that involves a Governmental Entity or Bank Regulator, or (2) that, individually or in the aggregate, if determined adversely to Regal Bancorp or any such Regal Bancorp Subsidiary, would be (A) material to its business, or (B) reasonably likely to prevent or delay it from performing its obligations under, or consummating the transactions contemplated by, this Agreement. Subject to Section 12.13, there is no injunction, order, award, judgment, settlement, decree or regulatory restriction imposed upon or entered into by Regal Bancorp or any Regal Bancorp Subsidiary that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its Affiliates, or to which their respective assets would be subject.

4.11. Compliance With Applicable Law.

4.11.1. Except as set forth in REGAL BANCORP DISCLOSURE SCHEDULE 4.11.1, to Regal Bancorp’s Knowledge, Regal Bancorp and each Regal Bancorp Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the Bank Secrecy Act, the USA PATRIOT Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act of 1977, the Fair Credit Reporting Act, the Truth in Lending Act, Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau and all other applicable fair lending laws and other laws relating to discriminatory business practices and to the origination, sale and servicing of mortgage and consumer loans, and including laws relating to the privacy and security of data or information that constitutes personal data or personal information under applicable law (“Personal Data”). The Board of Directors of Regal Bank have adopted and Regal Bank have implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures, that has not been declared ineffective by any Governmental Entity and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder.

4.11.2. Neither Regal Bancorp nor any Regal Bancorp Subsidiary has any Knowledge of, nor has Regal Bancorp or any Regal Bancorp Subsidiary been advised of, or has any reason to believe that any facts or circumstances exist, which would cause Regal Bancorp or any Regal Bancorp Subsidiary: (a) to be deemed not to be in satisfactory compliance with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by Bank Regulators of lower than “satisfactory”; (b) to be deemed to be operating in violation of the federal Bank Secrecy Act, as amended, and its implementing regulations, the USA PATRIOT Act, and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (c) to be deemed not to be in satisfactory compliance with the applicable requirements contained in any federal and state privacy or data security laws and regulations. Neither Regal Bancorp nor any Regal Bancorp Subsidiary is a party to any agreement with any individual or group regarding CRA matters.

4.11.3. Regal Bancorp (including Regal Bank) maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data against any (i) loss or misuse of Personal Data, (ii) unauthorized or unlawful operations performed upon Personal Data, or (iii) other act or omission that compromises the security or confidentiality of Personal Data (clauses (i) through (iii), a “Security Breach”). To the Knowledge of Regal Bancorp, neither Regal Bancorp nor any Regal Bancorp Subsidiary has experienced any Security Breach that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Regal Bancorp. To the Knowledge of Regal Bancorp, there are no data security or other technological vulnerabilities with respect to its information technology systems or networks that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Regal Bancorp.

4.11.4. Regal Bancorp and each Regal Bancorp Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted, except where the failure to hold such permits, licensees, authorizations, orders or approvals, or the failure to make such filings, applications or registrations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Regal Bancorp or Regal Bank; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect in all material respects and, to the Knowledge of Regal Bancorp, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the approvals referenced in Section 8.4.

4.11.5. Except as set forth in REGAL BANCORP DISCLOSURE SCHEDULE 4.11.5 and subject to Section 12.13, neither Regal Bancorp nor any Regal Bancorp Subsidiary is, or since January 1, 2019 has been, subject to any cease-and-desist or other order or enforcement action issued by, or a party to any written agreement, consent agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or subject to any order or directive by, or ordered to pay any civil money penalty by, any Bank Regulator (a “Regulatory Agreement”) or has adopted any board resolutions at the request of any Bank Regulator. Subject to Section 12.13, and except as set forth in REGAL BANCORP DISCLOSURE SCHEDULE 4.11.5, for the period beginning January 1, 2019, neither Regal Bancorp nor any Regal Bancorp Subsidiary has received any written notification or to Regal Bancorp’s Knowledge any other communication from any Bank Regulator (i) asserting that Regal Bancorp or any Regal Bancorp Subsidiary is not in material compliance with any of the statutes, regulations or ordinances that such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization that is material to Regal Bancorp or any Regal Bancorp Subsidiary; (iii) requiring or threatening to require Regal Bancorp or any Regal Bancorp Subsidiary, or indicating that Regal Bancorp or any Regal Bancorp Subsidiary may be required, to enter into a Regulatory Agreement; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Regal Bancorp or any Regal Bancorp Subsidiary, including without limitation any restriction on the payment of dividends. Neither Regal Bancorp nor any Regal Bancorp Subsidiary has consented to or entered into any currently effective Regulatory Agreement. Subject to Section 12.13, there are no unresolved violations, criticisms or exceptions by any Governmental Entity with respect to any report or statement relating to any examinations of Regal Bancorp, Regal Bank or any Regal Bancorp Subsidiary. The most recent regulatory rating given to Regal Bank as to compliance with the Community Reinvestment Act is satisfactory or better.

4.11.6. Neither Regal Bancorp nor any Regal Bancorp Subsidiary, or to the Knowledge of Regal Bancorp, any director, officer, employee, agent or other person acting on behalf of Regal Bancorp or any Regal Bancorp Subsidiary has, directly or indirectly, (i) used any funds of Regal Bancorp or any Regal Bancorp Subsidiary for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Regal Bancorp or any Regal Bancorp Subsidiary, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Regal Bancorp or any Regal Bancorp Subsidiary, (v) made any fraudulent entry on the books or records of Regal Bancorp or any Regal Bancorp Subsidiary, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for Regal Bancorp or any Regal Bancorp Subsidiary, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Regal Bancorp or any Regal Bancorp Subsidiary, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department, except, in each case, as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Regal Bancorp and the Regal Bancorp Subsidiaries, taken as a whole.

4.12. Employee Benefit Plans.

4.12.1. REGAL BANCORP DISCLOSURE SCHEDULE 4.12.1 includes a list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare and fringe benefit plans, employment, severance and change in control agreements and all other material benefit practices, policies and arrangements maintained by Regal Bancorp or any Regal Bancorp Subsidiary in which any employee or former employee, consultant or former consultant or director or former director of Regal Bancorp or any Regal Bancorp Subsidiary participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits (the “Regal Bancorp Compensation and Benefit Plans”). Neither Regal Bancorp nor any of its Subsidiaries has any commitment to create any additional Regal Bancorp Compensation and Benefit Plan or to materially modify, change or renew any existing Regal Bancorp Compensation and Benefit Plan (any modification or change that increases the cost of such plans would be deemed material), except as required to maintain the qualified status thereof. Regal Bancorp has made available to Somerset Bank true and correct copies of the Regal Bancorp Compensation and Benefit Plans.

4.12.2. Each Regal Bancorp Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Age Discrimination in Employment Act, COBRA, the Health Insurance Portability and Accountability Act and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Age Discrimination in Employment Act and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Each Regal Bancorp Compensation and Benefit Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and to the Knowledge of Regal Bancorp, no circumstances exist that are reasonably likely to result in revocation of any such favorable determination letter. There is no material pending or, to the Knowledge of Regal Bancorp, threatened action, suit or claim relating to any Regal Bancorp Compensation and Benefit Plan (other than routine claims for benefits). Neither Regal Bancorp nor any Regal Bancorp Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any Regal Bancorp Compensation and Benefit Plan that would reasonably be expected to subject Regal Bancorp or any Regal Bancorp Subsidiary to an unpaid tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

4.12.3. Neither Regal Bancorp nor any of its ERISA Affiliates has ever maintained, contributed to, or been required to contribute to or had any liability (whether contingent or otherwise) or obligation with respect to: (i) any employee benefit plan that is or was subject to Title IV of ERISA, Section 412 of the Code, or Section 302 of ERISA, (ii) a Multiemployer Plan (as such term is defined in Section 3(37) of ERISA, (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (v) any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA), and neither the Regal Bancorp nor any ERISA Affiliate has ever incurred any liability under Title IV of ERISA that has not been paid in full. An “ERISA Affiliate” of one entity means any other entity, trade or business that is, or at any applicable time was, a member of a group described in Sections 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity.

4.12.4. All material contributions required to be made under the terms of any Regal Bancorp Compensation and Benefit Plan or ERISA Affiliate Plan to which Regal Bancorp or any Regal Bancorp Subsidiary is a party or a sponsor have been timely made, and all anticipated contributions and funding obligations are accrued on Regal Bancorp’s consolidated financial statements to the extent required by GAAP. Regal Bancorp and its Subsidiaries have expensed and accrued as a liability the present value of future benefits under each applicable Regal Bancorp Compensation and Benefit Plan for financial reporting purposes to the extent required by GAAP.

4.12.5. Neither Regal Bancorp nor any Regal Bancorp Subsidiary has any obligations to provide retiree health, life insurance, disability insurance, or other retiree death benefits under any Regal Bancorp Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code. There has been no communication to employees by Regal Bancorp or any Regal Bancorp Subsidiary that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, disability insurance, or other retiree death benefits.

4.12.6. Regal Bancorp and its Subsidiaries do not maintain any Regal Bancorp Compensation and Benefit Plans covering employees who are not United States residents.

4.12.7. With respect to each Regal Bancorp Compensation and Benefit Plan that is a Pension Plan that is intended to be qualified under Section 401(a) of the Code, Regal Bancorp has provided or made available to Somerset Bank copies of the: (A) trust instruments and insurance contracts; (B) two most recent Forms 5500 filed with the IRS; (C) most recent actuarial report and financial statement; (D) most recent summary plan description; (E) most recent determination letter issued by the IRS; (F) Form 5310 or Form 5330 filed with the IRS within the last two years; and (G) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

4.12.8. Except as disclosed in REGAL BANCORP DISCLOSURE SCHEDULE 4.12.8, the consummation of the Merger will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time) (A) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Regal Bancorp Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Regal Bancorp Compensation and Benefit Plan.

4.12.9. Neither Regal Bancorp nor any Regal Bancorp Subsidiary maintains any compensation plans, programs or arrangements under which (i) any payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder or (ii) any payment is reasonably likely to become taxable or result in any penalties under Section 409A of the Code.

4.12.10. Except as disclosed in REGAL BANCORP DISCLOSURE SCHEDULE 4.12.10, the consummation of the Merger will not, directly or indirectly (including without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time), entitle any current or former employee, director or independent contractor of Regal Bancorp or any Regal Bancorp Subsidiary to any actual or deemed payment (or benefit) that could constitute a “parachute payment” (as such term is defined in Section 280G of the Code).

4.12.11. There are no restricted stock, restricted stock units, stock options, stock appreciation or similar awards or rights, earned dividends or dividend equivalents outstanding under the Regal Bancorp Compensation and Benefit Plans or otherwise as of the date hereof and none will be granted, awarded, or credited after the date hereof.

4.12.12. REGAL BANCORP DISCLOSURE SCHEDULE 4.12.12 sets forth, as of the payroll date immediately preceding the date of this Agreement, a list of the full names of all employees of Regal Bank or Regal Bancorp, their title and rate of salary, their date of hire and any changes in their rate of salary or title effected since December 31, 2021.

4.12.13. REGAL BANCORP DISCLOSURE SCHEDULE 4.12.13 lists all bank-owned life insurance (“BOLI”) policies. The BOLI reflected on Regal Bancorp’s balance sheet is, and will at the Effective Time be, with the exception of the underlying split-dollar arrangements as set forth in REGAL BANCORP DISCLOSURE SCHEDULE 4.12.13, owned by Regal Bancorp or its Subsidiary, as the case may be, free and clear of any claims thereon by the officers, directors or members of their families. Regal Bancorp and its Subsidiaries have obtained the informed, written consent of each employee in whose name BOLI has been purchased. Regal Bancorp and its Subsidiaries have taken all necessary actions necessary to comply with applicable law in connection with its purchase of BOLI. A breakdown of the estimated cash surrender values for each policy, the purpose for which each policy was purchased, the beneficiaries under each policy and a list of the lives insured thereunder has been made available to Somerset Bank.

4.13. Brokers, Finders and Financial Advisors.

Neither Regal Bancorp nor any Regal Bancorp Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of The Kafafian Group, Inc. by Regal Bancorp and the fee payable pursuant thereto. A true and complete copy of the engagement agreement with The Kafafian Group, Inc. has been made available to SR Bancorp.

4.14. Environmental Matters.

4.14.1. Except as set forth in REGAL BANCORP DISCLOSURE SCHEDULE 4.14:

(A) To Regal Bancorp’s Knowledge, no real property (including buildings or other structures) currently or formerly owned, leased or operated by Regal Bancorp or any Regal Bancorp Subsidiary has had any Release of any Materials of Environmental Concern in contravention of Environmental Laws.

(B) To Regal Bancorp’s Knowledge, each of Regal Bancorp and each Regal Bancorp Subsidiary is in compliance, in all material respects, with applicable Environmental Laws.

(C) Neither Regal Bancorp nor any Regal Bancorp Subsidiary has received (i) any written notice, demand letter, or claim alleging any material violation of, any Environmental Laws or (ii) any written request for information pursuant to Environmental Laws, which, in each case, either remains pending or unresolved, as of the Closing.

(D) Neither Regal Bancorp nor any Regal Bancorp Subsidiary is, or has been, subject to any order, decree, or injunction relating to a violation of or allegation of liability under any Environmental Laws.

(E) Regal Bancorp has previously made available to SR Bancorp any environmental reports, studies, audits, records, sampling data, site assessments and other similar documents prepared within the last five (5) years that relate to environmental matters concerning any current or formerly owned, operated or leased real property.

(F) There is no litigation pending or, to the Knowledge of Regal Bancorp, threatened against Regal Bancorp or any Regal Bancorp Subsidiary relating to any property currently or formerly owned, leased or operated by Regal Bancorp or any Regal Bancorp Subsidiary before any court, or Governmental Entity (i) for alleged noncompliance with any Environmental Laws or (ii) relating to the Release of any Materials of Environmental Concern in contravention of Environmental Laws.

4.15. Loan Portfolio and Investment Securities.

4.15.1. The allowance for loan losses reflected in Regal Bancorp’s audited consolidated statement of financial condition at December 31, 2021 was, and the allowance for loan losses shown on the balance sheets in Regal Bancorp’s Securities Documents for periods ending after December 31, 2021 will be, adequate, as of the dates thereof, under GAAP.

4.15.2. REGAL BANCORP DISCLOSURE SCHEDULE 4.15.2 sets forth a listing, as of June 30, 2022, by account, of: (A) all loans (including loan participations, which shall be separately identified) of Regal Bank or any other Regal Bancorp Subsidiary that have been accelerated during the past twelve months; (B) all loan commitments or lines of credit of Regal Bank or any other Regal Bancorp Subsidiary that have been terminated by Regal Bank or any other Regal Bancorp Subsidiary during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (C) all loans, lines of credit and loan commitments as to which Regal Bank or any other Regal Bancorp Subsidiary has given written notice of its intent to terminate during the past twelve months; (D) with respect to all commercial loans (including commercial real estate loans), all notification letters and other written communications from Regal Bank or any other Regal Bancorp Subsidiary to any of their respective borrowers, customers or other parties during the past twelve months wherein Regal Bank or any other Regal Bancorp Subsidiary has requested or demanded that actions be taken to correct existing defaults or facts or circumstances that may become defaults (other than with regard to requests or demands for current financial information from borrowers); (E) each borrower, customer or other party that has notified Regal Bank or any other Regal Bancorp Subsidiary during the past twelve months of, or has asserted against Regal Bank or any other Regal Bancorp Subsidiary, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of Regal Bank, each borrower, customer or other party that has given Regal Bank or any other Regal Bancorp Subsidiary any oral notification of, or orally asserted to or against Regal Bank or any other Regal Bancorp Subsidiary, any such claim; (F) all loans, (1) that are contractually past due 60 days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that are contractually past due 90 days or more in the payment of principal and/or interest days or more and still accruing; (4) classified as troubled debt restructurings; (5) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch list” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such loan and the identity of the obligor thereunder, (5) where a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the loans are less than 90 days past due, (6) where, during the past three years, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms (other than loans for which deferrals were granted under the terms of Section 4013 of the Coronavirus Aid, Relief, and Economic Security Act or similar regulatory guidance), or (7) where a specific reserve allocation exists in connection therewith, and (G) all assets classified by Regal Bank or any Regal Bank Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure. REGAL BANCORP DISCLOSURE SCHEDULE 4.15.2 may exclude any individual loan with a principal outstanding balance of less than $50,000, provided that REGAL BANCORP DISCLOSURE SCHEDULE 4.15.2 includes, for each category described, the aggregate amount of individual loans with a principal outstanding balance of less than $50,000 that have been excluded.

4.15.3. All loans receivable (including discounts) and accrued interest entered on the books of Regal Bancorp and the Regal Bancorp Subsidiaries arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of business. To the Knowledge of Regal Bancorp, the loans, discounts and the accrued interest reflected on the books of Regal Bancorp and the Regal Bancorp Subsidiaries are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), subject to the Enforceability Exceptions. Except for loans pledged for collateral for FHLB borrowings or government deposits, all such loans are owned by Regal Bancorp or the appropriate Regal Bancorp Subsidiary free and clear of any Liens.

4.15.4. (a) The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be, (b) to the extent carried on the books and records of Regal Bancorp and any Regal Bancorp Subsidiary as secured loans, the loans described above have been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (c) each loan described above is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, (except as may be limited by the Enforceability Exceptions).

4.15.5. Regal Bancorp and each Regal Bancorp Subsidiary has good and marketable title to all securities owned by it, free and clear of any liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of Regal Bancorp or such Regal Bancorp Subsidiary. Such securities are valued on the books of Regal Bancorp in accordance with GAAP in all material respects. Regal Bancorp and each Regal Bancorp Subsidiary employs investment, securities, risk management and other policies, practices and procedures that Regal Bancorp believes are prudent and reasonable.

4.15.6. Neither Regal Bancorp nor Regal Bank is a party to any agreement or arrangement with (or otherwise obligated to) any Person that obligates Regal Bancorp or Regal Bank to repurchase from that Person any loan or other asset solely on account of a payment default by the obligor on any such loan.

4.16. Related Party Transactions.

Except as set forth in REGAL BANCORP DISCLOSURE SCHEDULE 4.16, neither Regal Bancorp nor any Regal Bancorp Subsidiary is a party, directly or indirectly, to any transaction (including any loan or other credit accommodation but excluding deposit relationships in the ordinary course of business) with any current or former Affiliate of Regal Bancorp or of any Regal Bancorp Subsidiary). All such transactions set forth in REGAL BANCORP DISCLOSURE SCHEDULE 4.16 (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. No loan or credit accommodation to any Affiliate of Regal Bancorp or any Regal Bancorp Subsidiary is presently in default or, during the three-year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither Regal Bancorp nor any Regal Bancorp Subsidiary has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by Regal Bancorp is inappropriate. All transactions between Regal Bank or any of its Subsidiaries and any of their respective Affiliates comply in all material respects, to the extent applicable, with Regulation W of the FRB.

4.17. Schedule of Termination Benefits.

REGAL BANCORP DISCLOSURE SCHEDULE 4.17 includes a schedule of all termination benefits and related payments that would be payable to the individuals identified thereon, under any and all employment agreements, special termination agreements, change in control agreements, supplemental executive retirement plans, deferred bonus plans, deferred compensation plans, salary continuation plans, or any compensation arrangement, or other pension benefit or welfare benefit plan maintained by Regal Bancorp or any Regal Bancorp Subsidiary for the benefit of officers or directors of Regal Bancorp or any Regal Bancorp Subsidiary (the “Benefits Schedule”) other than benefits payable under a Pension Plan that is tax-qualified under Code Section 401(a), assuming their employment or service is terminated as of December 31, 2022 and the Closing Date occurs on such date and based on the other assumptions specified in such schedule. No other individuals are entitled to benefits under any such plans.

4.18. Deposits.

Except as set forth in REGAL BANCORP DISCLOSURE SCHEDULE 4.18, none of the deposits of Regal Bancorp or any Regal Bancorp Subsidiary is a “brokered deposit” as defined in 12 CFR Section 337.6(a)(2).

4.19. Antitakeover Provisions Inapplicable; Required Vote of Stockholders.

The Merger and the transactions contemplated hereby are exempt from Section 14A:10A of the NJBCA (the New Jersey Shareholders Protection Act). The affirmative vote of a majority of the votes cast by holders of Regal Bancorp Common Stock entitled to vote on the Agreement and the Merger is required to approve this Agreement and the Merger under Regal Bancorp’s certificate of incorporation and the NJBCA.

4.20. Registration Obligations.

Neither Regal Bancorp nor any Regal Bancorp Subsidiary is under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

4.21. Derivative Transactions.

Except for those Derivative Transactions and other instruments legally purchased or entered into in the ordinary course of business consistent with past practice, consistent with regulatory requirements and listed (as of the date hereof) on REGAL BANCORP DISCLOSURE SCHEDULE 4.21, neither Regal Bancorp, Regal Bank nor any Regal Bancorp Subsidiary is a party to or has agreed to enter into any Derivative Transaction or owns securities that (A) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (B) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

4.22. Fairness Opinion.

The Board of Directors of Regal Bancorp has received an opinion from The Kafafian Group, Inc. to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date thereof, the Merger Consideration to be received by the stockholders of Regal Bancorp pursuant to this Agreement is fair to such stockholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.23. Trust Accounts.

Neither Regal Bancorp, Regal Bank nor any Regal Bancorp Subsidiary conducts any trust business.

4.24. Securities Documents.

Regal Bancorp has made available to SR Bancorp copies of its (i) proxy statement and annual report provided to stockholders in 2022 and for the past three completed fiscal years, (ii) all other communication provided to its stockholders during the course of 2022 and the prior three completed fiscal years.

4.25. Intellectual Property.

Regal Bancorp and each Regal Bancorp Subsidiary owns, or to Regal Bancorp’s Knowledge, possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, servicemarks and trademarks used in their business, each without payment (except as set forth in REGAL BANCORP DISCLOSURE SCHEDULE 4.25), and neither Regal Bancorp, Regal Bank nor any Regal Bancorp Subsidiary has received any notice of conflict with respect thereto that asserts the rights of others. Regal Bancorp and each Regal Bancorp Subsidiary have performed all the obligations required to be performed, and are not in default in any respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing. To the Knowledge of Regal Bancorp, the conduct of the business of Regal Bancorp and each Regal Bancorp Subsidiary as currently conducted or proposed to be conducted does not, in any respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.

4.26. Labor Matters.

There are no labor or collective bargaining agreements to which Regal Bancorp or any Regal Bancorp Subsidiary is a party. To the Knowledge of Regal Bancorp, there is no union organizing effort pending or, to the Knowledge of Regal Bancorp, threatened against Regal Bancorp or any Regal Bancorp Subsidiary. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of Regal Bancorp, threatened against Regal Bancorp or any Regal Bancorp Subsidiary. There is no unfair labor practice proceeding pending or, to the Knowledge of Regal Bancorp, threatened against Regal Bancorp or any Regal Bancorp Subsidiary (other than routine employee grievances that are not related to union employees). To the Knowledge of Regal Bancorp, Regal Bancorp and each Regal Bancorp Subsidiary is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice.

4.27. Regal Bancorp Information Supplied.

The information relating to Regal Bancorp, the Regal Bancorp Subsidiaries and its and their respective directors and officers that is provided by Regal Bancorp or its representatives and is specifically called for inclusion in the Proxy Statement-Prospectus, Merger Registration Statement, or in any other document filed with any Bank Regulator, the SEC or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

4.28. No Other Representations or Warranties.

Except for the representations and warranties made by Regal Bancorp and Regal Bank in this Article IV, neither Regal Bancorp, Regal Bank nor any other Person makes any express or implied representation or warranty with respect to Regal Bancorp, Regal Bank and their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Regal Bancorp and Regal Bank hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Regal Bancorp, Regal Bank nor any other Person makes or has made any representation or warranty to SR Bancorp, Somerset Bank or any of its Affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Regal Bancorp, the Regal Bancorp Subsidiaries, or any of their businesses, or (ii) except for the representations and warranties made by Regal Bancorp and Regal Bank in this Article IV, any oral or written information presented to SR Bancorp or Somerset Bank or any of their Affiliates or representatives in the course of their due diligence investigation of Regal Bancorp and Regal Bank, the negotiation of this Agreement or in the course of the transactions contemplated hereby. SR Bancorp and Somerset Bank acknowledge and agree that neither Regal Bancorp, Regal Bank nor any other Person has made or is making any express or implied representation or warranty other than those contained in Article IV.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SR BANCORP AND SOMERSET

SAVINGS

SR Bancorp and Somerset Bank represent and warrant to Regal Bancorp and Regal Bank that the statements contained in this Article V are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V), except as set forth in the SR BANCORP DISCLOSURE SCHEDULE and except to any representation or warranty that specifically relates to an earlier date. SR Bancorp has made a good faith effort to ensure that the disclosure on each schedule of the SR BANCORP DISCLOSURE SCHEDULE corresponds to the section referenced herein. However, for purposes of the SR BANCORP DISCLOSURE SCHEDULE, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule. References to the Knowledge of SR Bancorp shall include the Knowledge of Somerset Bank.

5.1. Organization.

5.1.1. SR Bancorp is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, and upon completion of the Conversion and Charter Conversion, will be duly registered as a bank holding company under the BHCA (and if the Charter Conversion is not completed, will be duly registered as a savings and loan holding company under the HOLA). SR Bancorp has, and upon completion of the Conversion will have, full corporate power and authority to own, lease and operate its properties and to conduct its business. SR Bancorp is, and upon completion of the Conversion will be, duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on SR Bancorp. SR Bancorp has no Subsidiaries and upon completion of the Conversion will have one direct Subsidiary, Somerset Bank.

5.1.2. Somerset Bank is a savings association in mutual form and is duly organized, validly existing and in good standing under New Jersey law. Upon completion of the Conversion, Somerset Bank will be a savings association in stock form and will be duly organized, validly existing and in good standing under New Jersey law. Upon the Charter Conversion, Somerset Bank will be a commercial bank in stock form and will be duly organized, validly existing and in good standing under New Jersey law. Somerset Bank has the full corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on Somerset Bank. The deposits of Somerset Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Somerset Bank is a member in good standing of the FHLB and owns the requisite amount of stock therein.

5.1.3. SR BANCORP DISCLOSURE SCHEDULE 5.1.3 lists every Somerset Bank Subsidiary, and for each Somerset Bank Subsidiary, its jurisdiction of incorporation. Somerset Bank owns all the capital stock of each Somerset Bank Subsidiary, free and clear of any Liens. Each Somerset Bank Subsidiary is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and each has all requisite company, partnership or corporate (as applicable) power and authority to own or lease its properties and assets and to carry on its business as now conducted. Other than shares of capital stock of the Somerset Bank Subsidiaries listed on SR BANCORP DISCLOSURE SCHEDULE 5.1.3, Somerset Bank does not own or control, directly or indirectly, or have the right to acquire directly or indirectly, an equity interest in any corporation, company, association, partnership, joint venture or other entity, except for FHLB stock, permissible equity interests held in the investment portfolios of Somerset Bank or any Somerset Bank Subsidiary, equity interests held by any Somerset Bank Subsidiary in a fiduciary capacity and equity interests held in connection with the lending activities of Somerset Bank. There are no restrictions on the ability of any Somerset Bank Subsidiary to pay dividends or distributions.

5.1.4. The respective minute books of Somerset Bank and each Somerset Bank Subsidiary accurately record, in all material respects, all material corporate actions of its board of directors (including committees).

5.1.5. Prior to the date of this Agreement, Somerset Bank has made available to Regal Bancorp true and correct copies of the certificate of incorporation and bylaws of Somerset Bank, and the Articles of Incorporation and bylaws of SR Bancorp.

5.2. Capitalization.

5.2.1. The authorized capital stock of SR Bancorp consists of (i) fifty million (50,000,000) shares of common stock, $0.01 per share and (ii) five million (5,000,000) shares of preferred stock, $0.01 per share. As of the date hereof, no shares of SR Bancorp common stock or preferred stock were outstanding. Somerset Bank has no authorized capital stock as of the date of this Agreement. Neither SR Bancorp, Somerset Bank nor any Somerset Bank Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of SR Bancorp Common Stock, or any other security of SR Bancorp or any securities representing the right to vote, purchase or otherwise receive any shares of SR Bancorp Common Stock or any other security of SR Bancorp, other than, as to SR Bancorp, subscription rights issuable in connection with the Conversion.

5.2.2. Following completion of the Conversion, SR Bancorp will own of record and beneficially all of the capital stock of Somerset Bank free and clear of any Lien.

5.3. Authority; No Violation.

5.3.1. SR Bancorp and Somerset Bank each has all full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, and each has full corporate power and authority to consummate the Conversion. The execution and delivery of this Agreement by SR Bancorp and Somerset Bank and the completion by SR Bancorp and Somerset Bank of the transactions contemplated hereby, up to and including the Conversion, the Charter Conversion, the Merger and the Bank Merger, have been duly and validly approved by the Boards of Directors of SR Bancorp and Somerset Bank, respectively, and, except for approval of the Conversion by the Depositors of Somerset Bank, no other corporate proceedings on the part of SR Bancorp or Somerset Bank are necessary to complete the transactions contemplated hereby, up to and including the Conversion, the Charter Conversion and the Merger. This Agreement has been duly and validly executed and delivered by SR Bancorp and Somerset Bank, and the Bank Merger and Bank Merger Agreement has been duly and validly approved by the Board of Directors of Somerset Bank, and subject to approval of the Conversion by the Depositors of Somerset Bank and receipt of the required approvals of Bank Regulators described in Section 8.4, constitutes the valid and binding obligations of SR Bancorp and Somerset Bank, enforceable against SR Bancorp and Somerset Bank in accordance with its terms, subject to the Enforceability Exceptions.

5.3.2. (A) The execution and delivery of this Agreement by SR Bancorp, and Somerset Bank, (B) subject to receipt of the approvals and consents referred to in Sections 5.4 and 8.4, and compliance with any conditions contained therein, and subject to the receipt of the approval of the Conversion by the Depositors of Somerset Bank, the consummation of the transactions contemplated hereby, and (C) compliance by SR Bancorp and Somerset Bank with any of the terms or provisions hereof: will not (i) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of SR Bancorp, the certificate of incorporation and bylaws of Somerset Bank, or the charter and bylaws of any Somerset Bank Subsidiary or; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to SR Bancorp, Somerset Bank or any Somerset Bank Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of SR Bancorp, Somerset Bank or any Somerset Bank Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which any of them is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on SR Bancorp or Somerset Bank taken as a whole.

5.4. Consents.

Except for (A) the consents, waivers, approvals, filings and registrations from or with the Bank Regulators referred to in Section 8.4 and compliance with any conditions contained therein, (B) the filing of the Merger Registration Statement and the declaration of effectiveness of the Merger Registration Statement by the SEC, and such proxy solicitation materials and reports, schedules and forms under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (C) the regulatory approvals required for the completion of the Conversion, as described in the Plan of Conversion, and the Charter Conversion, (D) the filing of the articles of merger and certificate of merger as referred to in Section 2.2 hereof, (E) such filings with Governmental Entities to satisfy the applicable requirements of the laws of states in which SR Bancorp and its Subsidiaries are qualified or licensed to do business or state securities or “blue sky” laws, and (F) and the requisite vote on the Conversion by the Depositors of Somerset Bank, no consents, waivers or approvals of, or filings or registrations with, any Bank Regulator, Governmental Entity or third party are necessary, and no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (a) the execution and delivery of this Agreement by SR Bancorp and Somerset Bank, and (b) the completion by SR Bancorp and Somerset Bank of Conversion, the Charter Conversion, the Merger and the Bank Merger. Somerset Bank has no reason to believe that (i) any required approvals from a Bank Regulator or other required consents or approvals will not be received, or that (ii) any Government Entity, the consent or approval of which is not required or to which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

5.5. Financial Statements and Regulatory Reports.

5.5.1. Somerset Bank has previously made available to Regal Bancorp the Somerset Bank Regulatory Reports. The Somerset Bank Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements, and fairly present in all material respects, the consolidated financial position, results of operations and changes in equity of Somerset Bank as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

5.5.2. Somerset Bank has previously made available to Regal Bancorp the Somerset Bank Financial Statements. The Somerset Bank Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations, changes in equity and cash flows of Somerset Bank and the Somerset Bank Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto.

5.5.3. At the date of each balance sheet included in the Somerset Bank Financial Statements and Somerset Bank Regulatory Reports, Somerset Bank did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Somerset Bank Financial Statements or Somerset Bank Regulatory Reports or in the footnotes thereto, which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for (A) liabilities, obligations and loss contingencies that are not material individually or in the aggregate or that were incurred in the ordinary course of business, consistent with past practice, (B) liabilities incurred for legal, accounting, financial advisory fees, out-of-pocket and other expenses in connection with the transactions contemplated by this Agreement, and (C) liabilities, obligations and loss contingencies that are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

5.5.4. The records, systems, controls, data and information of Somerset Bank are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Somerset Bank or its accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 5.5.4. Somerset Bank has devised and maintained a system of internal accounting controls sufficient to provide reasonable assurance that: (A) all material transactions are executed in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of Somerset Bank; (B) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP consistently applied; and (C) access to the material properties and assets of Somerset Bank is permitted only in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of Somerset Bank. Somerset Bank has disclosed to Somerset Bank’s outside auditors and the audit committee of Somerset Bank’s Board of Directors any fraud, whether or not material, that involves management or other employees who have a significant role in Somerset Bank’s internal control over financial reporting. These disclosures (if any) were made in writing by management to Somerset Bank’s auditors and audit committee and a copy has previously been made available to Somerset Bank.

5.5.5. Since January 1, 2019 (i) Somerset Bank has not, nor to the Knowledge of Somerset Bank, has any director, officer, employee, auditor, accountant or representative of Somerset Bank, received any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Somerset Bank or its internal accounting controls, including any material complaint, allegation, assertion or claim that Somerset Bank has engaged in illegal accounting or auditing practices, and (ii) no attorney representing Somerset Bank has reported evidence of a material violation of law, breach of fiduciary duty or similar violation with respect to Somerset Bank, or any of its officers, directors, employees or agents to the Board of Directors of Somerset Bank.

5.6. Taxes.

Somerset Bank and the Somerset Bank Subsidiaries are members of the same affiliated group within the meaning of Code Section 1504(a). Somerset Bank, or the appropriate Somerset Bank Subsidiary, has duly filed all federal, state and material local tax returns required to be filed by or with respect to Somerset Bank and each Somerset Bank Subsidiary on or prior to the Closing Date (all such returns being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all material federal, state and local taxes that (i) have been incurred by Somerset Bank and any Somerset Bank Subsidiary, (ii) are due or claimed to be due from Somerset Bank and any Somerset Bank Subsidiary by any taxing authority, or (iii) are due pursuant to any written tax sharing agreement, in each case on or prior to the Closing Date, other than taxes or other charges that (x) are not delinquent, (y) are being contested in good faith, or (z) have not yet been fully determined. As of the date of this Agreement, Somerset Bank has received no notice of, and to the Knowledge of Somerset Bank, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of Somerset Bank or any of its Subsidiaries, and no claim has been made by any authority in a jurisdiction where Somerset Bank or any of its Subsidiaries do not file tax returns that Somerset Bank or any such Subsidiary is subject to taxation in that jurisdiction. Somerset Bank and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. Somerset Bank and each of its Subsidiaries has withheld and paid all material taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and Somerset Bank and each of its Subsidiaries, to the Knowledge of Somerset Bank, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.

5.7. No Material Adverse Effect.

SR Bancorp, Somerset Bank and the Somerset Bank Subsidiaries, taken as a whole, have not suffered any Material Adverse Effect since June 30, 2021, and no event has occurred or circumstance arisen since that date that, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on SR Bancorp, or on Somerset Bank and the Somerset Bank Subsidiaries, taken as a whole.

5.8. Ownership of Property; Insurance Coverage.

5.8.1. Somerset Bank and each Somerset Bank Subsidiary has good and, as to real property, marketable title to all material assets and properties owned by Somerset Bank or each Somerset Bank Subsidiary in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Somerset Bank Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material Liens, except (i) those items that secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to the FHLB, inter-bank credit facilities, or any transaction by a Somerset Bank Subsidiary acting in a fiduciary capacity, and (ii) statutory liens for amounts not yet delinquent or that are being contested in good faith. Somerset Bank and the Somerset Bank Subsidiaries, as lessee, have the right under valid and subsisting leases of real and personal properties used by Somerset Bank and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them.

5.8.2. Somerset Bank and each Somerset Bank Subsidiary currently maintain insurance considered by Somerset Bank to be reasonable for their respective operations. Neither Somerset Bank nor any Somerset Bank Subsidiary has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by Somerset Bank or any Somerset Bank Subsidiary under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last three years Somerset Bank and each Somerset Bank Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies. SR BANCORP DISCLOSURE SCHEDULE 5.8.2 identifies all policies of insurance maintained by Somerset Bank and each Somerset Bank Subsidiary.

5.9. Legal Proceedings.

There is no suit, action, investigation or proceeding pending or, to SR Bancorp’s Knowledge, threatened against or affecting SR Bancorp, Somerset Bank or any Somerset Bank Subsidiary (and to SR Bancorp’s Knowledge there are no facts or circumstances that reasonably could be expected to be the basis for any such suit, action or proceeding) (1) that involves a Governmental Entity or Bank Regulator, or (2) that, individually or in the aggregate, if determined adversely to SR Bancorp, Somerset Bank or any such Somerset Bank Subsidiary, would be (A) material to its business, or (B) reasonably likely to prevent or delay it from performing its obligations under, or consummating the transactions contemplated by, this Agreement. Subject to Section 12.13, neither SR Bancorp nor Somerset Bank are subject to any injunction, order, award, judgment, settlement, decree or regulatory restriction (other than restrictions which may be imposed in connection with the approval of the Conversion or the Merger) that, upon consummation of the Merger, would apply to the Surviving Corporation of any of its Affiliates, or to their respective assets.

5.10. Compliance With Applicable Law.

5.10.1. To SR Bancorp’s Knowledge, Somerset Bank and each Somerset Bank Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the Bank Secrecy Act, the USA PATRIOT Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act of 1977, the Fair Credit Reporting Act, the Truth in Lending Act, Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau and all other applicable fair lending laws and other laws relating to discriminatory business practices and to the origination, sale and servicing of mortgage and consumer loans, and including laws relating to Personal Data. The Board of Directors of Somerset Bank has adopted and Somerset Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures, that has not been declared ineffective by any Governmental Entity and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder.

5.10.2. Neither Somerset Bank nor any Somerset Bank Subsidiary has any Knowledge of, nor has Somerset Bank or any Somerset Bank Subsidiary been advised of, or has any reason to believe that any facts or circumstances exist, which would cause Somerset Bank or any Somerset Bank Subsidiary: (a) to be deemed not to be in satisfactory compliance with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by Bank Regulators of lower than “satisfactory”; (b) to be deemed to be operating in violation of the federal Bank Secrecy Act, as amended, and its implementing regulations, the USA PATRIOT Act, and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (c) to be deemed not to be in satisfactory compliance with the applicable requirements contained in any federal and state privacy or data security laws and regulations. Somerset Bank is not a party to any agreement with any individual or group regarding CRA matters.

5.10.3. Somerset Bank maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data against any Security Breach. To the Knowledge of Somerset Bank, neither Somerset Bank nor any Somerset Bank Subsidiary has experienced any Security Breach that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Somerset Bank. To the Knowledge of Somerset Bank, there are no data security or other technological vulnerabilities with respect to its information technology systems or networks that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Somerset Bank.

5.10.4. Somerset Bank and each Somerset Bank Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted, except where the failure to hold such permits, licensees, authorizations, orders or approvals, or the failure to make such filings, applications or registrations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Somerset Bank; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect in all material respects and, to the Knowledge of SR Bancorp, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the approvals referenced in Section 8.4.

5.10.5. Subject to Section 12.13, neither Somerset Bank nor any Somerset Bank Subsidiary is, or since January 1, 2019 has been, subject to Regulatory Agreement. Subject to Section 12.13, for the period beginning January 1, 2019, neither Somerset Bank nor any Somerset Bank Subsidiary has received any written notification or to Somerset Bank’s Knowledge any other communication from any Bank Regulator (i) asserting that Somerset Bank or any Somerset Bank Subsidiary is not in material compliance with any of the statutes, regulations or ordinances that such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization that is material to Somerset Bank or any Somerset Bank Subsidiary; (iii) requiring or threatening to require Somerset Bank or any Somerset Bank Subsidiary, or indicating that Somerset Bank or any Somerset Bank Subsidiary may be required, to enter into a Regulatory Agreement; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Somerset Bank or any Somerset Bank Subsidiary, including without limitation any restriction on the payment of dividends. Neither Somerset Bank nor any Somerset Bank Subsidiary has consented to or entered into any currently effective Regulatory Agreement. Subject to Section 12.13, there are no unresolved violations, criticisms or exceptions by any Governmental Entity with respect to any report or statement relating to any examinations of Somerset Bank or any Somerset Bank Subsidiary. The most recent regulatory rating given to Somerset Bank as to compliance with the Community Reinvestment Act is satisfactory or better.

5.10.6. Neither Somerset Bank nor any Somerset Bank Subsidiary, or to the Knowledge of Somerset Bank, any director, officer, employee, agent or other person acting on behalf of Somerset Bank or any Somerset Bank Subsidiary has, directly or indirectly, (i) used any funds of Somerset Bank or any Somerset Bank Subsidiary for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Somerset Bank or any Somerset Bank Subsidiary, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Somerset Bank or any Somerset Bank Subsidiary, (v) made any fraudulent entry on the books or records of Somerset Bank or any Somerset Bank Subsidiary, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for Somerset Bank or any Somerset Bank Subsidiary, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Somerset Bank or any Somerset Bank Subsidiary, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department, except, in each case, as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Somerset Bank and the Somerset Subsidiaries, taken as a whole.

5.11. Employee Benefit Plans.

5.11.1. SOMERSET BANCORP DISCLOSURE SCHEDULE 5.11.1 includes a list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare and fringe benefit plans, and all other material benefit practices, policies and arrangements maintained by Somerset Bank or any Somerset Bank Subsidiary in which any employee or former employee, consultant or former consultant or director or former director of Somerset Bank or any Somerset Bank Subsidiary participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits (the “Somerset Bank Compensation and Benefit Plans”). Somerset Bank has made available to Regal Bancorp true and correct copies of the Somerset Bank Compensation and Benefit Plans.

5.11.2. Each Somerset Bank Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Age Discrimination in Employment Act, COBRA, the Health Insurance Portability and Accountability Act and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Age Discrimination in Employment Act and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Each Somerset Bank Compensation and Benefit Plan that is a Pension Plan and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and, to the Knowledge of Somerset Bank, no circumstances exist that are reasonably likely to result in revocation of any such favorable determination letter. There is no material pending or, to the Knowledge of Somerset Bank, threatened action, suit or claim relating to any of the Somerset Bank Compensation and Benefit Plans (other than routine claims for benefits). Neither Somerset Bank nor any Somerset Bank Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any Somerset Bank Compensation and Benefit Plan that would reasonably be expected to subject Somerset Bank or any Somerset Bank Subsidiary to an unpaid tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

5.11.3. No Somerset Bank Compensation and Benefit Plan that is a defined benefit plan subject to Title IV of ERISA (“Somerset Bank Defined Benefit Plan”) had an “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof. The fair market value of the assets of each Somerset Bank Defined Benefit Plan exceeds the present value of the “benefit liabilities” (as defined in Section 4001(a)(16) of ERISA) under such Somerset Bank Defined Benefit Plan as of the end of the most recent plan year with respect to the respective Somerset Bank Defined Benefit Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Somerset Bank Defined Benefit Plan as of the date hereof; and no notice of a “reportable event” (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any Somerset Bank Defined Benefit Plan within the 12-month period ending on the date hereof. There is no pending investigation or, to the Knowledge of Somerset Bank, threatened, enforcement action by any Governmental Entity with respect to any Somerset Bank Compensation and Benefit Plan or any ERISA Affiliate Plan.

5.11.4. All material contributions required to be made under the terms of any Somerset Bank Compensation and Benefit Plan or ERISA Affiliate Plan to which Somerset Bank or any Somerset Bank Subsidiary is a party or sponsor have been timely made, and all anticipated contributions and funding obligations are accrued on Somerset Bank’s consolidated financial statements to the extent required by GAAP. Somerset Bank and its Subsidiaries have expensed and accrued as a liability the present value of future benefits under each applicable Somerset Bank Compensation and Benefit Plan for financial reporting purposes to the extent required by GAAP.

5.12. Environmental Matters.

5.12.1. Except as set forth in SR BANCORP DISCLOSURE SCHEDULE 5.12:

(A) To Somerset Bank’s Knowledge, no real property (including buildings or other structures) currently or formerly owned, leased or operated by Somerset Bank or any Somerset Bank Subsidiary has had any Release of any Materials of Environmental Concern in contravention of Environmental Laws.

(B) To Somerset Bank’s Knowledge, each of Somerset Bank and each Somerset Bank Subsidiary is in compliance, in all material respects, with applicable Environmental Laws.

(C) Neither Somerset Bank nor any Somerset Bank Subsidiary has received (i) any written notice, demand letter, or claim alleging any material violation of, any Environmental Law or (ii) any written request for information pursuant to Environmental Laws, which, in each case, either remains pending or unresolved, as of the Closing.

(D) Neither Somerset Bank nor any Somerset Bank Subsidiary is, or has been, subject to any order, decree, or injunction relating to a violation of or allegation of liability under any Environmental Laws.

(E) Somerset Bank has previously made available to Regal Bancorp any environmental reports, studies, audits, records, sampling data, site assessments and other similar documents prepared within the last five (5) years that relate to environmental matters concerning any current or formerly owned, operated or leased real property.

(F) There is no litigation pending or, to the Knowledge of Somerset Bank, threatened against Somerset Bank or any Somerset Bank Subsidiary relating to any property currently or formerly owned, leased or operated by Somerset Bank or any Somerset Bank Subsidiary before any court, or Governmental Entity (i) for alleged noncompliance with any Environmental Laws or (ii) relating to the Release of any Materials of Environmental Concern in contravention of Environmental Laws.

5.13. Loan Portfolio and Investment Securities.

5.13.1. The allowance for loan losses reflected in Somerset Bank’s audited consolidated statement of financial condition at June 30, 2021 was, and the allowance for loan losses shown on the balance sheets in Somerset Bank’s Financial Statements for periods ending after June 30, 2021 will be, adequate, as of the dates thereof, under GAAP.

5.13.2. SOMERSET BANCORP DISCLOSURE SCHEDULE 5.13.2 sets forth a listing, as of June 30, 2022, (A) of all loans of Somerset Bank and any Somerset Bank Subsidiary, (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that are classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch list” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (4) where a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the loans are less than 90 days past due, or (5) where a specific reserve allocation exists in connection therewith; and (B) all assets classified by Somerset Bank or any Somerset Bank Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure. SR BANCORP DISCLOSURE SCHEDULE 5.13.2 may exclude any individual loan with a principal outstanding balance of less than $50,000, provided that SR BANCORP DISCLOSURE SCHEDULE 5.13.2 includes, for each category described, the aggregate amount of individual loans with a principal outstanding balance of less than $50,000 that has been excluded.

5.13.3. All loans receivable (including discounts) and accrued interest entered on the books of Somerset Bank and each Somerset Bank Subsidiary arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of business. To the Knowledge of SR Bancorp, the loans, discounts and the accrued interest reflected on the books of Somerset Bank and the Somerset Bank Subsidiaries are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), subject to the Enforceability Exceptions. Except for loans pledged for collateral for FHLB borrowings, Federal Reserve Bank of New York borrowings or government deposits, all such loans are owned by Somerset Bank or the appropriate Somerset Bank Subsidiary free and clear of any Liens.

5.13.4. The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

5.13.5. Somerset Bank and each Somerset Bank Subsidiary has good and marketable title to all securities owned by it, free and clear of any Liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of Somerset Bank or such Somerset Bank Subsidiary or as pledged for collateral for FHLB borrowings. Such securities are valued on the books of Somerset Bank in accordance with GAAP in all material respects. Somerset Bank and each Somerset Bank Subsidiary employs investment, securities, risk management and other policies, practices and procedures that Somerset Bank believes are prudent and reasonable.

5.14. Deposits.

None of the deposits of Somerset Bank is a “brokered deposit” as defined in 12 CFR Section 337.6(a)(2).

5.15. Related Party Transaction.

All transactions between Somerset Bank and any of its Affiliates (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. No loan or credit accommodation to any Affiliate of Somerset Bank or any Somerset Bank Subsidiary is presently in default or, during the three-year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither Somerset Bank nor any Somerset Bank Subsidiary has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by Somerset Bank is inappropriate.

5.16. Antitakeover Provisions.

The transactions contemplated by this Agreement is not subject to the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transactions,” “business combination” or other antitakeover laws and regulations of any state.

5.17. Trust Accounts.

Neither Somerset Bank nor any Somerset Bank Subsidiary conducts any trust business.

5.18. SR Bancorp Common Stock.

The shares of SR Bancorp Common Stock to be issued pursuant this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

5.19. Intellectual Property.

Somerset Bank and each Somerset Bank Subsidiary owns, or to Somerset Bank’s Knowledge, possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, servicemarks and trademarks used in their business, each without payment (except as set forth in SOMERSET BANCORP DISCLOSURE SCHEDULE 5.20), and neither SR Bancorp, Somerset Bank nor any Somerset Bank Subsidiary has received any notice of conflict with respect thereto that asserts the rights of others. Somerset Bank and each Somerset Bank Subsidiary have performed all the obligations required to be performed, and are not in default in any respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing. To the Knowledge of SR Bancorp, the conduct of the business of Somerset Bank and each Somerset Bank Subsidiary as currently conducted or proposed to be conducted does not, in any respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.

5.20. Labor

There are no labor or collective bargaining agreements to which Somerset Bank or any Somerset Bank Subsidiary is a party. To the Knowledge of Somerset Bank, there is no union organizing effort pending or, to the Knowledge of Somerset Bank, threatened against Somerset Bank or any Somerset Bank Subsidiary. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of Somerset Bank, threatened against Somerset Bank or any Somerset Bank Subsidiary. There is no unfair labor practice proceeding pending or, to the Knowledge of Somerset Bank, threatened against Somerset Bank or any Somerset Bank Subsidiary (other than routine employee grievances that are not related to union employees). To the Knowledge of SR Bancorp, Somerset Bank and each Somerset Bank Subsidiary is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice.

5.21. Somerset Bank Information Supplied

The information relating to SR Bancorp, Somerset Bank, the Somerset Bank Subsidiaries and its and their respective directors and officers that is provided by SR Bancorp, Somerset Bank or their representatives and is specifically called for inclusion in the Joint Proxy Statement-Prospectus, Merger Registration Statement, or in any other document filed with any Bank Regulator, the SEC or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading

5.22. No Other Representations or Warranties.

Except for the representations and warranties made by SR Bancorp and Somerset Bank in this Article V, neither SR Bancorp, Somerset Bank nor any other Person makes any express or implied representation or warranty with respect to SR Bancorp, Somerset Bank and their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and SR Bancorp and Somerset Bank hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither SR Bancorp, Somerset Bank nor any other Person makes or has made any representation or warranty to Regal Bancorp, Regal Bank or any of their respective Affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to SR Bancorp, Somerset Bank or the Somerset Bank Subsidiaries, or any of their businesses, or (ii) except for the representations and warranties made by SR Bancorp and Somerset Bank in this Article V, any oral or written information presented to Regal Bancorp or Regal Bank or any of their Affiliates or representatives in the course of their due diligence investigation of SR Bancorp and Somerset Bank, the negotiation of this Agreement or in the course of the transactions contemplated hereby. Regal Bancorp and Regal Bank acknowledge and agree that neither SR Bancorp, Somerset Bank nor any other Person has made or is making any express or implied representation or warranty other than those contained in Article V.

ARTICLE VI

COVENANTS OF REGAL BANCORP AND REGAL BANK

6.1. Conduct of Business.

6.1.1. Affirmative Covenants. During the period from the date of this Agreement to the Effective Time, except with the written consent of Somerset Bank (which consent will not be unreasonably withheld, conditioned or delayed), Regal Bancorp and Regal Bank will: operate its business, and it will cause each of the Regal Bancorp Subsidiaries to operate its business, only in the usual, regular and ordinary course of business; use reasonable efforts to preserve intact its business organization and assets and advantageous business relationships and maintain its rights and franchises; and voluntarily take no action that would (i) adversely affect the ability of Regal Bancorp, Regal Bank, SR Bancorp or Somerset Bank to obtain any necessary approvals of the Bank Regulators and Governmental Entities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or (ii) adversely affect its ability to perform its covenants and agreements under this Agreement.

6.1.2. Negative Covenants. Regal Bancorp and Regal Bank agree that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement, or consented to by Somerset Bank in writing (which consent shall not be unreasonably withheld, conditioned or delayed) Regal Bancorp and Regal Bank will not, and will cause each of the Regal Bancorp Subsidiaries not to:

(A) amend or waive any provision of its Certificate of Incorporation or Bylaws, except as required by law;

(B) change the number of authorized or issued shares of its capital stock, issue any shares that are held as “treasury shares” as of the date of this Agreement, or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under the Regal Bancorp Stock Benefit Plan or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except that any Regal Bancorp Subsidiary may pay dividends to its parent company (as permitted under applicable law or regulations) consistent with past practice.

(C) enter into, amend in any material respect or terminate any contract or agreement (including without limitation any settlement agreement with respect to litigation) except in the ordinary course of business consistent with past practice;

(D) except as set forth on REGAL BANCORP DISCLOSURE SCHEDULE 6.1.2(D), make application for the opening or closing of any, or open or close any, branch or automated banking facility;

(E) grant or agree to pay any increase in salary, bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except (i) as may be required pursuant to commitments existing on the date hereof and set forth on REGAL BANCORP DISCLOSURE SCHEDULE 4.8.1 and 4.12.1; (ii) merit pay increases in the ordinary course of business consistent with past practice; (iii) bonus payments consistent with accruals that have been made on the Regal Bancorp Financial Statements for 2022 and that are in the ordinary course of business consistent with past practice, and a pro rata (based upon the number of months elapsed in 2023 prior to the Effective Time) targeted bonus for 2023 (consistent with past practice), all as set forth in REGAL BANCORP DISCLOSURE SCHEDULE 6.1.2(E); (iv) profit sharing contributions to the Regal Bank 401(k) Profit Sharing Plan for calendar year 2022 and pro rata based on the timing of the Effective Time for calendar year 2023, consistent with past practice or (v) as may be necessary to comply with Section 409A of the Code. Neither Regal Bancorp nor any Regal Bancorp Subsidiary shall hire any new employee with annual compensation in excess of $75,000, provided that Regal Bancorp or a Regal Bancorp Subsidiary may hire at-will employees to fill vacancies that may from time to time arise in the ordinary course of business in consultation with Somerset Bank;

(F) enter into or, except as may be required by law (including amendments or modifications necessary to comply with Section 409A of the Code), materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution or defined benefit plan not in the ordinary course of business consistent with past practice;

(G) merge or consolidate Regal Bancorp or any Regal Bancorp Subsidiary with any other corporation or restructure, reorganize or completely or partially liquidate or dissolve itself or any of its Subsidiaries; sell or lease all or any substantial portion of the assets or business of Regal Bancorp or any Regal Bancorp Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other Person, firm, association, corporation or business organization other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between Regal Bancorp, or any Regal Bancorp Subsidiary, and any other person; enter into a purchase and assumption transaction with respect to deposits and liabilities; permit the revocation or surrender by any Regal Bancorp Subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office;

(H) sell or otherwise dispose of the capital stock of Regal Bancorp or Regal Bank, or sell or otherwise dispose of any asset of Regal Bancorp or of any Regal Bancorp Subsidiary other than in the ordinary course of business consistent with past practice; subject any asset of Regal Bancorp or of any Regal Bancorp Subsidiary to a Lien (other than in connection with deposits, FHLB advances, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or assume guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

(I) take any action which would result in any of the representations and warranties of Regal Bancorp or Regal Bank set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article IX not being satisfied, except in each case as may be required by applicable law or regulation or by any Bank Regulators; or knowingly take any action that could reasonably be expected to prevent or impede the Merger or Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(J) change any method, practice or principle of accounting (tax or financial), except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Bank Regulator responsible for regulating Regal Bancorp or Regal Bank;

(K) waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness to which Regal Bancorp or any Regal Bancorp Subsidiary is a party, other than in the ordinary course of business, consistent with past practice;

(L) purchase any equity securities, or purchase any security for its investment portfolio inconsistent with Regal Bancorp’s or Regal Bank’s current investment policy, or otherwise alter, in any material respect, the mix, maturity, credit or interest rate risk profile of its portfolio of investment securities or its portfolio of mortgage-backed securities;

(M) except for commitments issued prior to the date of this Agreement that have not yet expired and that have been disclosed on the Regal Bancorp DISCLOSURE SCHEDULE 6.1.2(M), make any loans other than loans that are consistent with Regal Bank’s current policies;

(N) except pursuant to agreements or arrangements in effect on the date of this Agreement and set forth on REGAL BANCORP DISCLOSURE SCHEDULE 4.16, pay, loan, or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or as applicable from, or enter into any agreement or arrangement with, any Affiliates or associates (as such terms are defined under the Exchange Act) (or in the case of individuals who are Affiliates, any of their Immediate Family Members), other than compensation or business expense reimbursement in the ordinary course of business consistent with past practice;

(O) enter into any Derivative Transaction other than in the ordinary course of business consistent with past practice;

(P) except for the execution of this Agreement, and actions taken or that will be taken in accordance with this Agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment, change in control, severance or similar agreement;

(Q) enter into any new line of business; make any material change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; securitization and servicing policies; risk and asset liability management; deposit pricing or gathering; or other material banking policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof, or individual loans), except as may be required by changes in applicable law or regulations or by a Bank Regulator;

(R) except for the execution of this Agreement, and the transactions contemplated therein, take any action that would give rise to an acceleration of the right to payment to any individual under any Regal Bancorp Compensation and Benefit Plan;

(S) make any capital expenditures in excess of $50,000 individually or $100,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;

(T) purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

(U) sell any participation interest in any loan, or purchase or sell any mortgage loan servicing rights, other than in the ordinary course of business consistent with past practice;

(V) undertake or enter into any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by Regal Bancorp or Regal Bank of more than $25,000 annually, or containing any financial commitment extending beyond 12 months from the date hereof; or

(W) pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $50,000 individually or $100,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings;

(X) foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of a Materials of Environmental Concern;

(Y) issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with Somerset Bank and, to the extent relating to post-Closing employment, benefit or compensation information without the prior written consent of Somerset Bank (which shall not be unreasonably withheld, delayed or conditioned) or issue any broadly distributed communication of a general nature to customers without the prior written approval of Somerset Bank (which shall not be unreasonably withheld, delayed or conditioned), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby;

(Z) except as otherwise provided in Section 8.5, redeem the Regal Bancorp Subordinated Notes; or

(AA) agree or commit to do any of the foregoing.

6.2. Current Information.

6.2.1 During the period from the date of this Agreement to the Effective Time, Regal Bancorp and Regal Bank will cause one or more of its representatives to confer with representatives of Somerset Bank and report the general status of its ongoing operations at such times as Somerset Bank may reasonably request. Regal Bank and Somerset Bank shall meet on a regular basis to discuss and plan for the conversion of Regal Bank’s data processing and related electronic informational systems to those of Somerset Bank, which planning shall include, but not be limited to, discussion of the possible termination by Regal Bancorp and Regal Bank of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by Regal Bancorp or any of its Subsidiaries in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that Regal Bancorp shall not be obligated to take any such action prior to the Effective Time and, unless Regal Bancorp otherwise agrees, no conversion shall take place prior to the Effective Time. Regal Bancorp will promptly notify Somerset Bank of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law and subject to Section 12.13, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving Regal Bancorp or any Regal Bancorp Subsidiary.

6.2.2. Regal Bank shall provide Somerset Bank, within ten (10) business days of the end of each calendar month, a written list of (A) nonperforming assets (the term “nonperforming assets,” for purposes of this subsection, means (i) loans that are “troubled debt restructuring” as defined in Statement of Financial Accounting Standards No. 15, “Accounting by Debtors and Creditors for Troubled Debt Restructuring,” (ii) loans on nonaccrual, (iii) real estate owned, (iv) all loans ninety (90) days or more past due as of the end of such month and (iv) all impaired loans) and (B) a written list of loans that are classified as “Other Loans Specifically Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch List” or words of similar impact. On a monthly basis, Regal Bank shall provide Somerset Bank with a schedule of all loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan.

6.3. Access to Properties and Records.

Subject to Sections 12.2 and 12.13, Regal Bancorp and Regal Bank shall permit Somerset Bank reasonable access upon reasonable notice to its employees and properties and those of the Regal Bancorp Subsidiaries, and shall disclose and make available to Somerset Bank during normal business hours all of its books, papers and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ (other than minutes that discuss any of the transactions contemplated by this Agreement or other strategic alternatives) and stockholders’ meetings, organizational documents, Bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which Somerset Bank may have a reasonable interest in connection with the transactions contemplated by this Agreement; provided, however, that Regal Bancorp shall not be required to take any action that would provide access to or to disclose information where such access or disclosure would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel, or where such disclosure would violate the regulations or policy of any Bank Regulator. Regal Bancorp shall provide and shall request its auditors to provide Somerset Bank with such historical financial information regarding it (and related audit reports and consents) as Somerset Bank may reasonably request for securities disclosure purposes. Somerset Bank shall use commercially reasonable efforts to minimize any interference with Regal Bancorp’s regular business operations during any such access to Regal Bancorp’s employees, property, books and records. Regal Bancorp and each Regal Bancorp Subsidiary shall permit Somerset Bank, at its expense, to cause a “Phase I environmental audit” to be performed at any physical location owned by Regal Bancorp or any Regal Bancorp Subsidiary.

6.4. Financial and Other Statements.

6.4.1. Promptly upon receipt thereof, Regal Bancorp will furnish to Somerset Bank copies of each annual, interim or special audit of the books of Regal Bancorp and the Regal Bancorp Subsidiaries made by its independent accountants and copies of all internal control reports submitted to Regal Bancorp by such accountants in connection with each annual, interim or special audit of the books of Regal Bancorp and the Regal Bancorp Subsidiaries made by such accountants.

6.4.2. As soon as reasonably available, but in no event later than the date such documents are filed with the appropriate Bank Regulator, Regal Bancorp will deliver to Somerset Bank the Regal Bancorp Regulatory Reports filed by it with the Bank Regulators. Regal Bancorp will furnish to Somerset Bank copies of all documents, statements and reports as it or any Regal Bancorp Subsidiary shall send to its stockholders, the Bank Regulators or any other regulatory authority, except as legally prohibited thereby. Within twenty-five (25) days after the end of each month, Regal Bancorp will deliver to Somerset Bank a consolidated balance sheet and a consolidated statement of operations, without related notes, for such month prepared in accordance with GAAP and current financial reporting practices.

6.4.3. Regal Bancorp will advise Somerset Bank promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of Regal Bancorp or any of the Regal Bancorp Subsidiaries.

6.4.4. With reasonable promptness, Regal Bancorp will furnish to Somerset Bank such additional financial data as Somerset Bank may reasonably request, including without limitation, detailed monthly financial statements and loan reports in the forms prepared for internal use by Regal Bancorp management.

6.5. Maintenance of Insurance.

Regal Bancorp and Regal Bank shall maintain, and cause their respective Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business, with such coverage and in such amounts not less than that currently maintained by Regal Bancorp and Regal Bank.

6.6. Disclosure Supplements.

From time to time prior to the Effective Time, Regal Bancorp and Regal Bank will promptly supplement or amend the REGAL BANCORP DISCLOSURE SCHEDULE delivered in connection herewith with respect to any matter hereafter arising that, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such REGAL BANCORP DISCLOSURE SCHEDULE or that is necessary to correct any information in such REGAL BANCORP DISCLOSURE SCHEDULE that has been rendered materially inaccurate thereby. No supplement or amendment to such REGAL BANCORP DISCLOSURE SCHEDULE shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

6.7. Consents and Approvals of Third Parties.

Regal Bancorp and Regal Bank shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals of any other Persons necessary or desirable for the consummation of the transactions contemplated by this Agreement.

6.8. All Reasonable Efforts.

Subject to the terms and conditions herein provided, Regal Bancorp and Regal Bank agree to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

6.9. Failure to Fulfill Conditions.

In the event that Regal Bancorp determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify Somerset Bank.

6.10. Acquisition Proposals.

6.10.1. From and after the date hereof until the termination of this Agreement, neither Regal Bancorp, nor any Regal Bancorp Subsidiary, shall, and Regal Bancorp will direct their respective officers, directors, employees, representatives, agents, advisors or affiliates (including, without limitation, any investment banker, attorney or accountant retained by Regal Bancorp or any of its Subsidiaries), not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any Acquisition Proposal (as defined below), (ii) engage or participate in any negotiations with any Person concerning any Acquisition Proposal, (iii) provide any confidential or non-public information or data to, or have or participate in any discussions with, any Person relating to any Acquisition Proposal or (iv) unless this Agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (whether written or oral, binding or nonbinding) (other than a confidentiality agreement referred to and entered into in accordance with this Section 6.10.1) in connection with or relating to any Acquisition Proposal. Notwithstanding the foregoing, after the date of this Agreement and before the receipt of the approval of the Merger and the Merger Agreement by the Regal Bancorp stockholders, Regal Bancorp may furnish non-public information regarding Regal Bancorp and its Subsidiaries to, or enter into discussions with, any Person in response to an Acquisition Proposal if, (i) Regal Bancorp has received a bona fide unsolicited written

Acquisition Proposal from a person or entity that did not result from a breach of this Section 6.10; (ii) the Regal Bancorp Board determines in good faith, after consultation with and having considered the advice of its outside legal counsel and, with respect to financial matters, its independent financial advisor, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal (as defined below) and that the failure to furnish information to or enter into discussions with such Person may cause the Board of Directors of Regal Bancorp to breach its fiduciary duties to stockholders under applicable law; (iii) Regal Bancorp has provided SR Bancorp with at least two Business Days’ prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to Regal Bancorp or otherwise relating to an Acquisition Proposal, Regal Bancorp receives from such Person a confidentiality agreement with terms no less favorable to Regal Bancorp than those contained in the Confidentiality Agreement. Regal Bancorp shall promptly provide to Somerset Bank any non-public information regarding Regal Bancorp or its Subsidiaries provided to any other Person that was not previously provided to Somerset Bank, such additional information to be provided no later than the date of provision of such information to such other Person.

For purposes of this Agreement, “Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from SR Bancorp or Somerset Bank), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, (A) any transaction or series of transactions involving any merger, consolidation, business combination, reorganization, recapitalization, share exchange, liquidation, dissolution or similar transaction involving Regal Bancorp; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, 25% or more of the assets of Regal Bancorp and its Subsidiaries on a consolidated basis; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 25% or more of the votes attached to the outstanding securities of Regal Bancorp; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 25% or more of any class of equity securities of Regal Bancorp; or (E) any transaction that is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

For purposes of this Agreement, “Superior Proposal” shall mean any bona fide written Acquisition Proposal (on its most recently amended or modified terms, if amended or modified) (provided, that for purposes of the definition of “Superior Proposal” the reference to 25% in the definition of “Acquisition Proposal” shall instead refer to 50%) made by a third party to enter into an Acquisition Proposal on terms that the Regal Bancorp Board determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and, with respect to financial matters, its financial advisor (i) would result in a transaction that involves consideration to the holders of the shares of Regal Bancorp Common Stock that is more favorable, from a financial point of view, than the consideration to be paid to Regal Bancorp’s stockholders pursuant to this Agreement, considering, among other things, the nature of the consideration being offered; and (ii) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

6.10.2. Regal Bancorp will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Person with respect to any or that could reasonably be expected to lead to an Acquisition Proposal. Regal Bancorp shall promptly (and in any event within 24 hours) notify Somerset Bank in writing if any proposals or offers (or modified offers or proposals) are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with Regal Bancorp or any Regal Bancorp Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers and an unredacted copy of any such proposal, offer or information request. Regal Bancorp will keep SR Bancorp apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal. Regal Bancorp shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof.

6.10.3. Subject to Section 6.10.4, neither the Regal Bancorp Board nor any committee thereof shall (i) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to SR Bancorp in connection with the transactions contemplated by this Agreement (including the Merger), the Regal Bancorp Recommendation (as defined in Section 8.1), or make any statement, filing or release, in connection with the Regal Bancorp Stockholders Meeting or otherwise, inconsistent with the Regal Bancorp Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Regal Bancorp Recommendation); (ii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause Regal Bancorp or Regal Bank to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Proposal (other than a confidentiality agreement entered into in accordance with the provisions of Section 6.10) or (B) requiring Regal Bancorp to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

6.10.4. Notwithstanding Section 6.10.3, prior to the date of the Regal Bancorp Stockholders Meeting, the Regal Bancorp Board may approve or recommend to the stockholders of Regal Bancorp a Superior Proposal and withdraw, qualify or modify in a manner adverse to SR Bancorp, the Regal Bancorp Recommendation in connection therewith (a “Regal Bancorp Subsequent Determination”) after the fifth Business Day following SR Bancorp’s receipt of a notice from Regal Bancorp advising SR Bancorp that the Regal Bancorp Board has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 6.10) constitutes a Superior Proposal (the “Notice of Superior Proposal”) (it being understood that Regal Bancorp shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its affiliates that Regal Bancorp proposes to accept and the subsequent notice period shall also be two Business Days) if, but only if (i) the Regal Bancorp board of directors has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel, that the failure to take such actions would be reasonably likely to violate its fiduciary duties to the Regal Bancorp shareholders under applicable law, and (ii) at the end of such five Business Day period, after taking into account any such adjusted, modified or amended terms as may have been committed to in writing by SR Bancorp since its receipt of such Notice of Superior Proposal (provided, however, that SR Bancorp shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement), Regal Bancorp Board has again in good faith made the determination that such Acquisition Proposal constitutes a Superior Proposal.

6.10.5. Nothing contained in this Agreement shall prevent Regal Bancorp or its board of directors from complying with Rule 14d-9 and Rule 14-e2 under the Exchange Act with respect to an Acquisition Proposal (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer) or from making any legally required disclosure to stockholders with regard to an Acquisition Proposal; provided, however, that any such disclosure relating to an Acquisition Proposal shall be deemed a Regal Bancorp Subsequent Determination unless it is limited to a stop, look and listen communication or the Regal Bancorp board of directors reaffirms the Regal Bancorp Recommendation in such disclosure.

6.11. Additional Agreements.

If, at any time after the Effective Time, Regal Bancorp shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in SR Bancorp its right, title or interest in, to or under any of the rights, properties or assets of Regal Bancorp, or (ii) otherwise carry out the purposes of this Agreement, Regal Bancorp and its officers and directors shall be deemed to have granted to SR Bancorp an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in SR Bancorp its right, title or interest in, to or under any of the rights, properties or assets of Regal Bancorp or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of SR Bancorp are authorized in the name of Regal Bancorp or otherwise to take any and all such action.

6.12. Stockholder Litigation.

Regal Bancorp shall give SR Bancorp prompt notice of any stockholder litigation against Regal Bancorp or its directors or officers relating to the transactions contemplated by this Agreement, and shall give SR Bancorp the opportunity to participate (at SR Bancorp’s expense) in the defense or settlement of any such litigation. Regal Bancorp shall give SR Bancorp the right to review and comment on all filings or responses to be made by Regal Bancorp in connection with any such litigation, and will in good faith take such comments into account. Regal Bancorp shall not agree to settle any such litigation without SR Bancorp’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that SR Bancorp shall not be obligated to consent to any settlement that does not include a full release of Regal Bancorp and its Affiliates or that imposes an injunction or other equitable relief after the Effective Time upon the Surviving Corporation or any of its Affiliates.

6.13. Control

Nothing contained in this Agreement shall give SR Bancorp, directly or indirectly, the right to control or direct the operations of Regal Bancorp or any Regal Bancorp Subsidiary prior to the Effective Time. Prior to the Effective Time, each of SR Bancorp, Somerset Bank, Regal Bancorp and Regal Bank shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE VII

COVENANTS OF SR BANCORP AND SOMERSET SAVINGS

7.1. Conduct of Business.

During the period from the date of this Agreement to the Effective Time, except with the written consent of Regal Bancorp, which consent will not be unreasonably withheld, conditioned or delayed, Somerset Bank will operate its business in the ordinary course of business and will not take any action that would: (i) adversely affect the ability of any Party to obtain the approvals from any Governmental Entity or the Bank Regulators required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals; (ii) adversely affect its ability to perform its covenants and agreements under this Agreement; or (iii) result in the representations and warranties contained in Article V not being true and correct on the date of this Agreement or at any future date on or prior to the Effective Time.

7.2. Current Information.

7.2.1. During the period from the date of this Agreement to the Effective Time, Somerset Bank will cause one or more of its representatives to confer with representatives of Regal Bancorp and report the general status of its ongoing operations, including the progress of the Merger and Conversion and furnish copies of such documents to Regal Bancorp in connection therewith, at such times as Regal Bancorp may reasonably request. Somerset Bank will promptly notify Regal Bancorp of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law and subject to Section 12.13, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving Somerset Bank and any Somerset Bank Subsidiary.

7.2.2. Regal Bank and Somerset Bank shall meet on a regular basis to discuss and plan for the conversion of Regal Bank’s data processing and related electronic informational systems to those used by Somerset Bank, which planning shall include, but not be limited to, discussion of the possible termination by Regal Bank of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by Regal Bank in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that Regal Bank shall not be obligated to take any such action prior to the Effective Time and, unless Regal Bank otherwise agrees, no conversion shall take place prior to the Effective Time.

7.2.3. Somerset Bank will advise Regal Bancorp promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of Somerset Bank or any of the Somerset Bank Subsidiaries.

7.2.4. With reasonable promptness, Somerset Bank will furnish to Regal Bancorp such additional financial data as Regal Bancorp may reasonably request, including without limitation, monthly financial statements and loan reports.

7.3. Regulatory Applications.

Somerset Bank will furnish to Regal Bancorp copies of all documents, statements and reports as it or SR Bancorp file with the NJDOBI, the FDIC, the FRB or any other regulatory authority with respect to the Merger and the Conversion and the Charter Conversion.

7.4. Disclosure Supplements.

From time to time prior to the Effective Time, SR Bancorp and Somerset Bank will promptly supplement or amend the SR BANCORP DISCLOSURE SCHEDULE delivered in connection herewith with respect to any matter hereafter arising that, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such SR BANCORP DISCLOSURE SCHEDULE or that is necessary to correct any information in such SR BANCORP DISCLOSURE SCHEDULE that has been rendered inaccurate thereby. No supplement or amendment to such SR BANCORP DISCLOSURE SCHEDULE shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

7.5. Consents and Approvals of Third Parties.

Somerset Bank shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals of any other Persons, including the Depositors, necessary or desirable for the consummation of the transactions contemplated by this Agreement, including the Conversion and the Charter Conversion.

7.6. All Reasonable Efforts.

Subject to the terms and conditions herein provided, the SR Bancorp and Somerset Bank agree to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including the Conversion and the Charter Conversion.

7.7. Failure to Fulfill Conditions.

In the event that SR Bancorp or Somerset Bank determines that a condition to its obligation to complete the Merger or Conversion cannot be fulfilled and that it will not waive that condition, it will promptly notify Regal Bancorp.

7.8. Employee Benefits.

7.8.1. Somerset Bank will review all Regal Bancorp Compensation and Benefit Plans and may, after the Effective Date, in its sole discretion, terminate or continue such plans, provided, however, that any termination of a Regal Bancorp Compensation and Benefit Plan will comply with Code Section 409A, as applicable. Except as set forth below, all Regal Bancorp Employees who become participants in a Somerset Bank Compensation and Benefit Plan shall be given credit for meeting eligibility and vesting requirements in such plans (but not for benefit accrual purposes) for service as an employee of Regal Bancorp or a Regal Bancorp Subsidiary or any predecessor thereto prior to the Effective Time. Continuing Employees (as defined below) shall be considered new employees for purposes of eligibility and vesting in the defined benefit pension plan and shall be considered as existing employees of Somerset Bank for purposes of eligibility and vesting in the tax-qualified Somerset Bank employee stock ownership plan (“ESOP”) to be formed in connection with the Conversion.

7.8.2. Except as set forth in this Section 7.8, SR Bancorp and/or Somerset Bank shall assume and honor in accordance with their terms, all employment, change in control, severance and other compensation agreements, plans and arrangements existing prior to the execution of this Agreement that are between Regal Bancorp or any of its Subsidiaries and any director, officer or employee thereof and that have been disclosed in REGAL BANCORP DISCLOSURE SCHEDULE 4.12.1. Concurrently with the execution and delivery of this Agreement each executive of Regal Bank that is a party to an employment agreement or change in control agreement shall execute and deliver to Somerset Bank an agreement (“Settlement Agreement”) setting forth the manner in which his or her rights under said employment agreement or change in control agreement will be settled by Regal Bank or Somerset Bank or assumed and honored by Somerset Bank, as applicable. Except as expressly provided otherwise in this Agreement or in REGAL BANCORP DISCLOSURE SCHEDULE 7.8.2, Regal Bancorp shall not accelerate the payment of any amounts or benefits that are or may become payable under this Agreement.

7.8.3. In the event of any termination of any Regal Bank health, disability or life insurance plan or consolidation of such plan with any Somerset Bank health, disability or life insurance plan, Somerset Bank shall make available to employees of Regal Bank who continue employment with Somerset Bank (“Continuing Employees”) and their dependents employer-provided health, disability or life insurance coverage on the same basis as it provides such coverage to Somerset Bank employees. Unless a Continuing Employee affirmatively terminates coverage under a Regal Bank health, disability or life insurance plan prior to the time that such Continuing Employee becomes eligible to participate in the Somerset Bank health, disability or life insurance plan, no coverage of any of the Continuing Employees or their dependents shall terminate under any of the Regal Bank health, disability or life insurance plans prior to the time such Continuing Employees and their dependents become eligible to participate in the health, disability or life insurance plans, programs and benefits common to all employees of Somerset Bank and their dependents. With respect to any employee benefit plans of Somerset Bank in which any Continuing Employee becomes eligible to participate on or after the Effective Time, Somerset Bank agrees to use commercially reasonable efforts to: (i) cause to be waived all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under the Somerset Bank plan, except to the extent such pre-existing conditions, exclusions or waiting period would apply under the analogous Regal Bancorp Compensation and Benefit Plan; and (ii) provide each such employee and their eligible dependents with credit for any eligible expenses incurred by such employee or dependent prior to the Effective Time under a Regal Bancorp Compensation and Benefit Plan (to the same extent that such credit was given under the analogous Regal Bancorp Compensation and Benefit Plan prior to the Effective Time) in satisfying any applicable deductible, co-payment or out-of-pocket requirements under any Somerset Bank plan. In the event of any termination of any Regal Bank health plan, or consolidation of any Regal Bank health plan with any health plan of Somerset Bank and/or any SR Bancorp Subsidiary, the Health Insurance Portability Accountability Act of 1996 will govern any coverage limitations due to pre-existing conditions.

7.8.4. Immediately prior to the Effective Time, Regal Bancorp shall take such action as may be necessary to terminate the Regal Bancorp Stock Benefit Plan as of the Effective Time.

7.8.5. [RESERVED]

7.8.6. Somerset Bank agrees that each Regal Bancorp or Regal Bank employee whose employment is involuntarily terminated (other than for cause) at or within 12 months of the Effective Time and who is not covered by a separate employment agreement, change in control agreement or severance agreement shall receive a severance payment equal to two weeks of base pay (at the rate in effect on the termination date) for each full year of service at Regal Bancorp or Regal Bank, with a minimum payment equal to four weeks of base pay for Regal Bancorp or Regal Bank employees who have at least one full year of service as of their date of termination and a maximum of 26 weeks of base pay. For purposes of calculating the number of years of service, fractional years of service shall be rounded up or down to the nearest full year, except for purposes of determining eligibility to receive a severance payment.

7.8.7. [RESERVED]

7.8.8. Regal Bank shall, effective as of one (1) day prior to the Effective Time, terminate the Regal Bank 401(k) Profit Sharing Plan (the “401(k) Plan”) and no further contributions shall be made to the 401(k) Plan except as required by law. Regal Bank shall provide to Somerset Bank (a) executed resolutions of the board of directors of Regal Bank authorizing such termination, and (b) executed amendments to the 401(k) Plan which (i) in Somerset Bank’s reasonable judgment are sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder, including such that the tax-qualified status of the 401(k) Plan will be maintained at the time of termination, and (ii) provide for the payment of participants’ accounts upon plan termination in the form of a lump-sum. Somerset Bank shall use commercially reasonable efforts to take any and all actions as may be required, including adopting amendments to Somerset Savings Bank, SLA Savings and Investment Plan, to permit Regal Bank Employees to participate in

Somerset Savings Bank, SLA Savings and Investment Plan immediately following the Effective Time with prior service with Regal Bank credited for eligibility and vesting purposes and to permit Continuing Employees to rollover any eligible distributions from the 401(k) Plan into the Somerset Savings Bank, SLA Savings and Investment Plan, including plan loan balances.

7.8.9. Nothing in this Agreement shall confer upon any employee of Regal Bancorp or any of its Subsidiaries any right to continue in the employ or service of Somerset Bank, or shall interfere with or restrict in any way the rights of Somerset Bank, which rights are hereby expressly reserved, to discharge or terminate the services of any employee at any time for any reason whatsoever, with or without cause. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 7.8 shall (i) be deemed or construed to be an amendment or other modification of any Regal Bancorp Compensation and Benefit Plan or Somerset Bank Compensation and Benefit Plan, or (ii) create any third-party rights in any current or former employee, director or other service provider of and Party (or any beneficiaries or dependents thereof).

7.8.10. Regal Bancorp shall have the right to pay retention bonuses to certain key employees as set forth on REGAL BANCORP DISCLOSURE SCHEDULE 7.8.10.

7.9. Directors and Officers Indemnification and Insurance.

7.9.1. SR Bancorp shall maintain, or shall cause Somerset Bank to maintain, in effect for six years following the Effective Time, the current directors’ and officers’ liability insurance policies (or an extended reporting period endorsement of the same) maintained by Regal Bancorp and the Regal Bancorp Subsidiaries (provided, that SR Bancorp may substitute therefor policies of at least the same coverage containing terms and conditions which are not less favorable) with respect to claims arising from matters or acts or omissions occurring prior to the Effective Time; provided, however, that in no event shall SR Bancorp be required to expend in the aggregate pursuant to this Section 7.9.1 an amount greater than 250% of the annual premium currently expended by Regal Bancorp (the “Insurance Amount”) with respect to such insurance, provided, that if such expenditure would exceed the Insurance Amount, SR Bancorp shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount. In connection with the foregoing, Regal Bancorp agrees in order for SR Bancorp to fulfill its agreement to provide directors and officers liability insurance policies for six years to provide such insurer or substitute insurer with such representations as such insurer may request.

7.9.2. In addition to Section 7.9.1, SR Bancorp and Somerset Bank shall indemnify and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer, director or employee of Regal Bancorp or a Regal Bancorp Subsidiary (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorneys’ fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of SR Bancorp, which consent shall not be unreasonably withheld, conditioned or delayed) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Regal Bancorp or a Regal Bancorp Subsidiary if such Claim pertains to any matter of fact arising, existing or occurring before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time (the “Indemnified Liabilities”), to the fullest extent as would have been permitted by Regal Bancorp and any Regal Bancorp Subsidiary under applicable state or federal law, and Regal Bancorp’s and Regal Bank’s Certificate of Incorporation and Bylaws. SR Bancorp shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent as would have been required under Regal Bancorp or Regal Bank’s Certificate of Incorporation and Bylaws, upon receipt of an undertaking to repay such advance payments if such Indemnified Party shall be adjudicated to be not entitled to indemnification. Any Indemnified Party wishing to claim indemnification under this Section 7.9.2 upon learning of any Claim, shall promptly notify SR Bancorp (but the failure so to notify SR Bancorp shall not relieve it from any liability that it may have under this Section 7.9.2, except to the extent such failure materially prejudices SR Bancorp) and shall deliver to SR Bancorp the undertaking referred to in the previous sentence. In the event of any such Claim (whether arising before or after the Effective Time) (1) SR Bancorp shall have the right to assume the defense thereof with counsel reasonably acceptable to the Indemnified Party, which may be SR Bancorp’s counsel (in which event the Indemnified Parties will cooperate in the defense of any such matter) and upon such assumption SR Bancorp shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if SR Bancorp elects not to assume such defense, or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are or may be (whether or not any have yet actually arisen) issues that raise conflicts of interest between SR Bancorp and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and SR Bancorp shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) except to the extent otherwise required due to conflicts of interest, SR Bancorp shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties, whose reasonable fees and expenses shall be paid promptly as statements are received unless there is a conflict of interest that necessitates more than one law firm, and (3) SR Bancorp shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

7.9.3. In the event that either SR Bancorp or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving bank or entity of such consolidation or merger or (ii) liquidates, dissolves, or transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of SR Bancorp shall assume the obligations set forth in this Section 7.9.

7.9.4. The obligations of SR Bancorp provided under this Section 7.9 are intended to be enforceable against SR Bancorp directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of SR Bancorp. SR Bancorp shall pay all reasonable costs and expenses, including attorneys’ fees, that may be incurred by any Indemnified Party in successfully enforcing the indemnity and other obligations provided for in this Section 7.9 to the fullest extent permitted by applicable law.

7.9.5. Any indemnification payments made pursuant to this Section 7.9 are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. § 1828(k)) and the regulations promulgated thereunder by the Federal Deposit Insurance Corporation (12 C.F.R. Part 359).

7.10. Stock Listing.

SR Bancorp agrees to list on the NASDAQ, subject to official notice of issuance, the shares of SR Bancorp Common Stock to be issued in the Merger.

7.11. Maintenance of Insurance.

Somerset Bank shall maintain, and cause its Subsidiaries to maintain, insurance in such amounts as is reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business, with such coverage and in such amounts not less than that currently maintained by Somerset Bank.

7.12. Access to Properties and Records.

Subject to Sections 12.2 and 12.13, Somerset Bank shall permit Regal Bancorp and Regal Bank reasonable access upon reasonable notice to its properties and those of the Somerset Bank Subsidiaries, and shall disclose and make available to Regal Bancorp during normal business hours all of its books, papers and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ (other than minutes that discuss any of the transactions contemplated by this Agreement or other strategic alternatives) and organizational documents, Bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which Regal Bancorp may have a reasonable interest in connection with the transactions contemplated by this Agreement; provided, however, that Somerset Bank shall not be required to take any action that would provide access to or to disclose information where such access or disclosure would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel. Regal Bancorp shall use commercially reasonable efforts to minimize any interference with Somerset Bank’s regular business operations during any such access to Somerset Bank’s property, books and records.

ARTICLE VIII

REGULATORY AND OTHER MATTERS

8.1. Regal Bancorp Stockholders Meeting.

Regal Bancorp will (i) as promptly as practicable after the Merger Registration Statement is declared effective by the SEC, take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders (the “Regal Bancorp Stockholders Meeting”), for the purpose of considering this Agreement and the Merger, and for such other purposes as may be, in Regal Bancorp’s reasonable judgment, necessary or desirable, (ii) subject to Section 6.10, have its Board of Directors recommend approval of this Agreement to the Regal Bancorp stockholders (the “Regal Bancorp Recommendation”), (iii) include such recommendation in Proxy Statement-Prospectus and (iv) use commercially reasonable efforts to obtain from its stockholders the approval of the Merger and the Merger Agreement. The Regal Bancorp Stockholders Meeting shall not be held until the Conversion Registration Statement has been declared effective by the SEC. Without limiting the generality of the foregoing, unless this Agreement has terminated in accordance with its terms, this Agreement and the Merger shall be submitted to the Regal Bancorp’s stockholders at the Regal Bancorp Stockholders Meeting whether or not (x) the Regal Bancorp’s Board of Directors shall have effected a Regal Bancorp Subsequent Determination, or (y) any Acquisition Proposal shall have been publicly proposed or announced or otherwise submitted to Regal Bancorp or any of its advisors. Regal Bancorp shall not, without the prior written consent of SR Bancorp, adjourn or postpone the Regal Bancorp Stockholders Meeting; provided that Regal Bancorp may, without the prior written consent of SR Bancorp, adjourn or postpone the Regal Bancorp Stockholders Meeting (A) if, as of the time for which the Regal Bancorp Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement-Prospectus), there are insufficient shares of Regal Bancorp Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Regal Bancorp Stockholders Meeting, (B) after consultation with SR Bancorp, if the failure to adjourn or postpone the Regal Bancorp Stockholders Meeting would reasonably be expected to be a violation of applicable law without the distribution of any required supplement or amendment to the Proxy Statement-Prospectus, or (C) after consultation with SR Bancorp, for a single period not to exceed ten (10) Business Days, to solicit additional proxies if necessary to obtain the required approval of Regal Bancorp stockholders. SR Bancorp may require Regal Bancorp to adjourn, delay or postpone the Regal Bancorp Stockholders Meeting once for a period not to exceed thirty (30) calendar days to solicit additional proxies necessary to obtain the required approval of Regal Bancorp stockholders. Once Regal Bancorp has established a record date for the Regal Bancorp Stockholders Meeting, Regal Bancorp shall not change such record date or establish a different record date for the Regal Bancorp Stockholders Meeting without the prior written consent of SR Bancorp, unless required to do so by applicable law or the Regal Bancorp Certificate of Incorporation or Bylaws or in connection with a postponement or adjournment of the Regal Bancorp Stockholders Meeting permitted by this Section 8.1. Without the prior written consent of SR Bancorp, the approval of the Merger and this Agreement shall be the only matter that Regal Bancorp shall propose to be acted on by the stockholders of Regal Bancorp at the Regal Bancorp Stockholders Meeting (other than other matters of the type customarily brought before a meeting of stockholders in connection with the approval of a merger agreement or the transactions contemplated thereby).

8.2. Proxy Statement-Prospectus.

8.2.1. For the purposes (a) of registering SR Bancorp Common Stock to be offered to holders of Regal Bancorp Common Stock in connection with the Merger with the SEC under the Securities Act and applicable state securities laws, and (b) of holding the Regal Bancorp Stockholders Meeting, SR Bancorp shall draft and prepare, and Regal Bancorp shall cooperate in the preparation of, the Merger Registration Statement, including a combined proxy statement and prospectus or statements, satisfying all applicable requirements of state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement/prospectus in the form mailed by Regal Bancorp to the Regal Bancorp stockholders, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus”). SR Bancorp shall file the Merger Registration Statement, including the Proxy Statement-Prospectus, with the SEC. Each of SR Bancorp and Regal Bancorp shall use their best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and Regal Bancorp shall thereafter promptly mail the Proxy Statement-Prospectus to its stockholders; provided, such mailing shall not occur until the Conversion Registration Statement has been declared effective by the SEC. SR Bancorp shall also use its best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Regal Bancorp shall furnish all information concerning Regal Bancorp and the holders of Regal Bancorp Common Stock as may be reasonably requested in connection with any such action. SR Bancorp shall use reasonable best efforts to keep the Merger Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby.

8.2.2. Regal Bancorp shall provide SR Bancorp with any information concerning itself that Somerset Bank may reasonably request in connection with the drafting and preparation of the Proxy Statement-Prospectus, and Somerset Bank shall notify Regal Bancorp promptly of the receipt of any comments of the SEC with respect to the Proxy Statement-Prospectus and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Regal Bancorp promptly copies of all correspondence between SR Bancorp, Somerset Bank or any of their representatives and the SEC. The information to be provided by Regal Bancorp, Regal Bank, SR Bancorp and Somerset Bank for inclusion in the Proxy-Statement Prospectus and the Conversion Prospectus will, at the time such documents are filed, be accurate in all material aspects and shall not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. SR Bancorp and Somerset Bank shall give Regal Bancorp and its counsel the opportunity to review, comment on and approve the Proxy Statement-Prospectus prior to its being filed with the SEC and shall give Regal Bancorp and its counsel the opportunity to review, comment on and approve all amendments and supplements to the Proxy Statement-Prospectus and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC, provided that the requirement to provide the opportunity to review, comment on and approve pursuant to this Section 8.2.2 shall be, subject to Section 12.13, limited to information with respect to Regal Bancorp, Regal Bank, the Merger and this Merger Agreement. Each of Somerset Bank, SR Bancorp and Regal Bancorp agrees to use all reasonable efforts, after consultation with the other Party hereto, to respond promptly to all such comments of and requests by the SEC.

8.2.3. Each Party hereto shall promptly notify the other Party if at any time it becomes aware that the Proxy Statement-Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, the Parties shall cooperate in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and SR Bancorp shall file an amended Merger Registration Statement with the SEC, and Regal Bancorp shall mail an amended Proxy Statement-Prospectus to Regal Bancorp’s stockholders.

8.3. The Conversion.

Commencing promptly after the date of this Agreement, SR Bancorp and Somerset Bank will take all reasonable steps necessary to effect the Conversion. In addition, without limiting the generality of the foregoing, Somerset Bank and Regal Bancorp shall cause the following to be done:

8.3.1. Somerset Bank will (i) as promptly as practicable after the Conversion Registration Statement is declared effective by the SEC, and the requisite approvals from the Bank Regulators have been obtained, take all steps necessary to duly call, give notice of, convene and hold a meeting of Depositors (the “Depositors Meeting”) for the purpose of approving the Plan of Conversion, and for such other purposes as may be, in the reasonable judgment of Somerset Bank, necessary or desirable, (ii) recommend to Depositors the approval of the aforementioned matters to be submitted by it to Depositors, and (iii) use commercially reasonable efforts to obtain from its depositors the approval of the Conversion.

8.3.2. Somerset Bank and SR Bancorp will use all reasonable efforts to prepare and file all regulatory applications required in connection with the Conversion. SR Bancorp and Somerset Bank shall give Regal Bancorp and its counsel the opportunity to review and comment on all such applications prior to their being filed with any Bank Regulator and shall give Regal Bancorp and its counsel the opportunity to review and comment on all amendments and supplements to such applications and all responses to regulatory comments and requests for additional information prior to their being filed with, or sent to, any Bank Regulator, provided that the requirement to provide the opportunity to review and comment pursuant to this Section 8.3.2 shall be subject to Section 12.13 and limited to information with respect to Regal Bancorp, Regal Bank, the Merger and this Merger Agreement. Somerset Bank shall notify Regal Bancorp promptly of the receipt of any comments of any Bank Regulator with respect to such applications and of any requests by any Bank Regulator for any amendment or supplement thereto or for additional information and shall provide to Regal Bancorp promptly copies of all correspondence between SR Bancorp, Somerset Bank or any of their representatives and any Bank Regulator.

8.3.3. Somerset Bank and SR Bancorp shall prepare as promptly as practicable, and Regal Bancorp shall cooperate in the preparation of, the Conversion Prospectus. Such Conversion Prospectus shall be a part of the Conversion Registration Statement. SR Bancorp shall file the Conversion Registration Statement with the SEC. SR Bancorp shall use its reasonable best efforts to have the Conversion Registration Statement declared effective under the Securities Act as promptly as practicable after such filing.

8.3.4. Regal Bancorp shall provide Somerset Bank and SR Bancorp with any information concerning it that Somerset Bank or SR Bancorp may reasonably request in connection with the Conversion Prospectus, and Somerset Bank shall notify Regal Bancorp promptly of the receipt of any comments of the SEC, and any Bank Regulator with respect to the Conversion Prospectus and of any requests by the SEC, any Bank Regulator for any amendment or supplement thereto or for additional information, and, subject to Section 12.13, shall provide to Regal Bancorp promptly copies of all correspondence between SR Bancorp or any representative of SR Bancorp and the SEC, or any Bank Regulator. SR Bancorp shall give Regal Bancorp and its counsel the opportunity to review and comment on the Conversion Prospectus prior to its being filed with the SEC, and any Bank Regulator and shall give Regal Bancorp and its counsel the opportunity to review and comment on all amendments and supplements to the Conversion Prospectus and all responses to regulatory comments and requests for additional information prior to their being filed with, or sent to, the SEC and any Bank Regulator, provided that the requirement to provide the opportunity to review and comment pursuant to this Section 8.3.4 shall be subject to Section 12.13 and limited to information with respect to Regal Bancorp, Regal Bank, the Merger and this Merger Agreement. Each of Somerset Bank, SR Bancorp, Regal Bancorp and Regal Bank agrees to use all reasonable efforts, after consultation with the other Parties hereto, to respond promptly to all such comments of and requests by the SEC, and any Bank Regulator.

8.3.5. Each Party hereto shall promptly notify the other Party if at any time it becomes aware that the Conversion Prospectus or the Conversion Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, Regal Bancorp shall cooperate with Somerset Bank and SR Bancorp in the preparation of a supplement or amendment to such Conversion Prospectus, which corrects such misstatement or omission, and SR Bancorp shall file an amended Conversion Registration Statement with the SEC. Regal Bancorp shall provide to SR Bancorp, Somerset Bank and the underwriter for the sale of SR Bancorp Common Stock in the Conversion Offering a “comfort” letter from the independent certified public accountants for Regal Bancorp, dated as of the date of the Conversion Prospectus and updated as of the date of consummation of the Conversion, with respect to certain financial information regarding Regal Bancorp, each in form and substance that is customary in transactions such as the Conversion, and shall cause its counsel to deliver to the underwriter for the Conversion such opinions as Somerset Bank and SR Bancorp may reasonably request.

8.3.6. The aggregate price for which the shares of SR Bancorp Common Stock are sold to purchasers in the Conversion Offering shall be based on the Independent Valuation. The Independent Valuation shall be expressed as a range, the maximum and minimum of which shall vary 15% above and below the midpoint of such range. The maximum of such range may be increased by an additional 15%.

8.3.7. The Merger and Bank Merger shall occur immediately following the consummation of the Conversion and the issuance of shares thereunder.

8.4. Regulatory Approvals.

Each of Regal Bancorp, Regal Bank, SR Bancorp and Somerset Bank will cooperate with the other and use their best efforts to promptly prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, waivers, approvals and authorizations of the SEC, the Bank Regulators and any other third parties and Governmental Entities necessary to consummate the transactions contemplated by this Agreement, including the Merger, the Conversion and the Charter Conversion. Notwithstanding the foregoing, in no event shall Somerset Bank nor SR Bancorp be required to agree to any prohibition, limitation, or other requirement that (A) would prohibit or materially limit the ownership or operation by either of them of the business or assets of Regal Bancorp or Regal Bank, (B) materially limit the business currently conducted by Somerset Bank, (C) compel either of them to dispose of or hold separate all or any material portion of the business or assets of Regal Bancorp or Regal Bank or (D) compel SR Bancorp or Somerset Bank to take any action or commit to take any action or agree to any condition or request, if the prohibition, limitation, condition or other requirement could reasonably be expected to have a material adverse effect on the future operations of SR Bancorp and Somerset Bank (together, a “Burdensome Condition”). Regal Bancorp and Somerset Bank will furnish each other and each other’s counsel with all information concerning themselves, their subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable in connection with the Conversion Prospectus, the Proxy Statement-Prospectus and any application, petition or any other statement or application made by or on behalf of Regal Bancorp, SR Bancorp or Somerset Bank to any governmental body in connection with the Conversion, the Merger, the Charter Conversion and the other transactions contemplated by this Agreement. Regal Bancorp shall have the right to review and approve in advance all characterizations of the information relating to Regal Bancorp and any of its Subsidiaries, which appear in any filing made in connection with the transactions contemplated by this Agreement with any governmental body. In addition, Regal Bancorp, Regal Bank, Somerset Bank and SR Bancorp shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any governmental body prior to its filing.

8.5. Treatment of Regal Bancorp Subordinated Notes

8.5.1. If requested by Somerset Bank, following (A) the receipt of all necessary approvals, authorizations and consents of all Bank Regulators and Governmental Entities required to consummate the transactions contemplated by this Agreement, including the Merger and the Conversion; (B) the approval by the requisite vote of the stockholders of Regal Bancorp of this Agreement and the transactions contemplated hereby; and (C) the approval by the requisite vote of Depositors of Somerset Bank of the Conversion and the Plan of Conversion, Regal Bancorp shall take all necessary steps to redeem the Regal Bancorp Subordinated Notes at or prior to the Effective Time.

8.5.2. If the Regal Bancorp Subordinated Notes are not redeemed in accordance with Section 8.5.2, SR Bancorp agrees to execute and deliver, or cause to be executed and delivered, by or on behalf of SR Bancorp at or prior to the Effective Time, one or more supplemental indentures, guarantees, and/or other instruments required for the due assumption of the Regal Bancorp Subordinated Notes. Regal Bancorp shall obtain the consents of the holders of the Regal Bancorp Subordinated Notes for the assignment and assumption of the Regal Bancorp Subordinated Notes by SR Bancorp, to the extent such consent is required under the Regal Bancorp Subordinated Notes and/or the Regal Bancorp Subordinated Note Purchase Agreement, dated as of July 1, 2017, by and between the Regal Bancorp and the purchasers of the Subordinated Notes.

ARTICLE IX

CLOSING CONDITIONS

9.1. Conditions to Each Party’s Obligations under this Agreement.

The respective obligations of each Party under this Agreement shall be subject to the fulfillment at or prior to the Pre-Closing Date of the following conditions, none of which may be waived:

9.1.1. Stockholder and Depositor Approval.

(A) This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the stockholders of Regal Bancorp.

(B) The Conversion and the Plan of Conversion shall have been approved by the requisite vote of Depositors of Somerset Bank.

9.1.2. No Injunctions or Restraints; Illegality. None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the transactions contemplated by this Agreement and no Governmental Entity shall have instituted any proceeding for the purpose of enjoining or prohibiting the consummation of the Merger or any transactions contemplated by this Agreement. No statute, rule or regulation shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger.

9.1.3. Regulatory Approvals. All necessary approvals, authorizations and consents of all Bank Regulators and Governmental Entities required to consummate the transactions contemplated by this Agreement, including the Merger and the Conversion, shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals, authorizations or consents shall have expired.

9.1.4. Effectiveness of the Merger and the Conversion Registration Statements. The Merger Registration Statement and the Conversion Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of SR Bancorp Common Stock in the Merger is subject to the Blue Sky laws of any state, it shall not be subject to a stop order of any state securities commissioner.

9.1.5. NASDAQ Listing. The shares of SR Bancorp Common Stock to be issued in the Merger shall have been authorized for listing on the NASDAQ, subject to official notice of issuance.

9.1.6. Tax Opinion. On the basis of facts, representations and assumptions, which shall be consistent with the state of facts existing at the Closing Date, Somerset Bank, SR Bancorp and Regal Bancorp shall have received an opinion of Luse Gorman, PC reasonably acceptable in form and substance to Somerset Bank, SR Bancorp and Regal Bancorp dated as of the Closing Date, substantially to the effect that, for Federal income tax purposes, the Merger will be a reorganization within the meaning of Section 368(a)(1)(A) of the Code. Each of Somerset Bank, SR Bancorp, Regal Bank and Regal Bancorp shall provide a letter setting forth the facts, assumptions and representations on which such counsel may rely in rendering its opinion, provided such facts, assumptions and representations are consistent with the facts existing at the Effective Time.

9.1.7. Conversion. The Conversion shall have been completed.

9.2. Conditions to the Obligations of SR Bancorp and Somerset Bank under this Agreement.

The obligations of Somerset Bank and SR Bancorp under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.2.1 through 9.2.5 at or prior to the Closing, any of which may be waived by Somerset Bank:

9.2.1. Representations and Warranties. Except as otherwise contemplated by this Agreement or consented to in writing by Somerset Bank, each of the representations and warranties of Regal Bancorp and Regal Bank set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement, and as of the Closing Date, and Regal Bancorp shall have delivered to Somerset Bank a certificate of Regal Bancorp to such effect signed by the Chief Executive Officer and the Chief Financial Officer of Regal Bancorp as of the Closing Date, except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date. Notwithstanding the preceding sentence, no representation or warranty of Regal Bancorp and Regal Bank shall be deemed untrue and incorrect for purposes hereunder as a consequence of any fact, event or circumstance inconsistent with such representation and warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representations or warranties of Regal Bancorp and Regal Bank, has had or would result in a Material Adverse Effect on Regal Bancorp or Regal Bank, disregarding for these purposes, (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty. The foregoing standard shall not apply to representations and warranties contained in 4.2.1, 4.7, and 4.13, which shall be true and correct and Sections 4.1.1, 4.1.2, 4.2.4, 4.3, 4.12.1, 4.12.8 and 4.12.10, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects based on the qualifications and standards therein contained.

9.2.2. Agreements and Covenants. Regal Bancorp, Regal Bank and each Regal Bancorp Subsidiary shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by each of them at or prior to the Effective Time, and Somerset Bank shall have received a certificate signed on behalf of Regal Bancorp, without personal liability, by the Chief Executive Officer and Chief Financial Officer of Regal Bancorp to such effect dated as of the Closing Date.

9.2.3. Permits, Authorizations, Etc. Regal Bancorp and the Regal Bancorp Subsidiaries shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger by Regal Bancorp, the failure to obtain which would have a Material Adverse Effect on Somerset Bank and any Subsidiary of Somerset Bank.

9.2.4. Accountants’ Letter. SR Bancorp shall have received a “comfort” letter from the independent certified public accountants for Regal Bancorp, dated (i) the effective date of the Conversion Registration Statement and (ii) the Closing Date, with respect to certain financial information regarding Regal Bancorp, each in form and substance which is customary in transactions of the nature contemplated by this Agreement.

9.2.5. No Material Adverse Effect. Since December 31, 2021, no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Regal Bancorp or Regal Bank.

9.2.6. No Burdensome Condition. No required approval of a Bank Regulator or Governmental Entity shall contain a Burdensome Condition.

Regal Bancorp and Regal Bank will furnish SR Bancorp with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.2 as Somerset Bank may reasonably request.

9.3. Conditions to the Obligations of Regal Bancorp and Regal Bank under this Agreement.

The obligations of Regal Bancorp under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.3.1 through 9.3.5 at or prior to the Closing, any of which may be waived by Regal Bancorp:

9.3.1. Representations and Warranties. Except as otherwise contemplated by this Agreement or consented to in writing by Regal Bancorp, each of the representations and warranties of SR Bancorp and Somerset Bank set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement, and as of the Closing Time, and Somerset Bank shall have delivered to Regal Bancorp a certificate of Somerset Bank to such effect signed by the Chief Executive Officer and the Chief Financial Officer of Somerset Bank as of the Closing Date, except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date. Notwithstanding the preceding sentence, no representation or warranty of SR Bancorp and Somerset Bank shall be deemed untrue and incorrect for purposes hereunder as a consequence of any fact, event or circumstance inconsistent with such representation and warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representations or warranties of SR Bancorp and Somerset Bank, has had or would result in a Material Adverse Effect on SR Bancorp or Somerset Bank, disregarding for these purposes, (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty. The foregoing standard shall not apply to representations and warranties contained in Sections 5.1.1, 5.1.2, 5.3. and 5.7, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects based on the qualifications and standards therein contained.

9.3.2. Agreements and Covenants. SR Bancorp and Somerset Bank shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by each of them at or prior to the Effective Time, and Regal Bancorp shall have received a certificate signed on behalf of Somerset Bank, without personal liability, by the Chief Executive Officer and Chief Financial Officer of Somerset Bank to such effect dated as of the Closing Date.

9.3.3. Permits, Authorizations, Etc. SR Bancorp and Somerset Bank shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger by Somerset Bank and SR Bancorp, the failure to obtain which would have a Material Adverse Effect on Somerset Bank and its Subsidiaries, taken as a whole.

9.3.4. Payment of Merger Consideration. SR Bancorp or Somerset Bank shall have delivered the Exchange Fund to the Exchange Agent on or before the Closing and the Exchange Agent shall provide Regal Bancorp with a certificate evidencing such delivery.

9.3.5. No Material Adverse Effect. Since December 31, 2021, no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on SR Bancorp or Somerset Bank.

9.3.6. Orbach Employment Agreement. Neither SR Bancorp nor Somerset Bank shall have terminated the Orbach Employment Agreement.

Somerset Bank and SR Bancorp will furnish Regal Bancorp with such certificates of their officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.3 as Regal Bancorp may reasonably request.

ARTICLE X

THE CLOSING

10.1. Time and Place.

The closing of the transactions contemplated hereby shall take place by electronic delivery of executed documents or at the offices of Luse Gorman, PC, 5335 Wisconsin Avenue, Suite 780, Washington, D.C. no later than the fifth (5th) business day after the last condition precedent pursuant to this Agreement has been fulfilled or waived (including the expiration of any applicable waiting period), or at such other place, date or time upon which SR Bancorp and Regal Bancorp mutually agree. A pre-closing of the transactions contemplated hereby (the “Pre-Closing”) shall take place by electronic delivery of executed documents or at the offices of Luse Gorman, PC, 5335 Wisconsin Avenue, Suite 780, Washington, D.C on the day prior to the Closing Date (the “Pre-Closing Date”).

10.2. Deliveries at the Pre-Closing and the Closing.

At the Pre-Closing there shall be delivered to Somerset Bank, SR Bancorp, Regal Bank and Regal Bancorp the opinions, certificates, and other documents and instruments required to be delivered at the Pre-Closing under Article IX. At or prior to the Closing, Somerset Bank or SR Bancorp shall deliver the Merger Consideration as set forth under Section 9.3.4.

ARTICLE XI

TERMINATION, AMENDMENT AND WAIVER

11.1. Termination.

This Agreement may be terminated at any time prior to the Pre-Closing Date, whether before or after approval of the Merger by the stockholders of Regal Bancorp:

11.1.1. At any time by the mutual written agreement of SR Bancorp and Regal Bancorp;

11.1.2. By either Regal Bancorp or SR Bancorp (provided, that the terminating Party is not then in material breach of any representation or warranty contained herein) if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other Party, such that the conditions set forth in Sections 9.2.1 or 9.3.1, as the case may be, would not be satisfied and which breach by its nature cannot be cured prior to the Pre-Closing Date or, provided that the breach is curable in nature, shall not have been cured within the first to occur of the Pre-Closing, or 30 days after written notice by Somerset Bank to Regal Bancorp (or by Regal Bancorp to Somerset Bank) of such breach;

11.1.3. By either Regal Bancorp or SR Bancorp (provided, that the terminating Party is not then in material breach of any covenant or other agreement contained herein) if there shall have been a material failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other Party, which failure by its nature cannot be cured prior to the Pre-Closing Date or, provided that the failure is curable in nature, shall not have been cured within the first to occur of the Pre-Closing, or 30 days after written notice by SR Bancorp to Regal Bancorp (or by Regal Bancorp to SR Bancorp) of such failure;

11.1.4. At the election of either SR Bancorp or Regal Bancorp, if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by SR Bancorp and Regal Bancorp; provided, that no Party may terminate this Agreement pursuant to this Section 11.1.4 if the failure of the Closing to have occurred on or before said date was due to such Party’s breach of any of its obligations under this Agreement;

11.1.5. By either Regal Bancorp or SR Bancorp if (i) the stockholders of Regal Bancorp shall have voted at the Regal Bancorp stockholders meeting on the transactions contemplated by this Agreement and such vote shall not have been sufficient to approve such transactions; provided, however, that Regal Bancorp shall only be entitled to terminate the Agreement pursuant to this clause if it has complied in all material respects with its obligations under Section 8.1, or (ii) the Depositors shall have voted at the Somerset Bank Depositors Meeting on the Conversion and such vote shall not have been sufficient to approve the Conversion; provided, however, that Somerset Bank shall only be entitled to terminate the Agreement pursuant to this clause if it has complied in all material respects with its obligations under Section 8.3.1;

11.1.6. By either Regal Bancorp or Somerset Bank if (i) final action has been taken by a Bank Regulator whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (x) has become unappealable and (y) does not approve this Agreement or the transactions contemplated hereby or (iii) any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger or Conversion and such order, decree, ruling or other action shall have become final and nonappealable;

11.1.7. By SR Bancorp if Regal Bancorp has (i) materially breached its obligations under Section 6.10 or 8.1 or (ii) received a Superior Proposal, and in accordance with Section 6.10, the Board of Directors of Regal Bancorp has made a Regal Bancorp Subsequent Determination.

11.2. Effect of Termination.

11.2.1. In the event of termination of this Agreement pursuant to any provision of Section 11.1, this Agreement shall forthwith become void and have no further force, except that the provisions of Sections 11.2, 12.1, 12.2, 12.3, 12.7, 12.10, 12.11 and any other Section that, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

11.2.2. If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

(A) Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such expenses.

(B) In the event of a termination of this Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching Party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-breaching Party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.

(C) As a condition of Somerset Bank’s willingness, and in order to induce Somerset Bank to enter into this Agreement, and to reimburse Somerset Bank for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, Regal Bancorp and Regal Bank hereby agree to pay Somerset Bank or SR Bancorp, and Somerset Bank or SR Bancorp shall be entitled to payment of a fee of $2,336,000 (the “Fee”) plus an amount equal to the out of pocket expenses (including the fees of its legal, financial and other advisors) incurred by SR Bancorp and Somerset Bank in connection with the Merger and the Conversion in amount not to exceed $550,000, within three (3) business days after written demand for payment is made by Somerset Bank or SR Bancorp, following the occurrence of any of the events set forth below:

(i) SR Bancorp terminates this Agreement pursuant to Section 11.1.7; or

(ii) If (i) this Agreement is terminated by SR Bancorp pursuant to Sections 11.1.2, 11.1.3 or 11.1.5 and the breach giving rise to such termination was knowing or intentional, and (ii) at the time of such termination Somerset Bank is not in material breach of any representation, warranty or material covenant contained herein, and (iii) prior to the Regal Bancorp Stockholder Meeting (in the case of termination pursuant to Section 11.1.5) or the date of termination (in the case of termination pursuant to Sections 11.1.2 or 11.1.3), an Acquisition Proposal has been publicly announced or disclosed, or communicated to Regal Bancorp, and (iv) within twelve (12) months of such termination Regal Bancorp enters into any agreement with respect to an Acquisition Proposal, Regal Bancorp shall make payment to Somerset Bank of the Fee.

(D) If demand for payment of the Fee is made pursuant to Section 11.2.2(C) and payment is timely made, then neither Somerset Bank nor SR Bancorp will have any other rights or claims against Regal Bancorp or Regal Bank, their Subsidiaries, and their respective officers and directors, under this Agreement, it being agreed that the acceptance of the Fee under Section 11.2.2(C) will constitute the sole and exclusive remedy of Somerset Bank and SR Bancorp against Regal Bancorp and Regal Bank, their Subsidiaries and their respective officers and directors.

11.3. Amendment, Extension and Waiver.

Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the stockholders of Regal Bancorp), the Parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other Party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the stockholders of Regal Bancorp, there may not be, without further approval of such stockholders, any amendment of this Agreement that reduces the amount, value or changes the form of consideration to be delivered to Regal Bancorp’s stockholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto. Any agreement on the part of a Party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE XII

MISCELLANEOUS

12.1. Expenses.

Except as otherwise provided in Section 11.2 and except for the cost of printing and mailing the Merger Proxy Statement-Prospectus which shall be shared equally, each Party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel and, in the case of SR Bancorp, the registration fee to be paid to the SEC in connection with the Merger Registration Statement.

12.2. Confidentiality.

Except as specifically set forth herein, Somerset Bank and Regal Bancorp agree to be bound by the terms of the reciprocal confidentiality agreement dated as of May 2, 2022, previously executed by the Parties hereto (the “Confidentiality Agreement”) that relate to the confidentiality of information. The Parties hereto agree that such Confidentiality Agreement shall continue in accordance with their respective terms, notwithstanding the termination of this Agreement.

12.3. Public Announcements.

Regal Bancorp and Somerset Bank shall cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement, and except as may be otherwise required by law, neither Regal Bancorp, Regal Bank nor Somerset Bank or SR Bancorp shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release, public announcement or communication has been mutually agreed upon by the Parties hereto.

12.4. Survival.

All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto or thereto shall expire on and be terminated and extinguished at the Effective Time, other than those covenants set forth in Sections 2.5, 7.8, 7.9, 12.1, and 12.2, which shall survive or be performed after the Effective Time.

12.5. Notices.

All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, or otherwise, (b) on the first (1st) Business Day after being sent if delivered utilizing a next-day service by an internationally recognized overnight courier that issues a receipt or other confirmation of delivery, (c) on the earlier of confirmed receipt or the third (3rd) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid or (d) when transmitted to the email address set out below, as applicable (provided, that no “error” message or other notification of non-delivery is generated). All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice.

If to Regal Bancorp or Regal Bank, to: Thomas Lupo President and Chief Executive Officer Regal Bank 570 West Mt. Pleasant Avenue Livingston, New Jersey 07039 Email: tlupo@regalbanknj.com

With copies to: Robert A. Schwartz, Esq. Windels Marx Lane & Mittendorf, LLP 120 Albany Street Plaza New Brunswick, New Jersey 08901 Email: rschwartz@windelsmarx.com

If to SR Bancorp or Somerset Bank, to:

William P. Taylor

Chairman and Chief Executive Officer

Somerset Savings Bank, SLA

220 West Union Avenue

Bound Brook, New Jersey 08805

Email: wm_taylor@somersetsavings.com

With copies to: John J. Gorman, Esq. Marc P. Levy, Esq. Luse Gorman, PC 5335 Wisconsin Avenue, N.W., Suite 780 Washington, D.C. 20015 Email: jgorman@luselaw.com Email: mlevy@luselaw.com or such other address as shall be furnished in writing by any Party, and any such notice or communication shall be deemed to have been given: (a) as of the date delivered by hand; (b) three (3) business days after being delivered to the U.S. mail, postage prepaid; or (c) one (1) business day after being delivered to the overnight courier.

12.6. Parties in Interest.

This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto without the prior written consent of the other Party. Except for Sections 7.8 and 7.9, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the Parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

12.7. Complete Agreement.

This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreement, referred to in Section 12.1, contains the entire agreement and understanding of the Parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the Parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreement referred to in Section 12.1) between the Parties, both written and oral, with respect to its subject matter. None of the Parties to this Agreement has entered into this Agreement in reliance on any representation by any other Party or any other person, except as expressly set forth in this Agreement.

12.8. Counterparts.

This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, may be executed by means of a facsimile machine, by e-mail delivery of a “.pdf” format data file or via DocuSign or other means of electronic transmission and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart. Signatures delivered by facsimile machine, e-mail delivery of a “.pdf” format data file or via DocuSign or other means of electronic transmission shall have the same effect as originals. No Party hereto or to any such agreement or instrument shall raise the use of a facsimile machine, e-mail delivery of a “.pdf” format data file or DocuSign or other means of electronic transmission to deliver a signature to this Agreement and any signed agreement or instrument entered into in connection with this Agreement or any amendment or waivers hereto or thereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine, e-mail delivery of a “.pdf” format data file or DocuSign or other means of electronic transmission as a defense to the formation of a contract and each Party hereto forever waives any such defense.

12.9. Severability.

In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the Parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

12.10. Governing Law.

This Agreement shall be governed by the laws of New Jersey, without giving effect to its principles of conflicts of laws. Each Party acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each Party irrevocably and unconditionally waives any right such Party may have to a trial by jury in any litigation directly or indirectly arising out of or relating to this Agreement, or the transactions it contemplates. Each Party certifies and acknowledges that (i) no Representative of any other Party has represented, expressly or otherwise, that any other Party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each Party understands and has considered the implications of this waiver, (iii) each Party makes this waiver voluntarily, and (iv) each Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 12.10.

12.11. Interpretation.

When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.5.1” would be part of “Section 5.5” and references to “Section 5.5” would also refer to material contained in the subsection described as “Section 5.5.1”). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement. The term “made available” or “provided to” means any document or other information that was included in the virtual data room of a Party at least two (2) business days prior to the date hereof. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

12.12. Specific Performance.

The Parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the Parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate, and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

12.13. Confidential Supervisory Information

Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(c) and as identified in 12 C.F.R. § 309.5(g)(8)) of a Governmental Entity by any Party to this Agreement to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

IN WITNESS WHEREOF, SR Bancorp, Somerset Bank, Regal Bancorp and Regal Bank have caused this Agreement to be executed under seal by their duly authorized officers as of the date first set forth above.

SR BANCORP, INC.

By:	/s/ William P. Taylor
Name: William P. Taylor
Title: Chief Executive Officer

SOMERSET SAVINGS, SLA

By:	/s/ William P. Taylor
Name: William P. Taylor
Title: Chief Executive Officer

REGAL BANCORP, INC.

By:	/s/ Thomas Lupo
Name: Thomas Lupo
Title: Chief Executive Officer

REGAL BANK

By:	/s/ Thomas Lupo
Name: Thomas Lupo
Title: Chief Executive Officer

AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER, dated as of March 7, 2023 (the “Amendment”), is made by and among Somerset Savings Bank, SLA, a New Jersey-chartered mutual savings association (“Somerset Bank”), SR Bancorp, Inc., a Maryland corporation that will become the holding company for Somerset Bank upon completion of the transactions contemplated by the Agreement (“SR Bancorp”), SRB Interim Corporation, a Maryland corporation and wholly-owned subsidiary of SR Bancorp (“Merger Sub”), Regal Bancorp, Inc., a New Jersey corporation (“Regal Bancorp”), and its wholly owned subsidiary, Regal Bank, a New Jersey state bank (Somerset Bank and SR Bancorp, on the one hand, and Regal Bancorp and Regal Bank, on the other hand, are hereinafter referred to individually as a “Party” and collectively as the “Parties”). All capitalized terms contained in this Amendment, but not specifically defined in this Amendment, shall have the meanings ascribed to such terms in the Agreement.

RECITALS

WHEREAS, SR Bancorp, Somerset Bank, Regal Bancorp and Regal Bank are parties to that certain Agreement and Plan of Merger, dated as of July 25, 2022 (the “Agreement”); and

WHEREAS, Merger Sub has been formed as a Maryland corporation to facilitate the Merger and hereby agrees, ratifies and confirms that, effective as of the date hereof, Merger Sub shall become a party to the Agreement; and

WHEREAS, the parties to the Agreement desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Amendments to Section 1.1.

a.

Section 1.1 is hereby amended to remove the following defined terms, “Cash Election,” “Cash Election Shares,” “Election Deadline,” “Election Form,” “Election Form Record Date,” “Exchange Fund,” “Exchange Ratio,” “Mailing Date,” “Merger Registration Statement,” “Mixed Election,” “Non-Election,” “Non-Election Shares,” “Proxy Statement-Prospectus,” “Shortfall Number,” “Stock Consideration,” “Stock Conversion Number,” “Stock Election,” “Stock Election Number,” and “Stock Election Shares.”

b.	Section 1.1 is hereby amended to add the following terms:

i.	“Business Day” means any day other than a Saturday, Sunday, federal holiday or any day on which banking institutions in the State of New Jersey are authorized or obligated to close.

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ii.	“First Effective Time” shall mean the date and time specified pursuant to Section 2.2 as the effective time of the Merger.”

iii.	“Letter of Transmittal” shall have the meaning set forth in Section 3.2.1.

iv.	“Merger Sub” shall mean SRB Interim Corporation, a Maryland corporation and wholly-owned subsidiary of SR Bancorp formed to facilitate the Merger.

v.	“Proxy Statement” shall have the meaning set forth in Section 8.2.

vi.	“Second Step Merger” shall have the meaning set forth in Section 2.11.

vii.	“Second Step Merger Surviving Corporation” shall have the meaning set forth in Section 2.11.

c.

The term “Conversion Registration Statement” in Section 1.1 is hereby replaced in its entirety with the following: “’Conversion Registration Statement” shall mean the registration statement, together with all amendments, filed with the SEC under the Securities Act to register shares of SR Bancorp Common Stock to be offered and issued in connection with the Conversion Offering.”

d.

The term “Effective Time” in Section 1.1 is hereby replaced in its entirety with the following: “Effective Time” shall mean the date and time specified pursuant to Section 2.2 as the effective time of the Second Step Merger.”

e.

The term “Independent Valuation” in Section 1.1 is hereby replaced in its entirety with the following: “’Independent Valuation” shall mean the appraised pro forma market value of the SR Bancorp Common Stock issued in the Conversion, and any updates, as determined by an independent appraiser.”

f.	The term “Merger” in Section 1.1 is hereby replaced in its entirety with the following: “’Merger” shall mean the merger of Merger Sub with and into Regal Bancorp pursuant to the terms hereof.”

g.

The term “Merger Consideration” in Section 1.1 is hereby replaced in its entirety with the following: “’Merger Consideration” shall mean the cash to be paid by SR Bancorp for each share of Regal Bancorp Common Stock, as set forth in Section 3.1.”

h.

The term “Proxy Statement-Prospectus” in Section 1.1 is hereby replaced in its entirety with the following: “’Proxy Statement” means the proxy statement, as amended or supplemented, to be delivered to stockholders of Regal Bancorp in connection with the solicitation of their approval of this Agreement and the transactions contemplated hereby.”

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i.

The term “SR Bancorp Common Stock” in Section 1.1 is hereby replaced in its entirety with the following: “’SR Bancorp Common Stock” shall mean the common stock, par value $0.01 per share, of SR Bancorp that will be issued in the Conversion Offering.”

2. Amendment to Section 2.1. Section 2.1 is hereby replaced in its entirety with the following: “As promptly as practicable following the satisfaction or waiver of the conditions to each Party’s respective obligations hereunder, and immediately following the consummation of the Conversion and the issuance of shares thereunder, and subject to the terms and conditions of this Agreement, at the First Effective Time: (a) Merger Sub shall merge with and into Regal Bancorp, with Regal Bancorp as the resulting or surviving corporation (the “Surviving Corporation”); and (b) the separate existence of Merger Sub shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of Merger Sub shall be vested in and assumed by Regal Bancorp. The Articles of Incorporation and Bylaws of Merger Sub as in effect immediately prior to the First Effective Time shall be the Articles of Incorporation and Bylaws of the Surviving Corporation, until thereafter amended as provided therein and by applicable law. The directors and officers of Merger Sub immediately prior to the First Effective Time shall be the directors and officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation. As part of the Merger, each share of Regal Bancorp Common Stock will be converted into the right to receive the Merger Consideration pursuant to the terms of Article III. Immediately after the Merger, the Second Step Merger, and the Charter Conversion, Regal Bank shall merge with and into Somerset Bank, with Somerset Bank as the resulting institution under the name “Somerset Regal Bank” (the “Bank Merger”), which name shall be effective at the time of the consummation of the Bank Merger, pursuant to the terms of the Bank Merger Agreement.

3. Amendment to Section 2.2. Section 2.2 is hereby replaced in its entirety with the following: “The Merger shall be effected by the filing of a certificate of merger with the New Jersey Department of Treasury in accordance with the NJBCA, and the filing of articles of merger with the Maryland Department of Assessments and Taxation in accordance with the MGCL, on the day of the closing (the “Closing Date”) following the satisfaction, or if permissible, waiver of the conditions provided for in Article X (the “Closing”). The “First Effective Time” means the date and time upon which the certificate of merger is filed with the New Jersey Department of Treasury and the articles of merger are filed with the Maryland Department of Assessments and Taxation or at such later date or time as the Parties agree and specify in the certificate of merger and articles of merger. The Closing of the Merger shall occur as promptly as possible following the closing of the Conversion Offering and completion of the Conversion.”

4. Amendment to Section 2.3. Section 2.3 is hereby replaced in its entirety with the following: “The Articles of Incorporation and Bylaws of SR Bancorp (or any subsidiary into which Regal Bancorp is merged) as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and Bylaws of the Second Step Merger Surviving Corporation until thereafter amended as provided therein and by applicable law. A copy of the Articles of Incorporation and Bylaws of SR Bancorp, substantially to be in effect on the Closing Date, are included in SR BANCORP DISCLOSURE SCHEDULE 2.3.”

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5. Amendment to Section 2.4. Section 2.4 is hereby replaced in its entirety with the following: “Except as provided in Section 2.5, the directors of SR Bancorp immediately prior to the Effective Time shall be the initial directors of the Second Step Merger Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Second Step Merger Surviving Corporation. Except as provided in Section 2.5, the officers of SR Bancorp immediately prior to the Effective Time shall be the initial officers of the Second Step Merger Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.”

6. Amendment to Section 2.6. Section 2.6 is hereby replaced in its entirety with the following: “At and after the First Effective Time, the Merger shall have the effects as set forth in the NJBCA and MGCL.”

7. Addition of Section 2.11. The following language is added as a new Section 2.11: “Section 2.11 The Second Step Merger. Immediately following the First Effective Time, in accordance with the MGCL, SR Bancorp shall cause the Surviving Corporation to be merged with and into SR Bancorp (the “Second Step Merger”), with SR Bancorp surviving the Second Step Merger (the “Second Step Merger Surviving Corporation”) and continuing its corporate existence under its Articles of Incorporation, Bylaws and the laws of the State of Maryland and its name and separate corporate existence, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Second Step Merger, and the separate corporate existence of the Surviving Corporation shall cease as of the Effective Time. In furtherance of the foregoing, SR Bancorp shall cause to be filed with the Maryland Department of Assessments and Taxation articles of merger relating to the Second Step Merger. The Second Step Merger shall become effective as of the date and time specified in such articles of merger (such date and time, the “Effective Time”). At and after the Effective Time, the Second Step Merger shall have the effects set forth in the applicable provisions of the MGCL.

8. Amendment to Article III. Article III is hereby replaced in its entirety with the following:

ARTICLE III

CONVERSION OF SHARES

3.1 Conversion of Regal Bancorp Common Stock; Merger Consideration.

3.1.1 At the First Effective Time, by virtue of the Merger and without any action on the part of SR Bancorp, Regal Bancorp or the holders of any shares of Regal Bancorp Common Stock, each share of Regal Bancorp Common Stock issued and outstanding immediately prior to the First Effective Time, shall become and be converted into the right to receive $23.00 in cash, without interest (the “Merger Consideration”).

3.1.2. All shares of Regal Bancorp Common Stock held in the treasury of Regal Bancorp and each share of Regal Bancorp Common Stock owned by SR Bancorp, Somerset Bank, any Somerset Bank Subsidiary or Regal Bancorp Subsidiary immediately prior to the First Effective Time (other than shares held in a fiduciary capacity or in connection with debts previously contracted) shall, at the First Effective Time, cease to exist, and the Certificates for such shares shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.

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3.1.3. After the First Effective Time, shares of Regal Bancorp Common Stock shall be no longer outstanding and shall be canceled automatically and shall cease to exist, and shall thereafter by operation of this Section 3.1 be converted into the right to receive the Merger Consideration.

3.1.4. Each share of SR Bancorp Common Stock that is issued and outstanding immediately prior to the First Effective Time shall remain issued and outstanding following the First Effective Time and shall be unchanged by the Merger.

3.2 Payment Procedures.

3.2.1. Customary transmittal materials (“Letter of Transmittal”) in a form satisfactory to SR Bancorp and Regal Bancorp shall be mailed as soon as practicable after the First Effective Time, but in no event later than five (5) Business Days thereafter, to each holder of record of Regal Bancorp Common Stock as of the First Effective Time. A Letter of Transmittal will be deemed properly completed only if, in the case of holders of certificated shares of Regal Bancorp Common Stock, the completed Letter of Transmittal is accompanied by one or more Certificates (or customary affidavits and, if required pursuant to Section 3.2.8, indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of Regal Bancorp Common Stock to be converted thereby.

3.2.2. At and after the First Effective Time, each Certificate shall represent only the right to receive the Merger Consideration (it being understood that any reference herein to “Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Regal Bancorp Common Stock) and any dividends or distributions with respect thereto or any dividends or distributions with a record date prior to the First Effective Time that were declared or made by Regal Bancorp on such shares of Regal Bancorp Common Stock in accordance with the terms of this Agreement on or prior to the First Effective Time and that remain unpaid at the First Effective Time, in each case without interest.

3.2.3. Prior to, or immediately after, the Closing, SR Bancorp shall deposit, or cause to be deposited, with the Exchange Agent for the benefit of the holders of shares of Regal Bancorp Common Stock, for exchange in accordance with this Section 3.2, an amount of cash sufficient to pay the aggregate Merger Consideration.

3.2.4. The Letter of Transmittal shall (i) specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, (ii) be in a form and contain any other provisions as SR Bancorp may reasonably determine and (iii) include instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon the proper surrender of the Certificates to the Exchange Agent, together with a properly completed and duly executed Letter of Transmittal, the holder of such Certificates shall be entitled to receive in exchange therefore a check in the amount equal to the cash that such holder has the right to receive pursuant to Section 3.1. Certificates so surrendered shall forthwith be canceled. As soon as practicable following receipt of the properly completed Letter of Transmittal and any necessary accompanying documentation, the Exchange Agent shall distribute the Merger Consideration as provided herein, in each case without interest. If there is a transfer of ownership of any shares of Regal Bancorp Common Stock not registered in the transfer records of Regal Bancorp, the Merger Consideration shall be issued to the transferee thereof if the Certificates representing such Regal Bancorp Common Stock are presented to the Exchange Agent, accompanied by all documents required, in the reasonable judgment of SR Bancorp and the Exchange Agent, to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

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3.2.5. The stock transfer books of Regal Bancorp shall be closed immediately upon the First Effective Time and from and after the First Effective Time there shall be no transfers on the stock transfer records of Regal Bancorp of any shares of Regal Bancorp Common Stock. If, after the First Effective Time, Certificates are presented to SR Bancorp, they shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Section 3.2.

3.2.6. Any portion of the aggregate amount of cash to be paid pursuant to Section 3.1 or any proceeds from any investments thereof that remains unclaimed by the stockholders of Regal Bancorp for six (6) months after the First Effective Time shall be repaid by the Exchange Agent to SR Bancorp upon the written request of SR Bancorp. After such request is made, any stockholders of Regal Bancorp who have not theretofore complied with this Section 3.2 shall look only to SR Bancorp for the Merger Consideration deliverable in respect of each share of Regal Bancorp Common Stock such stockholder holds, as determined pursuant to Section 3.1 of this Agreement, without any interest thereon. If outstanding Certificates are not surrendered prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by any abandoned property, escheat or other applicable laws, become the property of SR Bancorp (and, to the extent not in its possession, shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, neither the Exchange Agent nor any party to this Agreement (or any affiliate thereof) shall be liable to any former holder of Regal Bancorp Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

3.2.7 SR Bancorp and the Exchange Agent shall be entitled to rely upon Regal Bancorp’s stock transfer books to establish the identity of those persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, SR Bancorp and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

3.2.8. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent or SR Bancorp, the posting by such person of a bond in such amount as the Exchange Agent may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to Section 3.1.

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3.2.9. The Exchange Agent or SR Bancorp will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of Regal Bancorp Common Stock such amounts as the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by the Exchange Agent or SR Bancorp, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of Regal Bancorp Common Stock in respect of whom such deduction and withholding were made by the Exchange Agent or SR Bancorp.

9. Amendment to Section 4.4. The first sentence of Section 4.4 is hereby replaced in its entirety with the following: “Except for (A) the consents, waivers, approvals, filings and registrations from or with the Bank Regulators referred to in Section 8.4 and compliance with any conditions contained therein, (B) the filing of the articles of merger and certificate of merger as referred to in Section 2.2 hereof, (C) such filings with Governmental Entities to satisfy the applicable requirements of the laws of states in which Regal Bancorp and the Regal Bancorp Subsidiaries are qualified or licensed to do business or state securities or “blue sky” laws, and (D) the approval of this Agreement by the requisite vote of the stockholders of Regal Bancorp, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or other third parties are necessary, in connection with (a) the execution and delivery of this Agreement by Regal Bancorp and Regal Bank, and (b) the completion by Regal Bancorp and Regal Bank of the Merger and the Bank Merger.”

10. Amendment to Section 4.22. Section 4.22 is hereby replaced in its entirety with the following: “The Board of Directors of Regal Bancorp has received an opinion from The Kafafian Group, Inc., as of the date of this Agreement, as amended, to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date thereof, the Merger Consideration to be received by the stockholders of Regal Bancorp pursuant to this Agreement, as amended, is fair to such stockholders from a financial point of view.

11. Amendment to Section 4.27. Section 4.27 is hereby replaced in its entirety with the following: “The information relating to Regal Bancorp, the Regal Bancorp Subsidiaries and its and their respective directors and officers that is provided by Regal Bancorp or its representatives and is specifically called for inclusion in the Conversion Registration Statement, Conversion Prospectus, Proxy Statement or in any other document filed with any Bank Regulator, the SEC or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.”

12. Amendment to Section 5.4. The first sentence of Section 5.4 is hereby replaced in its entirety with the following: “Except for (A) the consents, waivers, approvals, filings and registrations from or with the Bank Regulators referred to in Section 8.4 and compliance with any conditions contained therein, (B) the regulatory approvals required for the completion of the Conversion, as described in the Plan of Conversion, and the Charter Conversion, (C) the filing of the articles of merger and certificate of merger as referred to in Section 2.2 hereof, (D) such filings with Governmental Entities to satisfy the applicable requirements of the laws of states in which SR Bancorp and its Subsidiaries are qualified or licensed to do business or state securities or “blue sky” laws, and (E) and the requisite vote on the Conversion by the Depositors of Somerset Bank, no consents, waivers or approvals of, or filings or registrations with, any Bank Regulator, Governmental Entity or third party are necessary, and no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (a) the execution and delivery of this Agreement by SR Bancorp and Somerset Bank, and (b) the completion by SR Bancorp and Somerset Bank of Conversion, the Charter Conversion, the Merger and the Bank Merger.”

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13. Amendment to Section 5.7. Section 5.7 is hereby replaced in its entirety with the following: “5.7 [Reserved].”

14. Amendment to Section 5.21. Section 5.21 is hereby replaced in its entirety with the following: “The information relating to SR Bancorp, Somerset Bank, the Somerset Bank Subsidiaries and its and their respective directors and officers that is provided by SR Bancorp, Somerset Bank or their representatives and is specifically called for inclusion in the Proxy Statement or in any other document filed with any Bank Regulator, the SEC or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.”

15. Amendment to Section 6.13. Section 6.13 is hereby replaced in its entirety with the following: “Nothing contained in this Agreement shall give SR Bancorp, directly or indirectly, the right to control or direct the operations of Regal Bancorp or any Regal Bancorp Subsidiary prior to the First Effective Time. Prior to the First Effective Time, each of SR Bancorp, Somerset Bank, Regal Bancorp and Regal Bank shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.”

16. Amendment to Section 7.10. Section 7.10 is hereby replaced in its entirety with the following: “7.10 [Reserved].”

17. Addition of Section 7.13. The following language is added as a new Section 7.13: “Section 7.13. Dividend from Regal Bank to Regal Bancorp. Immediately prior to the Closing of the Merger, Regal Bank shall pay a cash dividend to Regal Bancorp in an amount equal to the maximum cash dividend payment that is permissible under New Jersey Revised Statutes Section 17:9A-52, as mutually determined by Regal Bancorp and SR Bancorp.”

18. Amendment to Section 8.1. Section 8.1 is hereby replaced in its entirety with the following: “Regal Bancorp will (i) as promptly as practicable, take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders (the “Regal Bancorp Stockholders Meeting”), for the purpose of considering this Agreement and the Merger, and for such other purposes as may be, in Regal Bancorp’s reasonable judgment, necessary or desirable, (ii) subject to Section 6.10, have its Board of Directors recommend approval of this Agreement to the Regal Bancorp stockholders (the “Regal Bancorp Recommendation”), (iii) include such recommendation in Proxy Statement and (iv) use commercially reasonable efforts to obtain from its stockholders the approval of the Merger and the Merger Agreement. Without limiting the generality of the foregoing, unless this Agreement has terminated in accordance with its terms, this Agreement and the Merger shall be submitted to the Regal Bancorp’s stockholders at the Regal Bancorp Stockholders Meeting whether or not (x) the Regal Bancorp’s Board of Directors shall have effected a Regal Bancorp Subsequent Determination, or (y) any Acquisition Proposal shall have been publicly proposed or announced or otherwise submitted to Regal Bancorp or any of its advisors. Regal Bancorp shall not, without the prior written consent of SR Bancorp, adjourn or postpone the Regal Bancorp Stockholders Meeting; provided that Regal Bancorp may, without the prior written consent of SR Bancorp, adjourn or postpone the Regal Bancorp

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Stockholders Meeting (A) if, as of the time for which the Regal Bancorp Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Regal Bancorp Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Regal Bancorp Stockholders Meeting, (B) after consultation with SR Bancorp, if the failure to adjourn or postpone the Regal Bancorp Stockholders Meeting would reasonably be expected to be a violation of applicable law without the distribution of any required supplement or amendment to the Proxy Statement, or (C) after consultation with SR Bancorp, for a single period not to exceed ten (10) Business Days, to solicit additional proxies if necessary to obtain the required approval of Regal Bancorp stockholders. SR Bancorp may require Regal Bancorp to adjourn, delay or postpone the Regal Bancorp Stockholders Meeting once for a period not to exceed thirty (30) calendar days to solicit additional proxies necessary to obtain the required approval of Regal Bancorp stockholders. Once Regal Bancorp has established a record date for the Regal Bancorp Stockholders Meeting, Regal Bancorp shall not change such record date or establish a different record date for the Regal Bancorp Stockholders Meeting without the prior written consent of SR Bancorp, unless required to do so by applicable law or the Regal Bancorp Certificate of Incorporation or Bylaws or in connection with a postponement or adjournment of the Regal Bancorp Stockholders Meeting permitted by this Section 8.1. Without the prior written consent of SR Bancorp, the approval of the Merger and this Agreement shall be the only matter that Regal Bancorp shall propose to be acted on by the stockholders of Regal Bancorp at the Regal Bancorp Stockholders Meeting (other than other matters of the type customarily brought before a meeting of stockholders in connection with the approval of a merger agreement or the transactions contemplated thereby).”

19. Amendment to Section 8.2. Section 8.2 is hereby replaced in its entirety with the following: “Regal Bancorp shall prepare a proxy statement and related materials relating to the matters to be submitted to the Regal Bancorp stockholders at the Regal Bancorp Stockholders Meeting (such proxy statement and related materials and any amendments or supplements thereto, the “Proxy Statement”). Upon request, SR Bancorp will furnish to Regal Bancorp the information required to be included in the Proxy Statement with respect to SR Bancorp and Somerset Bank and their business and affairs and shall have the right to review and consult with Regal Bancorp and approve the form of, and any characterizations of such information included in, the Proxy Statement. Regal Bancorp shall provide SR Bancorp and its counsel a reasonable opportunity for review and comment on the Proxy Statement prior to its being mailed to the holders of Regal Bancorp. If at any time prior to the Effective Time any information relating to Somerset Bank, SR Bancorp or Regal Bancorp, or any of their respective affiliates, officers or directors, should be discovered by Somerset Bank, SR Bancorp or Regal Bancorp, which should be set forth in an amendment or supplement to the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly disseminated to the stockholders of Regal Bancorp.”

20. Amendment to Section 8.3.7. Section 8.3.7 is hereby replaced in its entirety with the following: “The Merger, the Second Step Merger and the Bank Merger shall occur as promptly as practicable following the consummation of the Conversion and the receipt of all required approvals.”

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21. Amendment to Section 8.4. The third sentence of Section 8.4 is hereby replaced in its entirety with the following: “Regal Bancorp and Somerset Bank will furnish each other and each other’s counsel with all information concerning themselves, their subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable in connection with the Conversion Prospectus, the Proxy Statement and any application, petition or any other statement or application made by or on behalf of Regal Bancorp, SR Bancorp or Somerset Bank to any governmental body in connection with the Conversion, the Merger, the Charter Conversion and the other transactions contemplated by this Agreement.”

22. Amendment to Section 9.1.4. Section 9.1.4 is hereby replaced in its entirety with the following: “Effectiveness of the Conversion Registration Statement. The Conversion Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Conversion Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC.

23. Amendment to Section 9.1.5. Section 9.1.5 is hereby replaced in its entirety with the following: “9.1.5 [Reserved].”

24. Amendment to Section 9.1.6. Section 9.1.6 is hereby replaced in its entirety with the following: “9.1.6 [Reserved].”

25. Amendment to Section 9.3.4. Section 9.3.4 is hereby replaced in its entirety with the following: “9.3.4 [Reserved].”

26. Amendment to Section 12.1. Section 12.1 is hereby replaced in its entirety with the following: “Except as otherwise provided in Section 11.2, each Party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel.”

27. No Further Amendments. Except as expressly amended hereby, the Agreement is in all respects ratified and confirmed, and all the terms, conditions and provisions thereof shall remain in full force and effect. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Agreement or any of the documents referred to therein.

28. Effect of Amendment. This Amendment shall form a part of the Agreement for all purposes, and each party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the parties hereto, any reference to the Agreement shall be deemed a reference to the Agreement as amended hereby.

29. Counterparts. This Amendment may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

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30. Severability. Whenever possible, each provision or portion of any provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Amendment is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Amendment shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

31. Governing Law. This Amendment and all disputes or controversies arising out of or relating to this Amendment or the transactions contemplated hereby shall be governed by, and construed in accordance with, the laws of the State of New Jersey, without regard to the conflict of law principles thereof.

32. Headings. The headings used in this Amendment are inserted for purposes of convenience of reference only and shall not limit or define the meaning of any provisions of this Amendment.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized officers as of the day and year first above written.

SR BANCORP, INC.

By:	/s/ William P. Taylor
William P. Taylor
Chief Executive Officer

SOMERSET SAVINGS BANK, SLA

By:	/s/ William P. Taylor
William P. Taylor
Chief Executive Officer

SRB INTERIM CORPORATION

By:	/s/ William P. Taylor
William P. Taylor
Chief Executive Officer

REGAL BANCORP, INC.

By:	/s/ Thomas Lupo
Thomas Lupo
Chief Executive Officer

REGAL BANK

By:	/s/ Thomas Lupo
Thomas Lupo
Chief Executive Officer

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SECOND AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER

THIS SECOND AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER, dated as of July 10, 2023 (the “Amendment”), is made by and among Somerset Savings Bank, SLA, a New Jersey-chartered mutual savings association (“Somerset Bank”), SR Bancorp, Inc., a Maryland corporation that will become the holding company for Somerset Bank upon completion of the transactions contemplated by the Agreement (“SR Bancorp”), SRB Interim Corporation, a Maryland corporation and wholly-owned subsidiary of SR Bancorp (“Merger Sub”), Regal Bancorp, Inc., a New Jersey corporation (“Regal Bancorp”), and its wholly owned subsidiary, Regal Bank, a New Jersey state bank (Somerset Bank and SR Bancorp, on the one hand, and Regal Bancorp and Regal Bank, on the other hand, are hereinafter referred to individually as a “Party” and collectively as the “Parties”). All capitalized terms contained in this Amendment, but not specifically defined in this Amendment, shall have the meanings ascribed to such terms in the Agreement.

RECITALS

WHEREAS, SR Bancorp, Somerset Bank, Regal Bancorp and Regal Bank are parties to that certain Agreement and Plan of Merger, dated as of July 25, 2022 (the “Merger Agreement”); and

WHEREAS, SR Bancorp, Somerset Bank, Merger Sub, Regal Bancorp and Regal Bank are parties to that certain Amendment to the Agreement and Plan of Merger, dated as of March 7, 2023 (the “Amendment” and collectively with the Merger Agreement, the “Agreement”));

WHEREAS, the parties to the Agreement desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Amendment to Section 1.1. The term “Termination Date” in Section 1.1 is hereby replaced in its entirety with the following: “Termination Date” shall mean December 31, 2023.”

2. Amendment of Section 7.13. Section 7.13 is hereby replaced in its entirety with the following: “Section 7.13. Dividend from Somerset Bank to SR Bancorp. Immediately prior to the Closing of the Merger, Somerset Bank shall pay a cash dividend to SR Bancorp in an amount necessary to fund the Merger Consideration taking into account the net proceeds retained by SR Bancorp in the Conversion.”

3. No Further Amendments. Except as expressly amended hereby, the Agreement is in all respects ratified and confirmed, and all the terms, conditions and provisions thereof shall remain in full force and effect. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Agreement or any of the documents referred to therein.

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4. Effect of Amendment. This Amendment shall form a part of the Agreement for all purposes, and each party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the parties hereto, any reference to the Agreement shall be deemed a reference to the Agreement as amended hereby.

5. Counterparts. This Amendment may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

6. Severability. Whenever possible, each provision or portion of any provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Amendment is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Amendment shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

7. Governing Law. This Amendment and all disputes or controversies arising out of or relating to this Amendment or the transactions contemplated hereby shall be governed by, and construed in accordance with, the laws of the State of New Jersey, without regard to the conflict of law principles thereof.

8. Headings. The headings used in this Amendment are inserted for purposes of convenience of reference only and shall not limit or define the meaning of any provisions of this Amendment.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized officers as of the day and year first above written.

SR BANCORP, INC.

By:	/s/ William P. Taylor
William P. Taylor
Chief Executive Officer

SOMERSET SAVINGS BANK, SLA

By:	/s/ William P. Taylor
William P. Taylor
Chief Executive Officer

SRB INTERIM CORPORATION

By:	/s/ William P. Taylor
William P. Taylor
Chief Executive Officer

REGAL BANCORP, INC.

By:	/s/ Thomas Lupo
Thomas Lupo
Chief Executive Officer

REGAL BANK

By:	/s/ Thomas Lupo
Thomas Lupo
Chief Executive Officer

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